Exhibit 10.5
CONSTRUCTION LOAN AND SECURITY AGREEMENT
AMONG
CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, a
Delaware limited partnership, CAMPUS CREST AT FORT WAYNE, LLC, a
Delaware limited liability company, CAMPUS CREST AT FORT COLLINS,
LLC, a Delaware limited liability company, CAMPUS CREST AT
CLARKSVILLE, LLC, a Delaware limited liability company, and CAMPUS
CREST AT AMES, LLC, a Delaware limited liability company
collectively, individually, jointly and severally, as Borrower
AND
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES,
as Lenders
AND
THE PRIVATEBANK AND TRUST COMPANY,
an Illinois state chartered bank,
as Administrative Agent on behalf of Lenders
BANK OF THE WEST,
as Co-Lead Arranger
AND
THE PRIVATEBANK AND TRUST COMPANY
as Co-Lead Arranger

i

List of Schedules and Exhibits

Schedule 1 Commitment Amount/Percentage
Schedule 3.3(b) Principal Payments
Schedule 6.1 Organization Chart

A-1	—	Ames Legal Description
A-2	—	Clarksville Legal Description
A-3	—	Fort Collins Legal Description
A-4	—	Fort Wayne Legal Description
B	—	Form of Note
C-1	—	Ames Permitted Exceptions
C-2	—	Clarksville Permitted Exceptions
C-3	—	Fort Collins Permitted Exceptions
C-4	—	Fort Wayne Permitted Exceptions
D-1		Ames Budget
D-2	—	Clarksville Budget
D-3	—	Fort Collins Budget
D-4	—	Fort Wayne Budget
E	—	Form of Assignment and Acceptance Agreement
F	—	Form of Disbursement Request
G	—	Letter of Credit Provisions
H	—	Required Insurance
I	—	Debt Service Coverage Ratio Test

CONSTRUCTION LOAN AND SECURITY AGREEMENT
     This CONSTRUCTION LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of November 19, 2010, by and among CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership, CAMPUS CREST AT FORT WAYNE, LLC, a Delaware limited liability company, CAMPUS CREST AT FORT COLLINS, LLC, a Delaware limited liability company, CAMPUS CREST AT CLARKSVILLE, LLC, a Delaware limited liability company, and CAMPUS CREST AT AMES, LLC, a Delaware limited liability company (collectively, jointly, and severally, “Borrower”), each of the financial institutions identified on Schedule 1 hereto and their successors and assigns (collectively, the “Lenders” and individually , a “Lender”) and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank, and its successors and assigns (in such capacity “Administrative Agent”), as administrative agent for the Lenders in accordance with the terms of Section 10 hereof.
SECTION 1.
RECITALS
     1.1 Fort Wayne Borrower is, or on the Loan Opening Date will be, the fee owner of the Fort Wayne Land (these and all other capitalized terms used in this Section 1 and not otherwise defined shall have the meanings ascribed thereto in Section 2 below). Fort Wayne Borrower intends to complete the Fort Wayne Project in accordance with the Fort Wayne Plans and Specifications.
     1.2 Fort Collins Borrower is, or on the Loan Opening Date will be, the owner of a leasehold estate in the Fort Collins Land as set forth in the Fort Collins Ground Lease. Fort Collins Borrower intends to complete the Fort Collins Project in accordance with the Fort Collins Plans and Specifications.
     1.3 Clarksville Borrower is, or on the Loan Opening Date will be, the fee owner of the Clarksville Land. Clarksville Borrower intends to complete the Clarksville Project in accordance with the Clarksville Plans and Specifications.
     1.4 Ames Borrower is, or on the Loan Opening Date will be, the fee owner of the Ames Land. Ames Borrower intends to complete the Ames Project in accordance with the Ames Plans and Specifications.
     1.5 Borrower has requested that the Lenders make construction loans to Borrower in the aggregate, maximum principal amount of Fifty-Two Million Seven Hundred Fifty-One Thousand One Hundred Twenty-Three Dollars ($52,751,123.00) to pay a portion of the amounts needed to finance the Project Costs associated with the Improvements. The Lenders have agreed to make the Loans subject to the terms and conditions set forth herein.
     1.6 In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Lenders, and Administrative Agent agree as follows:

SECTION 2.
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     “Actual Debt Service” shall mean an amount equal to the sum of the actual principal and interest payable under the Notes which is attributable to the applicable Project Tranche during the applicable Calculation Period.
     “Actual Debt Service Coverage Ratio” shall mean the ratio, as determined by Administrative Agent, of a Project’s Net Operating Income to a Project’s Actual Debt Service.
     “Additional Costs” has the meaning ascribed to such term in Section 3.9(a)(i) of this Agreement.
     “Adjusted Base Rate” shall mean the rate per annum equal to the Base Rate plus three percent (3.0%).
     “Adjusted LIBOR Rate” shall mean, for any Interest Period for any LIBOR Rate Loan, a rate per annum equal to four and three quarters of one percent (4.75%) plus the LIBOR Rate for such Interest Period.
     “Advance Rent Payment” shall mean a one-time initial payment from each Tenant to the Borrower in an amount equal to one (1) month’s rent which shall be due and payable before the lease term commences (on the date specified in the Lease) which payment shall be non-refundable upon payment and applied to the last month’s rent due under the Lease; provided however, the application of such Advance Rent Payment to the rent due in the final month of a Lease shall only continue to the extent that a corresponding Advance Rent Payment shall be collected for the following rental year.
     “Affected Lender” has the meaning ascribed to such term in Section 3.9(e) of this Agreement.
     “Affiliate” shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.
     “Aggregate Debt Service Coverage Ratio” shall mean the ratio, as determined by Administrative Agent, of the aggregate amount of each Project’s Net Operating Income to the aggregate amount of each Project’s Implied Debt Service.
     “Ames Architectural Contract” shall mean that certain contract dated November 8, 2010 by and between the Contractor and the Architect as assigned to Ames Borrower by that certain Assignment Agreement dated as of even date herewith regarding the architectural services performed or to be performed by the Architect in connection with the construction of the Ames Improvements, which is in form and substance reasonably acceptable to Administrative Agent.
     “Ames Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of even date herewith from Ames Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Ames Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents dated as of even date herewith from Ames Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Ames Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement dated as of even date herewith from Ames Borrower to Administrative Agent for the benefit of the Lenders, and consented to by the Property Manager, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Ames Borrower” shall mean Campus Crest at Ames, LLC, a Delaware limited liability company.
     “Ames Budget” shall mean the detailed budget of all costs to be incurred in connection with the Work to be done in connection with the Ames Project, including both hard costs and soft costs, as set forth on Exhibit D-1 attached hereto and made a part hereof, as the same may be amended or modified, as provided herein.
     “Ames Condominium Declaration” shall mean that certain Declaration of Submission of Property to Horizontal Property Regime for Campus Crest Condominiums, Ames, Iowa, in substantially the same form and substance as reviewed and approved by Administrative Agent.
     “Ames Construction Completion Date” shall mean August 22, 2011.
     “Ames Construction Contract” shall mean that certain Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder dated as of October 27, 2010 between Ames Borrower and the Contractor regarding the general contracting services to be performed in connection with the construction of the Ames Improvements, as the same may be amended, restated, modified or supplemented and in effect from time to time, in accordance with the terms and requirements set forth in this Agreement.
     “Ames Construction Schedule” shall mean a reasonably detailed project development and construction schedule specifying all of the projected start and completion dates (or delivery dates) for each component of the development of the Ames Project remaining to be completed, including, each separate component of performance of the Work.
     “Ames Engineer” shall mean Fox Engineering Associates, Inc., who shall perform certain engineering services with respect to the construction of the Ames Improvements.

     “Ames Engineering Contract” shall mean that certain Agreement for Engineering Services dated as of September 10, 2010 between Campus Crest Development, LLC and the Ames Engineer as assigned to Ames Borrower by that certain Assignment Agreement dated as of even date herewith regarding the engineering services to be performed in connection with the construction of the Ames Improvements.
     “Ames Equity Requirement” shall mean an equity investment by Ames Borrower in the Ames Project of at least Eight Million Five Hundred Sixty-Four Thousand Two Hundred Twenty-Five Dollars ($8,564,225.00). For purposes of calculating the amount of the equity investment, the Ames Land held by the Ames Borrower shall be valued at the cost to Ames Borrower unless otherwise approved by Administrative Agent in writing.
     “Ames Improvements” shall mean all structures, all paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements to be constructed on the Ames Land in accordance with the Ames Plans and Specifications.
     “Ames Land” shall mean the tract or tracts of land located in Ames, Iowa and legally described in Exhibit A-1 attached hereto.
     “Ames Mortgage” shall mean the Construction Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing encumbering the Ames Property dated as of even date herewith by Ames Borrower for the benefit of Administrative Agent for the benefit of the Lenders to secure the Loans, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Ames Permitted Exceptions” shall mean the exceptions to the title of the Ames Real Property listed on Exhibit C-1 attached hereto and all Leases of the Ames Property (approved by Administrative Agent if such approval is required) hereafter executed in accordance with the terms of the Loan Documents.
     “Ames Personal Property” shall mean and include any and all furniture, furnishings, appliances, equipment and all fixtures (to the extent such fixtures are attached in a manner so as not to be deemed to be part of the Ames Real Property) to be located at the Ames Land which will be used or usable in connection with the ownership, development or operation of the Ames Real Property and which will be owned by Ames Borrower or any of its Affiliates, provided however, at any one time, personal property items described herein having a fair market, aggregate value of no greater than Twenty-Five Thousand Dollars ($25,0000.00) may be leased by the Ames Borrower.
     “Ames Plans and Specifications” shall mean, collectively, the architectural and engineering plans and specifications relating to the Work for the Ames Improvements, or any portion thereof, all of which must be acceptable to Administrative Agent in its reasonable discretion.
     “Ames Project” shall mean the Ames Improvements to be developed in accordance with the terms of this Agreement.

     “Ames Project Costs” shall mean each of the following items, but only to the extent specifically set forth in the Ames Budget and only to the extent specifically related to the Ames Project:
     (a) The actual hard costs of completing construction of the Ames Improvements, including demolition and environmental remediation costs;
     (b) The actual costs of acquiring the Ames Land and acquiring and installing the Ames Personal Property;
     (c) Premiums for title, casualty, liability and other insurance required by Administrative Agent;
     (d) The cost of recording and filing the applicable Loan Documents;
     (e) Real estate taxes and other assessments which Ames Borrower is obligated to pay during the term of the Loans;
     (f) Interest, fees and similar charges payable by Ames Borrower to Administrative Agent or any Lender hereunder or under the Notes or any of the other Loan Documents;
     (g) Legal and other closing costs;
     (h) Architectural and consulting fees;
     (i) Such other soft costs as may be set forth in the Ames Budget or as may be hereafter approved in writing by Administrative Agent; and
     (j) All other Loan Expenses.
     “Ames Property” shall mean the Ames Real Property, the Ames Improvements and the Ames Personal Property (whether before or after completion of the Work) and all other tangible and intangible assets benefitting or otherwise appertaining to the Ames Project, including, without limitation, all of the collateral for the Loans described in the Loan Documents.
     “Ames Property Management Contract” shall mean that certain Property Management Agreement dated as of even date herewith by and between Ames Borrower and the Property Manager, as amended, modified or restated in accordance with the terms of this Agreement.
     “Ames Real Property” shall mean the Ames Land, the Ames Improvements and all easements and appurtenants thereto.
     “Ames Tranche” has the meaning ascribed to such term in Section 3.1(g) of this Agreement.

     “Applicable Laws” shall mean all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to the Obligors and/or the Project.
     “Approved Manager” shall mean the Property Manager or any other reputable and creditworthy property manager, subject to the prior approval of Administrative Agent, with a portfolio of properties comparable to the Property under active management.
     “Architect” shall mean James L. Browning and/or Browning and Associates, who has performed or shall perform architectural services with respect to the construction of the Improvements.
     “Architect’s Consent” shall mean that certain Architect’s Consent, Certificate and Agreement made by Architect in favor of Administrative Agent for the benefit of the Lenders.
     “Architectural Contract” shall mean, individually and collectively, the Ames Architectural Contract, the Fort Collins Architectural Contract, the Fort Wayne Architectural Contract and the Clarksville Architectural Contract.
     “Assignee” has the meaning assigned to such term in Section 10.11(c) of this Agreement.
     “Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement among a Lender, an Assignee and Administrative Agent, substantially in the form set forth as Exhibit E.
     “Assignment of Agreements” shall mean, individually and collectively, the Ames Assignment of Agreements, the Clarksville Assignment of Agreements, the Fort Collins Assignment of Agreements, and the Fort Wayne Assignment of Agreements.
     “Assignment of Leases and Rents” shall mean, individually and collectively, the Ames Assignment of Leases and Rents, the Fort Collins Assignment of Leases and Rents, the Fort Wayne Assignment of Leases and Rents and the Clarksville Assignment of Leases and Rents.
     “Assignment of Management Agreement” shall mean, individually and collectively, the Ames Assignment of Management Agreement, the Clarksville Assignment of Management Agreement, the Fort Collins Assignment of Management Agreement, and the Fort Wayne Assignment of Management Agreement.
     “Assignment of Rate Management Agreement” shall mean that certain Assignment of Rate Management Agreement to be entered into from Borrower to Administrative Agent for the benefit of the Lenders, and consented to by the applicable counterparty, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Available Proceeds” shall mean the sum of (A) the undisbursed proceeds from a Project Tranche (net of any unpaid accrued interest on the applicable Project Tranche and less the applicable Letter of Credit Obligations attributable to such Project) allocated to each line item in the applicable Budget (including any reserve specifically set aside for such line item) plus (B) the amount of all amounts deposited by Borrower pursuant to Section 3.4(c) attributable to the applicable Project, plus (C) upon the completion of construction of the applicable Project, any rental payments received by Borrower for the applicable Project.
     “Bankruptcy Proceeding” has the meaning ascribed to such term in Section 8(i)(i) of this Agreement.
     “Base Rate” shall mean the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one half of one percent (0.5%).
     “Base Rate Loan” shall mean any portion of the outstanding principal amount of the Loans that is bearing interest at the Adjusted Base Rate.
     “Borrower” has the meaning ascribed to such term in the introductory paragraph of this Agreement.
     “BSA” has the meaning ascribed to such term in Section 7.21 of this Agreement.
     “Budget” shall mean, individually and collectively, the Ames Budget, the Fort Collins Budget, the Fort Wayne Budget and the Clarksville Budget.
     “Business Day” shall mean a day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois offices of Administrative Agent are open to the public for carrying on substantially all of Administrative Agent’s business functions, provided, however, that when used in the definition of Interest Period or Interest Rate Determination Date, or when otherwise used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
     “Calculation Period” shall mean the twelve (12) month period immediately following any Determination Date.
     “Cash Collateralize” has the meaning ascribed to such term in Section 7 of Exhibit G of this Agreement.
     “Claiming Party” has the meaning ascribed to such term in Section 11.24 of this Agreement.
     “Clarksville Architectural Contract” shall mean that certain contract dated November 8, 2010 by and between the Contractor and the Architect as assigned to Clarksville Borrower by that certain Assignment Agreement dated as of even date herewith regarding the architectural services performed or to be performed by the Architect in connection with the construction of the Clarksville Improvements, which is in form and substance reasonably acceptable to Administrative Agent.
     “Clarksville Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of even date herewith from Clarksville Borrower to

Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Clarksville Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents dated as of even date herewith from Clarksville Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Clarksville Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement dated as of even date herewith from Clarksville Borrower to Administrative Agent for the benefit of the Lenders, and consented to by the Property Manager, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Clarksville Borrower” shall mean Campus Crest at Clarksville, LLC, a Delaware limited liability company.
     “Clarksville Budget” shall mean the detailed budget of all costs to be incurred in connection with the Work to be done in connection with the Clarksville Project, including both hard costs and soft costs, as set forth on Exhibit D-2 attached hereto and made a part hereof, as the same may be amended or modified, as provided herein.
     “Clarksville Construction Completion Date” shall mean August 29, 2011.
     “Clarksville Construction Contract” shall mean that certain Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder dated as of October 27, 2010 between Clarksville Borrower and the Contractor regarding the general contracting services to be performed in connection with the construction of the Clarksville Improvements, as the same may be amended, restated, modified or supplemented and in effect from time to time, in accordance with the terms and requirements set forth in this Agreement.
     “Clarksville Construction Schedule” shall mean a reasonably detailed project development and construction schedule specifying all of the projected start and completion dates (or delivery dates) for each component of the development of the Clarksville Project remaining to be completed, including, each separate component of performance of the Work.
     “Clarksville Deed of Trust” shall mean the Construction Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing encumbering the Clarksville Property dated as of even date herewith by Clarksville Borrower for the benefit of Administrative Agent for the benefit of the Lenders to secure the Loans, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Clarksville Engineer” shall mean Moore Design Services, who shall perform certain engineering services with respect to the construction of the Clarksville Improvements.
     “Clarksville Engineering Contract” shall mean that certain Standard Form of Agreement Between Design-Builder and Architect/Engineer for Design-Build Projects dated as of March 7, 2008 between Campus Crest Development, LLC and the Clarksville Engineer as

assigned to Clarksville Borrower by that certain Assignment Agreement dated as of even date herewith regarding the engineering services to be performed in connection with the construction of the Clarksville Improvements.
     “Clarksville Equity Requirement” shall mean an equity investment by Clarksville Borrower in the Clarksville Project of at least Eight Million Four Hundred Eighty-One Thousand Ten Dollars ($8,481,010.00). For purposes of calculating the amount of the equity investment, the Clarksville Land held by the Clarksville Borrower shall be valued at the cost to Clarksville Borrower unless otherwise approved by Administrative Agent in writing.
     “Clarksville Improvements” shall mean all structures, all paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements to be constructed on the Clarksville Land in accordance with the Clarksville Plans and Specifications.
     “Clarksville Land” shall mean the tract or tracts of land located in Clarksville, Tennessee and legally described in Exhibit A-2 attached hereto.
     “Clarksville Permitted Exceptions” shall mean the exceptions to the title of the Clarksville Real Property listed on Exhibit C-2 attached hereto and all Leases of the Clarksville Property (approved by Administrative Agent if such approval is required) hereafter executed in accordance with the terms of the Loan Documents.
     “Clarksville Personal Property” shall mean and include any and all furniture, furnishings, appliances, equipment and all fixtures (to the extent such fixtures are attached in a manner so as not to be deemed to be part of the Clarksville Real Property) to be located at the Clarksville Land which will be used or usable in connection with the ownership, development or operation of the Clarksville Real Property and which will be owned by Clarksville Borrower or any of its Affiliates, provided however, at any one time, personal property items described herein having a fair market, aggregate value of no greater than Twenty-Five Thousand Dollars ($25,0000.00) may be leased by the Ames Borrower.
     “Clarksville Plans and Specifications” shall mean, collectively, the architectural and engineering plans and specifications relating to the Work for the Clarksville Improvements, or any portion thereof, all of which must be acceptable to Administrative Agent in its reasonable discretion.
     “Clarksville Project” shall mean the Clarksville Improvements to be developed in accordance with the terms of this Agreement.
     “Clarksville Project Costs” shall mean each of the following items, but only to the extent specifically set forth in the Clarksville Budget and only to the extent specifically related to the Clarksville Project:
     (a) The actual hard costs of completing construction of the Clarksville Improvements, including demolition and environmental remediation costs;
     (b) The actual costs of acquiring the Clarksville Land and acquiring and installing the Clarksville Personal Property;

     (c) Premiums for title, casualty, liability and other insurance required by Administrative Agent;
     (d) The cost of recording and filing the applicable Loan Documents;
     (e) Real estate taxes and other assessments which Clarksville Borrower is obligated to pay during the term of the Loans;
     (f) Interest, fees and similar charges payable by Clarksville Borrower to Administrative Agent or any Lender hereunder or under the Notes or any of the other Loan Documents;
     (g) Legal and other closing costs;
     (h) Architectural and consulting fees;
     (i) Such other soft costs as may be set forth in the Clarksville Budget or as may be hereafter approved in writing by Administrative Agent; and
     (j) All other Loan Expenses.
     “Clarksville Property” shall mean the Clarksville Real Property, the Clarksville Improvements and the Clarksville Personal Property (whether before or after completion of the Work) and all other tangible and intangible assets benefitting or otherwise appertaining to the Clarksville Project, including, without limitation, all of the collateral for the Loans described in the Loan Documents.
     “Clarksville Property Management Contract” shall mean that certain Property Management Agreement dated as of even date herewith by and between Clarksville Borrower and the Property Manager, as amended, modified or restated in accordance with the terms of this Agreement.
     “Clarksville Real Property” shall mean the Clarksville Land, the Clarksville Improvements and all easements and appurtenants thereto.
     “Clarksville Tranche” has the meaning ascribed to such term in Section 3.1(g) of this Agreement.
     “Collateral” shall mean all of the property (including all personal, real, tangible and intangible property) in which the Loan Documents grant (or purport to grant) Administrative Agent, for the benefit of each Lender, a security interest.
     “Commitment” shall mean, as to each Lender, such Lender’s obligation to make Loans pursuant to Section 3.1 in the amount set forth for such Lender on Schedule 1 attached hereto as such Lender’s Commitment or as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 10.11.

     “Commitment Percentage” shall mean, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero (0), the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.
     “Condominium” means that certain condominium to be known as Campus Crest Condominiums, Ames, Iowa, to be established pursuant to the Condominium Law, which will be comprised of the Condominium Units, together with all applicable common areas and facilities, located entirely upon the Ames Land and the establishment of which shall be evidenced by the Ames Condominium Declaration.
     “Condominium Conditions” has the meaning set forth in Section 7.38 of this Agreement.
     “Condominium Covenants” has the meaning set forth in Section 7.39 of this Agreement.
     “Condominium Law” shall mean the Horizontal Property Act, Chapter 499B of the Iowa Code, as may be amended from time to time.
     “Condominium Units” means, singly and collectively, those certain condominium units which shall be established in the Ames Condominium Declaration, as shown on the Ames Plans and Specifications and included in the Ames Budget.
     “Construction Commencement Date” shall mean February 1, 2011.
     “Construction Completion Date” shall mean, individually and collectively, the Ames Construction Completion Date, the Clarksville Construction Completion Date, the Fort Collins Construction Completion Date and the Fort Wayne Construction Completion Date.
     “Construction Contract” shall mean, individually and collectively, the Ames Construction Contract, the Fort Collins Construction Contract, the Fort Wayne Construction Contract, and the Clarksville Construction Contract.
     “Construction Escrow Agreements” shall mean, individually and collectively, the Fort Collins Construction Escrow Agreement and the Fort Wayne Construction Escrow Agreement.
     “Construction Schedule” shall mean, individually and collectively, the Ames Construction Schedule, the Clarksville Construction Schedule, the Fort Collins Construction Schedule, and the Fort Wayne Construction Schedule.
     “Consultant” shall mean an independent architect or engineer selected by Administrative Agent, provided, however, nothing contained in this Agreement shall prohibit a Consultant from being an employee of Administrative Agent or any of Administrative Agent’s Affiliates.

     “Continue”, “Continuation” and “Continued” each shall mean the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 3.2(g) of this Agreement.
     “Contractor” shall mean Campus Crest Construction, LLC, who shall perform general contracting services with respect to the construction of the Improvements.
     “Contractor’s Consent” shall mean that certain Contractor’s Consent, Certificate and Agreement made by Contractor in favor of Administrative Agent for the benefit of the Lenders.
     “Contributing Party” has the meaning ascribed to such term in Section 11.24 of this Agreement.
     “Contribution Amount” has the meaning ascribed to such term in Section 11.24 of this Agreement.
     “Convert”, “Conversion” and “Converted” each shall mean the conversion of a Loan of one Type into a Loan of another Type.
     “Cure Period” has the meaning ascribed to such term in Section 8(b) of this Agreement.
     “Declarations” shall mean any documents containing covenants, conditions, restrictions, easements, operating agreements or the like, which benefit or burden the Property, or both, whether or not recorded.
     “Defaulting Lender” has the meaning ascribed to such term in Section 3.7(a) of this Agreement.
     “Default Notice” has the meaning ascribed to such term in Section 3.7(b) of this Agreement.
     “Default Rate” shall mean the lesser of (a) five percent (5.0%) per annum plus the greater of (i) the Adjusted Base Rate and (ii) the Adjusted LIBOR Rate and (b) the maximum rate provided by Applicable Law.
     “Determination Date” shall mean, commencing as of September 1, 2011, each March 31, June 30, September 1, and December 31 of each year during the term of the Loan.
     “Distribution” has the meaning ascribed to that term in Section 7.18 of this Agreement.
     “Eligible Assignee” shall mean any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of Two Hundred Fifty Million Dollars ($250,000,000.00); (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least Five Hundred Million Dollars ($500,000,000.00); or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a

political subdivision of any such country, and having total assets in excess of Ten Billion Dollars ($10,000,000,000.00), provided that such bank is acting through a branch or agency located in the United States of America.
     “Engineer” shall mean, individually and collectively, the Ames Engineer, the Clarksville Engineer, the Fort Collins Engineer, and the Fort Wayne Engineer.
     “Engineer’s Consent” shall mean that certain Engineer’s Consent, Certificate and Agreement made by Engineer in favor of Administrative Agent for the benefit of the Lenders.
     “Engineering Contract” shall mean, individually and collectively, the Ames Engineering Contract, the Fort Collins Engineering Contract, the Fort Wayne Engineering Contract and the Clarksville Engineering Contract.
     “Environmental Laws” shall mean any and all federal, state and local laws or statutes that relate to or impose liability or standards of conduct concerning public or occupational health and safety or the environment, as now or hereafter in effect and as have been or hereafter may be amended, modified or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Authorization Act of 1994 (42 U.S.C. §5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Safe Drinking Water Act of 1974 (42 U.S.C. §300(f) et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.), and all rules, regulations, codes, ordinances and guidance documents now or hereafter promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees now or hereafter issued pursuant to any of the foregoing.
     “Equity Requirements” shall mean, individually and collectively, the Ames Equity Requirement, the Clarksville Equity Requirement, the Fort Collins Equity Requirement, and the Fort Wayne Equity Requirement.
     “Event of Default” has the meaning ascribed to such term in Section 8 of this Agreement.
     “Extended Maturity Date” shall mean November 19, 2014.
     “Extension Option” has the meaning ascribed to such term in Section 3.5(a) of this Agreement.
     “Extension Request” has the meaning ascribed to such term in Section 3.5(a)(i) of this Agreement.
     “Federal Funds Rate” shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
     “Fee Letter” shall mean that separate fee letter dated as of even date herewith by and between Borrower and Administrative Agent.
     “Force Majeure” shall mean strikes, lock-outs, war, civil disturbance, natural disaster, acts of terrorism or acts of God which cause a delay in Borrower’s performance of an Obligation related to the Work; provided, however, that (a) Borrower must give notice to Administrative Agent within fifteen (15) days after the occurrence of an event which it believes to constitute Force Majeure, (b) in no event shall Force Majeure extend the time for the performance of an Obligation by more than sixty (60) days, and (c) circumstances that can be remedied or mitigated through the payment of money shall not constitute Force Majeure hereunder to the extent such remedy or mitigation is deemed reasonable by Administrative Agent in its sole discretion.
     “Fort Collins Architectural Contract” shall mean that certain contract dated November 8, 2010 by and between the Contractor and the Architect as assigned to Fort Collins Borrower by that certain Assignment Agreement dated as of even date herewith regarding the architectural services performed or to be performed by the Architect in connection with the construction of the Fort Collins Improvements, which is in form and substance reasonably acceptable to Administrative Agent.
     “Fort Collins Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of even date herewith from Fort Collins Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Collins Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents dated as of even date herewith from Fort Collins Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Collins Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement dated as of even date herewith from Fort Collins Borrower to Administrative Agent for the benefit of the Lenders, and consented to by the Property Manager, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Collins Borrower” shall mean Campus Crest at Fort Collins, LLC, a Delaware limited liability company.
     “Fort Collins Budget” shall mean the detailed budget of all costs to be incurred in connection with the Work to be done in connection with the Fort Collins Project, including both hard costs and soft costs, as set forth on Exhibit D-3 attached hereto and made a part hereof, as the same may be amended or modified, as provided herein.

     “Fort Collins Construction Completion Date” shall mean August 22, 2011.
     “Fort Collins Construction Contract” shall mean that certain Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder dated as of October 27, 2010 between Fort Collins Borrower and the Contractor regarding the general contracting services to be performed in connection with the construction of the Fort Collins Improvements, as the same may be amended, restated, modified or supplemented and in effect from time to time, in accordance with the terms and requirements set forth in this Agreement.
     “Fort Collins Construction Escrow Agreement” shall mean that certain construction loan escrow agreement dated as of even date herewith made by and among the Administrative Agent, the Fort Collins Borrower, the Title Company and the Contractor establishing a construction escrow with the Title Company, as escrowee through which all Loan Advances from the Fort Collins Tranche and the Fort Collins Equity Requirements for construction costs will be disbursed.
     “Fort Collins Construction Schedule” shall mean a reasonably detailed project development and construction schedule specifying all of the projected start and completion dates (or delivery dates) for each component of the development of the Fort Collins Project remaining to be completed, including, each separate component of performance of the Work.
     “Fort Collins Deed of Trust” shall mean the Leasehold Construction Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing encumbering the Fort Collins Ground Lease dated as of even date herewith by Fort Collins Borrower for the benefit of Administrative Agent for the benefit of the Lenders to secure the Loans, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Collins Engineer” shall mean Northern Engineering Services, Inc., who shall perform certain engineering services with respect to the construction of the Fort Collins Improvements.
     “Fort Collins Engineering Contract” shall mean that certain Standard Form of Agreement Between Design-Builder and Engineer for Design-Build Projects dated as of May 21, 2009 between Campus Crest Development, LLC and the Fort Collins Engineer, as amended by that certain Contract Amendment No. 1 dated as of March 10, 201, as amended further by that certain Contract Amendment No. 2 dated as of June 23, 2010, amended further by that certain Contract Amendment No. 3 dated as of November 9, 2010, as assigned to Fort Collins Borrower by that certain Assignment Agreement dated as of even date regarding the engineering services to be performed in connection with the construction of the Fort Collins Improvements.
     “Fort Collins Equity Requirement” shall mean an equity investment by Fort Collins Borrower in the Fort Collins Project of at least Ten Million One Hundred Fifty-One Thousand Nine Hundred Seventeen Dollars ($10,151,917.00). For purposes of calculating the amount of the equity investment, the Fort Collins Ground Lease held by the Fort Collins Borrower shall be valued at the cost to Fort Collins Borrower unless otherwise approved by Administrative Agent in writing.

     “Fort Collins Ground Lease” shall mean that certain Ground Lease Agreement made by and between the Ground Lessor and Campus Crest Development, LLC, a North Carolina limited liability company dated as of June 23, 2009, as amended by that certain First Amendment to Ground Lease Agreement dated as of December 2009, that certain Second Amendment to Ground Lease Agreement dated as of March 29, 2010 and that certain Third Amendment to Ground Lease Agreement dated as of June 30, 2010 and as amended and assigned to Fort Collins Borrower under the terms of that certain Fourth Amendment to and Assignment of Ground Lease Agreement among Campus Crest Development, LLC, Fort Collins Borrower and Ground Lessor dated as of November 11, 2010.
     “Fort Collins Ground Lease Estoppel” shall mean that certain Ground Lease Estoppel dated as of November 19, 2010 made by the Fort Collins Ground Lessor in favor of Administrative Agent for the benefit of the Lenders.
     “Fort Collins Ground Lessor” shall mean Colorado State University Research Foundation, a Colorado non-profit corporation.
     “Fort Collins Improvements” shall mean all structures, all paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements to be constructed on the Fort Collins Land in accordance with the Fort Collins Plans and Specifications.
     “Fort Collins Land” shall mean the tract or tracts of land located in Fort Collins, Colorado and legally described in Exhibit A-3 attached hereto.
     “Fort Collins Permitted Exceptions” shall mean the exceptions to the title of the Fort Collins Real Property listed on Exhibit C-3 attached hereto and all Leases of the Fort Collins Property (approved by Administrative Agent if such approval is required) hereafter executed in accordance with the terms of the Loan Documents.
     “Fort Collins Personal Property” shall mean and include any and all furniture, furnishings, appliances, equipment and all fixtures (to the extent such fixtures are attached in a manner so as not to be deemed to be part of the Fort Collins Real Property) to be located at the Fort Collins Land which will be used or usable in connection with the ownership, development or operation of the Fort Collins Real Property and which will be owned by Fort Collins Borrower or any of its Affiliates, provided however, at any one time, personal property items described herein having a fair market, aggregate value of no greater than Twenty-Five Thousand Dollars ($25,0000.00) may be leased by Fort Collins Borrower.
     “Fort Collins Plans and Specifications” shall mean, collectively, the architectural and engineering plans and specifications relating to the Work for the Fort Collins Improvements, or any portion thereof, all of which must be acceptable to Administrative Agent in its reasonable discretion.
     “Fort Collins Plat” shall mean that certain plat titled Plat of the Grove, in substantially the same form and substance as reviewed and approved by Administrative Agent.

     “Fort Collins Project” shall mean the Fort Collins Improvements to be developed in accordance with the terms of this Agreement.
     “Fort Collins Project Costs” shall mean each of the following items, but only to the extent specifically set forth in the Fort Collins Budget and only to the extent specifically related to the Fort Collins Project:
     (a) The actual hard costs of completing construction of the Fort Collins Improvements, including demolition and environmental remediation costs;
     (b) The actual costs of entering into the Fort Collins Ground Lease and acquiring and installing the Fort Collins Personal Property;
     (c) Premiums for title, casualty, liability and other insurance required by Administrative Agent;
     (d) The cost of recording and filing the applicable Loan Documents;
     (e) Real estate taxes and other assessments which Fort Collins Borrower is obligated to pay during the term of the Loans;
     (f) Interest, fees and similar charges payable by Fort Collins Borrower to Administrative Agent or any Lender hereunder or under the Notes or any of the other Loan Documents;
     (g) Legal and other closing costs;
     (h) Architectural and consulting fees;
     (i) Such other soft costs as may be set forth in the Fort Collins Budget or as may be hereafter approved in writing by Administrative Agent; and
     (j) All other Loan Expenses.
     “Fort Collins Property” shall mean the Fort Collins Real Property, the Fort Collins Improvements and the Fort Collins Personal Property (whether before or after completion of the Work) and all other tangible and intangible assets benefitting or otherwise appertaining to the Fort Collins Project, including, without limitation, all of the collateral for the Loans described in the Loan Documents.
     “Fort Collins Property Management Contract” shall mean that certain Property Management Agreement dated as of even date herewith by and between Fort Collins Borrower and the Property Manager, as amended, modified or restated in accordance with the terms of this Agreement.
     “Fort Collins Real Property” shall mean the Fort Collins Land, the Fort Collins Improvements and all easements and appurtenants thereto.

     “Fort Collins Tranche” has the meaning ascribed to such term in Section 3.1(g) of this Agreement.
     “Fort Wayne Architectural Contract” shall mean that certain contract dated November 8, 2010 by and between the Contractor and the Architect as assigned to Fort Wayne Borrower by that certain Assignment Agreement dated as of even date herewith regarding the architectural services performed or to be performed by the Architect in connection with the construction of the Fort Wayne Improvements, which is in form and substance reasonably acceptable to Administrative Agent.
     “Fort Wayne Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of even date herewith from Fort Wayne Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Wayne Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents dated as of even date herewith from Fort Wayne Borrower to Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Wayne Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement dated as of even date herewith from Fort Wayne Borrower to Administrative Agent for the benefit of the Lenders, and consented to by the Property Manager, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Wayne Borrower” shall mean Campus Crest at Fort Wayne, LLC, a Delaware limited liability company.
     “Fort Wayne Budget” shall mean the detailed budget of all costs to be incurred in connection with the Work to be done in connection with the Fort Wayne Project, including both hard costs and soft costs, as set forth on Exhibit D-4 attached hereto and made a part hereof, as the same may be amended or modified, as provided herein.
     “Fort Wayne Construction Completion Date” shall mean August 22, 2011.
     “Fort Wayne Construction Contract” shall mean that certain Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder dated as of October 27, 2010 between Fort Wayne Borrower and the Contractor regarding the general contracting services to be performed in connection with the construction of the Fort Wayne Improvements, as the same may be amended, restated, modified or supplemented and in effect from time to time, in accordance with the terms and requirements set forth in this Agreement.
     “Fort Wayne Construction Escrow Agreement” shall mean that certain construction loan escrow agreement dated as of even date herewith made by and among the Administrative Agent, the Fort Wayne Borrower, the Title Company and the Contractor establishing a construction escrow with the Title Company, as escrowee through which all Loan Advances from the Fort Wayne Tranche for construction costs will be disbursed.

     “Fort Wayne Construction Schedule” shall mean a reasonably detailed project development and construction schedule specifying all of the projected start and completion dates (or delivery dates) for each component of the development of the Fort Wayne Project remaining to be completed, including, each separate component of performance of the Work.
     “Fort Wayne Engineer” shall mean ForeSight Consulting, LLC, who shall perform certain engineering services with respect to the construction of the Fort Wayne Improvements.
     “Fort Wayne Engineering Contract” shall mean that certain Letter Agreement dated as of December 12, 2008 and executed July 31, 2009 between Campus Crest Development, LLC and the Fort Wayne Engineer as assigned to Fort Wayne Borrower by that certain Assignment Agreement dated as of even date regarding the engineering services to be performed in connection with the construction of the Fort Wayne Improvements.
     “Fort Wayne Equity Requirement” shall mean an equity investment by Fort Wayne Borrower in the Fort Wayne Project of at least Seven Million Nine Hundred Seventy Thousand Two Hundred Sixty-Four Dollars ($7,970,264.00). For purposes of calculating the amount of the equity investment, the Fort Wayne Land held by the Fort Wayne Borrower shall be valued at the cost to Fort Wayne Borrower unless otherwise approved by Administrative Agent in writing.
     “Fort Wayne Improvements” shall mean all structures, all paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements to be constructed on the Fort Wayne Land in accordance with the Fort Wayne Plans and Specifications.
     “Fort Wayne Land” shall mean the tract or tracts of land located in Fort Wayne, Indiana and legally described in Exhibit A-4 attached hereto.
     “Fort Wayne Mortgage” shall mean the Construction Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing encumbering the Fort Wayne Property dated as of even date herewith by Fort Wayne Borrower for the benefit of Administrative Agent for the benefit of the Lenders to secure the Loans, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Fort Wayne Permitted Exceptions” shall mean the exceptions to the title of the Fort Wayne Real Property listed on Exhibit C-4 attached hereto and all Leases of the Fort Wayne Property (approved by Administrative Agent if such approval is required) hereafter executed in accordance with the terms of the Loan Documents.
     “Fort Wayne Personal Property” shall mean and include any and all furniture, furnishings, appliances, equipment and all fixtures (to the extent such fixtures are attached in a manner so as not to be deemed to be part of the Fort Wayne Real Property) to be located at the Fort Wayne Land which will be used or usable in connection with the ownership, development or operation of the Fort Wayne Real Property and which will be owned by Fort Wayne Borrower or any of its Affiliates, provided however, at any one time, personal property items described herein having a fair market, aggregate value of no greater than Twenty-Five Thousand Dollars ($25,0000.00) may be leased by Fort Wayne Borrower.

     “Fort Wayne Plans and Specifications” shall mean, collectively, the architectural and engineering plans and specifications relating to the Work for the Fort Wayne Improvements, or any portion thereof, all of which must be acceptable to Administrative Agent in its reasonable discretion.
     “Fort Wayne Project” shall mean the Fort Wayne Improvements to be developed in accordance with the terms of this Agreement.
     “Fort Wayne Project Costs” shall mean each of the following items, but only to the extent specifically set forth in the Fort Wayne Budget and only to the extent specifically related to the Fort Wayne Project:
     (a) The actual hard costs of completing construction of the Fort Wayne Improvements, including demolition and environmental remediation costs;
     (b) The actual costs of acquiring the Fort Wayne Land and acquiring and installing the Fort Wayne Personal Property;
     (c) Premiums for title, casualty, liability and other insurance required by Administrative Agent;
     (d) The cost of recording and filing the applicable Loan Documents;
     (e) Real estate taxes and other assessments which Fort Wayne Borrower is obligated to pay during the term of the Loans;
     (f) Interest, fees and similar charges payable by Fort Wayne Borrower to Administrative Agent or any Lender hereunder or under the Notes or any of the other Loan Documents;
     (g) Legal and other closing costs;
     (h) Architectural and consulting fees;
     (i) Such other soft costs as may be set forth in the Fort Wayne Budget or as may be hereafter approved in writing by Administrative Agent; and
     (j) All other Loan Expenses.
     “Fort Wayne Property” shall mean the Fort Wayne Real Property, the Fort Wayne Improvements and the Fort Wayne Personal Property (whether before or after completion of the Work) and all other tangible and intangible assets benefitting or otherwise appertaining to the Fort Wayne Project, including, without limitation, all of the collateral for the Loans described in the Loan Documents.
     “Fort Wayne Property Management Contract” shall mean that certain Property Management Agreement dated as of even date herewith by and between Fort Wayne Borrower and the Property Manager, as amended, modified or restated in accordance with the terms of this Agreement.
     “Fort Wayne Real Property” shall mean the Fort Wayne Land, the Fort Wayne Improvements and all easements and appurtenants thereto.
     “Fort Wayne Tranche” has the meaning ascribed to such term in Section 3.1(g) of this Agreement.
     “Gross Revenues” shall mean the pro forma gross rental income for the applicable Calculation Period from all executed Leases (approved by Lender in accordance with the terms set forth in this Agreement) with tenants in occupancy for that academic year for a Property.
     “Guarantors” shall mean, individually and collectively, jointly and severally, the Payment and Completion Guarantor and the Limited Guarantor.
     “Guaranty” shall mean, individually and collectively, the Payment and Completion Guaranty and the Limited Guaranty.
     “Hazardous Material” shall mean any hazardous substance or any pollutant or contaminant defined as such in, or for purposes of, any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, in each case as now or hereafter in force and effect; asbestos or any substance or compound containing asbestos; polychlorinated biphenyls or any substance or compound containing any polychlorinated biphenyl; petroleum and petroleum products; pesticides; and any other hazardous, toxic or dangerous waste, substance or material but excluding materials customarily used in the construction and maintenance of buildings, and cleaning materials, office products and other materials customarily used in the operation of properties such as the Property, provided that, in each case, such materials are stored, handled, used and disposed of in compliance with applicable laws and regulations and are individually and in the aggregate not in such quantities as may result in contamination of the Property or any part thereof.
     “Implied Debt Service” shall mean an amount equal to the higher of (a) the sum of the actual principal and interest payable under the Notes which is attributable to the applicable Project Tranche during the applicable Calculation Period, or (b) the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming (i) an initial loan balance equal to the fully funded amount of the applicable Project Tranche, (ii) an interest rate equal to the Notional Interest Rate, and (iii) amortization of the sum of the fully funded amount of the applicable Project Tranche over a thirty (30) year amortization period.
     “Implied Debt Service Coverage Ratio” shall mean the ratio, as determined by Administrative Agent, of a Project’s Net Operating Income to a Project’s Implied Debt Service.
     “Improvements” shall mean, individually and collectively, the Ames Improvements, the Fort Collins Improvements, the Fort Wayne Improvements, and the Clarksville Improvements.

     “In Balance” shall mean that, as of any date of determination, as determined in Administrative Agent’s sole and absolute discretion: (1) the Available Proceeds are sufficient to pay (i) the unpaid costs and expenses that will be incurred to complete the Improvements in connection with the applicable Project, and (ii) all applicable Project Costs remaining unpaid, and (2) the costs and expenses to complete each line item in the applicable Budget for such Project do not exceed the Available Proceeds allocated therefor.
     “Indemnifiable Amounts” has the meaning ascribed to such term in Section 10.7 of this Agreement.
     “Indemnified Party” has the meaning ascribed to such term in Section 11.9 of this Agreement.
     “Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement dated as of even date herewith by Borrower and the Payment and Completion Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Initial Advance” shall mean the first draw or disbursement made from the proceeds of the Loans.
     “Initial Maturity Date” shall mean November 19, 2013.
     “Interest Period” shall mean a period of one (1), three (3) or six (6) months provided that:
(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) Borrower may not select any Interest Period which would extend beyond the Maturity Date.
     “Interest Rate” shall mean the Adjusted LIBOR Rate, unless Converted to the Adjusted Base Rate pursuant to Section 3.9(a)(ii), Section 3.9(b) or Section 3.9(c).
     “Interest Rate Determination Date” shall mean, for the initial disbursement of the Loans, the date of such disbursement, and for all other purposes, the second (2nd) Business Day prior to the proposed commencement of a LIBOR Rate Loan or a Base Rate Loan or the Continuation of a LIBOR Rate Loan or the Conversion of a LIBOR Rate Loan to a Base Rate Loan.

     “Interest Reserve” shall have the meaning ascribed to such term in Section 5.7 of this Agreement.
     “Issuing Lender” shall mean The PrivateBank and Trust Company in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letter of Credit hereunder.
     “Land” shall mean, individually and collectively, the Ames Land, the Clarksville Land, the Fort Collins Land, and the Fort Wayne Land.
     “Lead Borrower” shall mean Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership.
     “Lease” or “Leases” shall mean the leases entered into by Borrower which are now or hereafter executed by or on behalf of Tenants pertaining to the rental of space within the Property in accordance with the terms set forth in this Agreement.
     “Lease Breach Threshold” shall mean an amount no greater than five (5%) as to any one Project and five (5%) as to the aggregate Project.
     “Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify Administrative Agent in writing from time to time.
     “Letter of Credit” means any letter of credit issued hereunder.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Lender.
     “Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan Advance.
     “Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “Letter of Credit Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Letter of Credit Borrowings.
     “Letter of Credit Sublimit” shall mean an amount equal to Four Million Dollars ($4,000,000.00). The Letter of Credit Sublimit is part of, and not in addition to, the combined Commitments.

     “LIBOR Rate” shall mean, on the Interest Rate Determination Date thereof, a variable rate of interest equal to, at Administrative Agent’s election (i) the rate described as the “London Interbank Offered Rate” for the applicable Interest Period in the Money Rates section of The Wall Street Journal, or (ii) the rate of interest determined by Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London interbank offered rate for U.S. Dollars for the applicable Interest Period based upon the information presented on Bloomberg, L.P., page “BBAM”, or such other page as may replace page BBAM on that service (the “Libor Index Page”), as of 11:00 a.m. (London time) on the day of determination of such LIBOR Rate. If the Libor Index Page or The Wall Street Journal ceases to provide such quotes, a comparable replacement, as determined by Administrative Agent, may be used by Administrative Agent. If on any date of determination (a) more than one “London Interbank Offered Rate” for the applicable Interest Period is published in The Wall Street Journal, or (b) more than one London interbank offered rate for the applicable Interest Period appears on the Libor Index Page, the highest of such rates will be the rate used for such day. Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.
     “LIBOR Rate Loan” shall mean each portion of the outstanding Principal Balance of the Loans that is bearing interest at an applicable Adjusted LIBOR Rate.
     “Limited Guarantor” shall mean Campus Crest Properties, LLC, a North Carolina limited liability company.
     “Limited Guaranty” shall mean that certain Limited Guaranty of Payment dated as of even date herewith from Limited Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Loan” or “Loans” shall mean the loans from Lenders to Borrower in an amount not to exceed Fifty-Two Million Seven Hundred Fifty-One Thousand One Hundred Twenty-Three Dollars ($52,751,123.00) in the aggregate, which are to be disbursed pursuant to this Agreement and which loans shall otherwise be governed by the provisions hereof.
     “Loan Advance” shall mean a disbursement of all or any portion of the Loans and the issuance of any Letter of Credit.
     “Loan Documents” shall mean this Agreement, the Mortgage, the Notes, the Assignment of Leases and Rents, the Assignment of Rate Management Agreement, the Assignment of Agreements, the Assignment of Management Agreement, the Pledge Agreement, the Indemnity Agreement, the Guaranty, the Rate Management Agreement, if any (provided however, to the extent that a Rate Management Agreement has been entered into with a counterparty other than the Administrative Agent, such Rate Management Agreement shall not constitute a Loan Document), any and all documents, instruments or agreements executed and delivered to evidence, secure or in connection with all Letters of Credit, the Fee Letter, the UCC-1 financing statements to be filed against Borrower, the UCC-1 fixture filing to be recorded against the Real Property and every other document now or hereafter evidencing, securing or otherwise executed in conjunction with the Loans, together with all amendments, restatements, supplements and modifications thereof.
     “Loan Expenses” shall mean, collectively, the expenses, charges, costs (including both hard costs and soft costs) and fees relating to the making, administration, negotiation, documentation or any other aspect of the Loans or relating to the performance of the Work, including, without limitation, Administrative Agent’s and Lenders’ reasonable attorneys’ fees and costs in connection with the negotiation, documentation and enforcement of the Loans, the fees of the Consultant, all recording fees and charges, title insurance charges and premiums, escrow fees, fees of insurance consultants, costs of surveys and of other bonds required by the Title Company in connection with clearing title to the Real Property or the issuance of title reports, binders, policies and the like, and all other costs, expenses, charges and fees referred to in or necessitated by the terms of this Agreement or any of the other Loan Documents, provided, however, so long as no Unmatured Default or Event of Default has occurred and remains outstanding, the Loan Expenses shall only consist of those amounts incurred on behalf of the Administrative Agent.
     “Loan Opening Date” shall mean November 19, 2010.
     “Material Adverse Occurrence” shall mean an occurrence of any nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which materially adversely affects the financial condition or operations of Borrower and/or any Guarantor, with respect to any Project or materially impairs the ability of Borrower and/or any Guarantor to perform its obligations under the Loan Documents or the ability of Administrative Agent or any Lender to enforce its rights or remedies under the Loan Documents.
     “Material Subcontract” shall mean any Subcontract in excess of One Hundred Fifty Thousand Dollars ($150,000.00).
     “Maturity Date” shall mean the Initial Maturity Date or the Extended Maturity Date, as applicable and as they may be earlier terminated or extended in accordance with the terms of this Agreement.
     “Mortgage” shall mean, individually and collectively, the Ames Mortgage, the Fort Collins Deed of Trust, the Fort Wayne Mortgage, and the Clarksville Deed of Trust.
     “Net Operating Income” shall mean a Project’s Gross Revenues minus a Project’s Operating Expenses.
     “Non-Consenting Lender” has the meaning ascribed to such term in Section 10.12(g) of this Agreement.
     “Note” or “Notes” shall mean the Promissory Note or Promissory Notes evidencing the Loans by Borrower payable to the order of each Lender in the maximum principal amount of such Lender’s Commitment, as the same may be amended, restated, modified or supplemented and in effect from time to time.

     “Notional Interest Rate” shall mean a rate of interest equal to the greater of (i) the interest rate of seven and one half of one percent (7.5%) per annum or (ii) the aggregate per annum rate equal to the Treasury Rate plus three percent (3.0%) per annum.
     “Obligations” means, individually and collectively: (a) the aggregate Principal Balance of, and all accrued and unpaid interest on, all Loans; (b) the Letter of Credit Obligations; (c) all Rate Management Obligations; and (d) all other indebtedness, liabilities, obligations, covenants and duties of Borrower and the other Obligors owing to Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
     “Obligors” shall mean any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including, without limitation, Borrower and the Guarantors.
     “OFAC” has the meaning ascribed to such term in Section 7.21 of this Agreement.
     “Operating Expenses” shall mean the pro forma expenditures of all kinds for the applicable Calculation Period, calculated on an annualized basis, made with respect to the operation of a Property in the normal course of business including, but not limited to, expenditures for taxes (assuming the full assessment of each Property), insurance, repairs, replacements, maintenance, rent due in connection with the Fort Collins Ground Lease, management fees (such management fees to be in an amount equal to the greater of (a) the actual fees due in connection with the applicable Property Management Contract or (b) three percent (3.0%) per annum of the Gross Revenues of such Property), salaries, advertising expenses, professional fees, wages and utility costs, amounts payable with respect to applicable Property under or with respect to any title exceptions permitted by Administrative Agent and reasonable additions to, or creations of, reserves for repairs and replacements and for capital expenditures (such reserves for capital expenditures to be in an amount of not less than One Hundred Twenty-Five Dollars ($125.00) per room per annum) and those required to comply with Applicable Law or Leases or amendments thereto; but expressly excluding: (a) any debt service on the Notes, (b) expenditures made out of reserves previously created; (c) leasing commissions; and (d) non-cash charges, specifically including depreciation.
     “Owner” has the meaning ascribed to that term in Section 7.18 of this Agreement.
     “Participant” has the meaning ascribed to such term in Section 10.11(b) of this Agreement.
     “Payment and Completion Guarantor” shall mean Campus Crest Communities, Inc., a Maryland corporation.
     “Payment and Completion Guaranty” shall mean that certain Guaranty of Payment and Completion dated as of even date herewith from the Payment and Completion Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

     “Permitted Exceptions” shall mean, individually and collectively, the Ames Permitted Exceptions, the Clarksville Permitted Exceptions, the Fort Collins Permitted Exceptions, and the Fort Wayne Permitted Exceptions.
     “Permitted Transfer” shall mean any sale, assignment, transfer, hypothecation, encumbrance, or grant of any membership interest, partnership interest or stock in any entity which controls, directly or indirectly, any Borrower, so long as, following such transaction, (i) Limited Guarantor continues to be the sole member of each Property Borrower; (ii) Lead Borrower continues to be the indirect owner of all of the membership interests in each Property Borrower; (iii) Payment and Completion Guarantor continues to own at least fifty-one percent (51%) of the interests of Lead Borrower; and (iv) Payment and Completion Guarantor continues to hold voting control over Lead Borrower.
     “Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.
     “Personal Property” shall mean, individually and collectively, the Ames Personal Property, the Fort Collins Personal Property, the Fort Wayne Personal Property and the Clarksville Personal Property.
     “Plans and Specifications” shall mean, individually and collectively, the Ames Plans and Specifications, the Fort Collins Plans and Specifications, the Fort Wayne Plans and Specifications and the Clarksville Plans and Specifications.
     “Pledge Agreement” shall mean that certain Ownership Interests Pledge and Security Agreement dated as of even date herewith made by the Limited Guarantor in favor of Administrative Agent for the benefit of the Lenders, which agreement shall pledge all of the membership interests of the Property Borrowers to Administrative Agent for the benefit of the Lenders, as amended, modified, or restated from time to time.
     “Post-Foreclosure Plan” shall have the meaning ascribed to such term in Section 10.13(a) of this Agreement.
     “Prime Rate” shall mean an annual rate of interest equal to the prime rate as announced from time to time by Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), adjusted and changing immediately when and as said prime rate changes.
     “Principal Balance” shall mean the unpaid principal balance of the Loans outstanding from time to time.
     “Principal Office” shall mean 120 South LaSalle Street, Chicago, Illinois 60603.
     “Project” shall mean, individually and collectively, the Ames Project, the Fort Collins Project, the Fort Wayne Project and the Clarksville Project.

     “Project Costs” shall mean, collectively, the Ames Project Costs, the Fort Collins Project Costs, the Fort Wayne Project Costs and the Clarksville Project Costs.
     “Project Prepayment Ceiling” shall mean an amount no greater than Two Hundred Thousand Dollars ($200,000.00) per Project.
     “Project Tranche” has the meaning ascribed to such term in Section 3.1(g) of this Agreement.
     “Property” shall mean, individually and collectively, the Ames Property, the Fort Collins Property, the Fort Wayne Property and the Clarksville Property.
     “Property Borrowers” shall mean, individually and collectively, Ames Borrower, Clarksville Borrower, Fort Collins Borrower, and Fort Wayne Borrower.
     “Property Management Contract” shall mean, individually and collectively, the Ames Property Management Contract, the Fort Collins Property Management Contract, the Fort Wayne Property Management Contract and the Clarksville Property Management Contract.
     “Property Manager” shall mean The Grove Student Properties, LLC, who shall serve as the property manager for the Property in connection with the terms of the Property Management Contract.
     “Purchase Notice” has the meaning ascribed to such term in Section 3.7(b) of this Agreement.
     “Purchasing Party” has the meaning ascribed to such term in Section 10.12(g) of this Agreement.
     “Rate Management Agreement” shall mean any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including, without limitation, any ISDA Master Agreement, between Borrower and a financial institution selected by Borrower, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as the same may be amended, restated, modified or supplemented and in effect from time to time.
     “Rate Management Obligations” shall mean any and all obligations of Borrower to Administrative Agent or any Affiliate of Administrative Agent, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any Rate Management Agreements entered into by and between the Borrower and Administrative Agent or any Affiliate of Administrative Agent, and

(ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement by and between the Borrower and Administrative Agent or any Affiliate of Administrative Agent, provided however, such obligations shall not include any obligations of the Borrower under any Rate Management Agreement which is not entered into by and between the Borrower and Administrative Agent or any Affiliate of Administrative Agent.
     “Real Property” shall mean, individually and collectively, the Ames Real Property, the Fort Collins Real Property, the Fort Wayne Real Property, and the Clarksville Real Property.
     “Register” has the meaning ascribed to such term in Section 10.11(d) of this Agreement.
     “Regulatory Change” shall mean, with respect to any Lender, any change in Applicable Law effective after the date hereof (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.
     “Requisite Lenders” shall mean, as of any date, Lenders whose aggregate Commitment Percentage equals or exceeds sixty-six and two thirds of one percent (66 2/3%) (excluding Defaulting Lenders who, accordingly, are not entitled to vote) (taking into account funded participations in Letter of Credit Obligations), or if the Commitments (or any part thereof) are no longer in effect, Lenders holding at least sixty-six and two thirds of one percent (66 2/3%) of the aggregate outstanding principal amount of the Loans (excluding Defaulting Lenders who, accordingly, are not entitled to vote) (taking into account funded participations in Letter of Credit Obligations).
     “Retainage” shall mean the portion of each Loan Advance retained by Administrative Agent in accordance with Section 5.2 of this Agreement.
     “Signing Entity” shall mean any entity (other than Borrower itself) that appears in the signature block of Borrower in any Loan Document, if any.
     “State” shall mean the applicable state in which the applicable Real Property is located.
     “Subcontractor” shall mean any person or entity having a contract with Contractor or any Subcontractor for the construction, equipping or supplying by such Subcontractor of any portion of the Project.
     “Subcontracts” shall mean all subcontracts now or hereafter entered into by the Contractor or Borrower for the construction of any of the Improvements or the installation of any of the Personal Property or the performance of any other aspect of the Work, together with all sub-subcontracts, material or equipment purchase orders, equipment leases and other agreements entered into by the Contractor, any Subcontractor or any other party supplying labor or materials in connection with the Work.

     “Survey” shall mean the plat of survey of the Real Property as described in Section 4.2 of this Agreement.
     “Taking” has the meaning ascribed to such term in Section 10.10 of this Agreement.
     “Taxes” has the meaning ascribed to such term in Section 3.8 of this Agreement.
     “Tenant” shall mean each tenant hereafter occupying space at the Real Property pursuant to a Lease.
     “Title Company” shall mean Chicago Title Insurance Company.
     “Title Policy” shall mean each title insurance policy described in Section 4.4 of this Agreement.
     “Treasury Rate” shall mean the yield (converted as necessary to an annual interest rate) on the United States Treasury Security (as hereinafter defined) having a maturity date closest to ten (10) years from the Determination Date as displayed in the Bloomberg Financial Markets system at approximately 8:00 a.m. Chicago, Illinois time on the second (2nd) Business Day preceding the Determination Date, provided, however, if the Bloomberg Financial Markets system is no longer available, Administrative Agent, in its sole discretion, shall designate another daily financial or governmental news service or publication of national circulation to be used to determine such yield and/or such spread. As used herein “United States Treasury Security” shall mean any actively traded United States Treasury bond, bill or note, and if more than one issue of United States Treasury Security is scheduled to mature on or about ten (10) years from the Determination Date then to the extent possible, the United States Treasury Security maturing closest and prior to the tenth (10th) anniversary of the Determination Date will be chosen as the basis of the yield.
     “Type” shall mean with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.
     “Unmatured Default” shall mean an event or circumstance that with the giving of notice, the passage of time, or both, would constitute an Event of Default.
     “Work” shall mean the performance of all work to be performed and the supplying of all materials to be supplied in connection with the building, furnishing, fixturing and equipping of any Project, all in accordance with the provisions of this Agreement and with the applicable Plans and Specifications, the applicable Budget and the other documentation approved by Lender.
SECTION 3.
LOAN TERMS
     3.1 Commitments, Loans and Notes.
     (a) Generally. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make Loans to Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment less the Letter of Credit Obligations; provided that, the Lenders shall not be required to disburse any Loan Advances at any time that a Project Tranche is not In Balance or if the requested disbursement would cause a Project Tranche to not be In Balance. Borrower shall request and Lenders shall be required to make, subject to the terms and conditions provided herein, disbursements of the Loan not more frequently than once each calendar month (except that for up to three (3) months during the period prior to the Construction Completion Date, Borrower may submit twice monthly disbursements of the Loan). Administrative Agent, on account of the Lenders, may at any time take such action as it deems appropriate to verify that the conditions precedent to each disbursement have been satisfied, including, without limitation, verification of any amounts due under the Construction Contract or any Subcontract. Borrower agrees to cooperate with Administrative Agent in any such action. If in the course of any such verification, any amount shown on any contract or Subcontract entered into for the performance of any portion of the Work, or any application for payment, sworn statement or waiver of lien is subject to a possible discrepancy, Borrower shall resolve such discrepancy to Administrative Agent’s satisfaction prior to any disbursements being made. Borrower hereby authorizes Administrative Agent to make Loan Advances directly to itself or the Lenders, as applicable, for payment and reimbursement of all Loan Expenses incurred by the Lenders and Administrative Agent in connection with the Loans if Borrower has failed to pay such Loan Expenses as required hereunder. Notwithstanding anything to the contrary contained herein, upon the date upon which the requirements set forth in Section 5.6 have been satisfied as to each Project and the final Retainage for each Project has been released by the Administrative Agent, any remaining Commitments shall reduce to zero (0).
     (b) Intentionally Omitted.
     (c) Notes. The Loans made by each Lender shall be evidenced by certain Promissory Notes of Borrower, each substantially in the form of Exhibit B hereto, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender. The date, amount and type of each advance and payment or prepayment of principal with respect thereto, each Continuation thereof, and, in the case of LIBOR Rate Loans, the length of each Interest Period with respect thereto, shall be recorded by each Lender on its books and (prior to any transfer of its Note or, at the discretion of each Lender, at any other time) endorsed by each Lender, on the schedules annexed to and constituting a part of its Note. Each such recordation, to the extent consistent with the determination of Administrative Agent, shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Lender shall (i) be dated the date hereof or, if a Lender’s interest is hereafter assigned, the effective date of such assignment, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of principal and interest in accordance with Section 3.3 hereof.
     (d) Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a

Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     (e) Fees. Lenders have fully earned a non-refundable arrangement fee in the amount set forth in the Fee Letter and a non-refundable upfront fee in the amount set forth in the Fee Letter.
     (f) Letters of Credit. The Commitments may be used for the issuance of Letters of Credit in accordance with the terms of and to the extent set forth in Exhibit G attached hereto.
     (g) Tranche Amounts. The Loans shall consist of four (4) tranches. The first tranche (“Ames Tranche”) shall be in the amount of up to Twelve Million Eight Hundred Forty-Six Thousand Three Hundred Thirty-Seven Dollars ($12,846,337.00) and shall be disbursed to Ames Borrower in accordance with the Ames Budget and the terms and conditions set forth herein. In no event shall the Lenders be obligated to fund more than the Ames Tranche for Work to be done in connection with the Ames Project. The second tranche (“Clarksville Tranche”) shall be in the amount of up to Twelve Million Seven Hundred Twenty-One Thousand Five Hundred Fourteen Dollars ($12,721,514.00) and shall be disbursed to Clarksville Borrower in accordance with the Clarksville Budget and the terms and conditions set forth herein. In no event shall the Lenders be obligated to fund more than the Clarksville Tranche for Work to be done in connection with the Clarksville Project. The third tranche (“Fort Collins Tranche”) shall be in the amount of up to Fifteen Million Two Hundred Twenty-Seven Thousand Eight Hundred Seventy-Five Dollars ($15,227,875.00) and shall be disbursed to Fort Collins Borrower in accordance with the Fort Collins Budget and the terms and conditions set forth herein. In no event shall the Lenders be obligated to fund more than the Fort Collins Tranche for Work to be done in connection with the Fort Collins Project. The fourth tranche (“Fort Wayne Tranche”; together with Ames Tranche, Clarksville Tranche, and Fort Collins Tranche, each individually and collectively a “Project Tranche”) shall be in the amount of up to Eleven Million Nine Hundred Fifty-Five Thousand Three Hundred Ninety-Seven Dollars ($11,955,397.00) and shall be disbursed to Fort Wayne Borrower in accordance with the Fort Wayne Budget and the terms and conditions set forth herein. In no event shall the Lenders be obligated to fund more than the Fort Wayne Tranche for Work to be done in connection with the Fort Wayne Project.
Notwithstanding anything to the contrary contained herein, Borrower shall, subject to Administrative Agent’s reasonable approval, including, without limitation, the review of the Consultant at Borrower’s sole cost and expenses, have the right to reallocate an aggregate amount of up to Five Hundred Thousand Dollars ($500,000.00) from one Project Tranche to one or more Project Tranches, provided however, any such reallocation shall not increase the Commitments or the aggregate amount of the Loans.
     3.2 Interest Rates, Late Charges.

     (a) Interest Rate. Borrower promises to pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan, to (but excluding) the date such Loan shall be paid in full, at the Adjusted LIBOR Rate for such Loan for the Interest Period therefor, subject to Section 3.2(b), Section 3.9(a), Section 3.9(b) and Section 3.9(c) hereof.
     (b) Default Rate. Upon the occurrence of an Event of Default under this Agreement or any of the other Loan Documents, and after the Maturity Date or following the acceleration of the maturity of the Loans, Administrative Agent, at its option, may, if permitted under Applicable Law, do one or both of the following: (a) increase the rate of interest on the Principal Balance and any other amounts then owing by Borrower to Administrative Agent or Lenders to the Default Rate until paid in full and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate.
     (c) Late Charge. If any payment under this Agreement or any other Loan Document is not made within five (5) days after such payment is due (except for any principal payment due on the Maturity Date), then, in addition to the payment of the amount so due, Borrower shall pay to Administrative Agent for the account of Lenders a “late charge” equal to five percent (5.0%) of the amount of that payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent. Borrower agrees that the damages to be sustained by the Lenders for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents ($0.05) for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.
     (d) Number of Interest Periods. There may be no more than four (4) different Interest Periods for LIBOR Rate Loans outstanding at the same time.
     (e) Computations. Unless otherwise expressly set forth herein, any accrued interest on any Loan, any fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.
     (f) Initial Interest Period. Borrower shall select an Interest Period for each LIBOR Rate Loan not later than 11:00 a.m. on the second (2nd) Business Day prior to the proposed commencement of such LIBOR Rate Loan. Such notice by Borrower of its selection shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a written notice of its selection, specifying (i) the proposed date of such proposed commencement of such LIBOR Rate Loan, and (ii) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each notice of its selection shall be irrevocable by and binding on Borrower once given. Promptly after receipt of a notice of its selection, Administrative Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed selection. If Borrower fails to timely select such Interest Period as aforesaid, the Interest Period shall be a one-month Interest Period.
     (g) Continuation. So long as no Unmatured Default or Event of Default shall have occurred and be continuing, Borrower shall maintain such LIBOR Rate Loan as a LIBOR Rate Loan by selecting a new Interest Period for such LIBOR Rate Loan. Each new Interest Period selected under this Section 3.2(g) shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by Borrower giving to Administrative Agent a written notice of Continuation not later than 11:00 a.m. on the second (2nd) Business Day prior to the date of any such Continuation. Such notice by Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a written notice of Continuation, specifying (i) the proposed date of such Continuation, (ii) the LIBOR Rate Loans subject to such Continuation and (iii) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each notice of Continuation shall be irrevocable by and binding on Borrower once given. Promptly after receipt of a notice of Continuation, Administrative Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If Borrower shall fail to select in a timely manner a new Interest Period for any such LIBOR Rate Loan in accordance with this Section 3.2(g), such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Rate Loan with the Interest Period previously selected by Borrower for such Loan. If an Unmatured Default or Event of Default shall have occurred and be continuing, such LIBOR Rate Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Rate Loan with a one-month Interest Period.
     (h) Usury. In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify the respective Lender in writing that Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under Applicable Law. Borrower agrees to the effective rate of interest provided herein plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by Borrower in connection with the Notes or this Agreement.
     (i) Agreement Regarding Interest and Charges. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 3.2(a) and Section 3.3(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, exit fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Administrative Agent or any Lender to third parties or for damages incurred by Administrative Agent or any Lender, or any other similar amounts are charges made to compensate Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Any use by Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
     3.3 Payments.
     (a) Payments of Interest. Commencing January 1, 2011 and on the first (1st) day of each calendar month thereafter, Borrower shall pay accrued interest on each Loan in arrears. In addition, upon the payment, prepayment or Continuation of such Loan, Borrower shall pay accrued interest on the principal amount so paid, prepaid, or Continued. Interest payable at the Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower. All determinations by Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and Borrower for all purposes, absent manifest error (that is an obvious mathematical error).
     (b) Principal Payments. In addition to the interest payments required to be made pursuant to Section 3.3(a) above, commencing on November 1, 2012 and on the first day of each month thereafter through and including the month in which the Maturity Date occurs, Borrower shall make monthly payments of principal in the amounts set forth on Schedule 3.3(b) attached hereto and incorporated herein.
     (c) Repayment of Loans. Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Maturity Date.
     3.4 Prepayments.
     (a) Optional. Subject to Section 3.9(d), Borrower may prepay any Loan at any time without premium or penalty. Borrower shall give Administrative Agent at least ten (10) days prior written notice of the prepayment of any Loan. Prepayments shall be accompanied by the payment of all accrued interest on the amount so prepaid and, in the case of prepayments of each LIBOR Rate Loan, by the amounts set forth in Section 3.9(a)(i) and Section 3.9(d).
     (b) Mandatory. If at any time the aggregate principal amount of all outstanding Loans, exceeds the amount of the total Commitment in effect at such time,

Borrower shall immediately pay to Administrative Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied by Administrative Agent to pay all amounts of principal outstanding on the Loans. If Borrower is required to pay any outstanding LIBOR Rate Loans by reason of this Section 3.4(b) prior to the end of the applicable Interest Period therefor, Borrower shall pay all amounts due under Section 3.9(d).
     (c) Out of Balance Payments. If Administrative Agent deems any Project Tranche to not be In Balance, Borrower shall, within five (5) Business Days after written request by Administrative Agent, deposit into an account maintained by Administrative Agent (and hereby pledged to Administrative Agent for the benefit of the Lenders as additional security for the Loans) an amount equal to the amount Administrative Agent determines would be required to be repaid in order for the applicable Project Tranche to be In Balance; provided that if the Work for the applicable Project has been completed, Borrower shall prepay the Loan rather than make such deposit. The sums thus deposited with Administrative Agent will be disbursed by Administrative Agent to complete the Work for the applicable Project prior to any further disbursement of any Loan proceeds. No interest shall be payable to Borrower on the amounts so deposited pursuant to this subparagraph. Notwithstanding anything to the contrary contained in this Section 3.4(c), in the event that Borrower is required to deposit and does actually deposit funds with Administrative Agent in order for a Project Tranche to be In Balance and the applicable Project is thereafter completed in accordance with the terms of Section 5.6(b) and subsequent savings occur in the cost of the Work for such Project which, had they occurred prior to the deposit required under this Section 3.4(c), the Project Tranche would have been In Balance and no deposit would have been required, Borrower shall be entitled to a reimbursement in the amount of such savings which were deposited with the Administrative Agent in accordance with the terms of this Section 3.4(c).
     3.5 Extension of Maturity Date.
     (a) Extension Option. Borrower shall have the option (the “Extension Option”) to extend the Initial Maturity Date to the Extended Maturity Date upon satisfaction of the following conditions precedent which must be satisfied prior to the Initial Maturity Date:
     (i) Extension Request. Borrower shall deliver written notice of such request (the “Extension Request”) to Administrative Agent not earlier than the date which is ninety (90) days prior to the Initial Maturity Date and not later than the date which is sixty (60) days prior to the Initial Maturity Date;
     (ii) Payment of the Extension Fee. Borrower shall pay to Administrative Agent an extension fee for such extension, in an amount equal to one half of one percent (0.50%) of the Principal Balance as of the Initial Maturity Date;

     (iii) No Default. On the date the Extension Request is submitted and on the Initial Maturity Date, there shall exist no Unmatured Default or Event of Default;
     (iv) DSCR. Based on a Determination Date of September 1, 2013, each Project has achieved an Implied Debt Service Coverage Ratio of not less than 1.40 to 1.0. In order to evidence the satisfaction of such Implied Debt Service Coverage Ratio, Borrower shall deliver to Administrative Agent, an executed Debt Service Coverage Test for each Project on the form attached hereto as Exhibit I and certified by the Borrower as true, correct and complete and as fairly and accurately presenting the information contained therein. In the event this Debt Service Coverage Ratio is not met, Borrower may satisfy this Debt Service Coverage Ratio prior to the Initial Maturity Date by making a payment of principal on the Loans in an amount sufficient to bring this Debt Service Coverage Ratio into compliance, as determined by the Administrative Agent in its sole discretion;
     (v) Completion of Project. At the time of the Extension Request, the lien-free full completion of the Work and the construction of each of the Improvements shall have been completed in a manner acceptable to Administrative Agent acting in good faith, in accordance with the Loan Documents and each Construction Schedule, and substantially in accordance with each of the Plans and Specifications. For the purposes of this provision, the completion of the Work and the construction of the Improvements shall be deemed to occur only at such time as Administrative Agent has received the following (A) certificate of completion from the Contractor attesting to final completion of the Work, (B) final, unconditional certificates of occupancy for each Property, and (C) construction date-down and interim mechanics’ lien endorsements to each Title Policy;
     (vi) Financial Statements. Borrower shall have delivered current financial statements regarding Borrower and the Payment and Completion Guarantor (dated not earlier than ninety (90) days prior to the Extension Request) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, the Payment and Completion Guarantor and the Property, shall have been submitted promptly to Administrative Agent, and there shall not have occurred, in the opinion of Administrative Agent, any event or condition which could constitute a Material Adverse Occurrence in the business or financial condition of Borrower or any Guarantor or in the Property from that which existed on the date of this Agreement;
     (vii) Costs and Expenses. Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including, without limitation, legal fees; all such costs and expenses incurred up to the time of Administrative Agent’s written agreement to the extension shall be due and payable prior to Administrative Agent’s execution of that agreement (or if the proposed extension does not become effective, then upon demand by Administrative Agent), and any future failure to pay such amounts shall constitute an Event of Default under the Loan Documents;
     (viii) Guarantor’s Compliance Certificate. Borrower shall have delivered a Guarantor’s Compliance Certificate as required in accordance with the terms of the Payment and Completion Guaranty evidencing the Payment and Completion Guarantor’s compliance with the Payment and Completion Guarantor’s financial covenants set forth therein;
     (ix) Regulatory Requirements. All applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension; and
     (x) Additional Documents; Searches. Not later than the Initial Maturity Date, (A) the extension shall have been documented to Administrative Agent’s satisfaction by Borrower, each Guarantor, Administrative Agent, and all other parties deemed necessary by Administrative Agent; and (B) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as required by Administrative Agent.
     3.6 Payments, Fees and Other General Provisions.
     (a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its Principal Office, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 3.6(b) and Section 3.6(d), Administrative Agent on behalf of the Lenders, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with Administrative Agent. Borrower shall, at the time of making each payment under this Agreement, specify to Administrative Agent the amounts payable by Borrower hereunder to which such payment is to be applied. Each payment received by Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender as provided by separate wiring instructions from such Lender no later than one (1) Business Day after receipt. If Administrative Agent fails to pay such amount to a Lender as provided in the previous sentence, Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
     (b) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing from the Lenders under Section 3.1 shall be made from the Lenders, each payment of the fees under Section 3.1(e) shall be made for the account of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each payment or prepayment of principal of Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (iii) each payment of interest on Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the amount of interest on such Loans then due and payable to the respective Lenders; (iv) the making and Continuation of Loans of a particular Type (other than Conversions provided for by Section 3.9(f)) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; and (v) the Lenders’ participation in, and payment obligations in respect of, Loans under Section 3.1, shall be in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Loans shall be for the account of the Lenders.
     (c) Advances by Administrative Agent. Unless Administrative Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Administrative Agent the Loan to be made by such Lender on such date, Administrative Agent may assume that such Lender will make the proceeds of such Loan available to Administrative Agent on the date of the requested borrowing and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Administrative Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Administrative Agent’s demand therefor, Administrative Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan as provided in Section 3.2 or (ii) from a Lender at the

Federal Funds Rate. Subject to the terms of this Agreement, Borrower does not waive any claim that it may have against a Defaulting Lender.
     (d) Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to Borrower under this Agreement, or shall obtain payment on any other Obligation owing by Borrower through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Lenders pro rata in accordance with Section 3.6(b), such Lender shall promptly purchase from the other applicable Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.6(b). To such end, all the applicable Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.
     (e) Several Obligations. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
     3.7 Defaulting Lenders.
     (a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from Administrative Agent, then, in addition to the rights and remedies that may be available to Administrative Agent, Borrower or Lenders under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of Administrative Agent or to be taken into account in the calculation of all of the Lenders or the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder, in addition to the other rights and remedies which Administrative Agent, Borrower or Lenders may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loans under Section 3.7(b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.
     (b) Purchase or Cancellation of Defaulting Lender’s Commitment. Promptly after any Lender becomes a Delinquent Lender, Administrative Agent shall deliver notice (“Default Notice”) of same to the other Lenders. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment as set forth in this Section 3.7(b). Any Lender desiring to exercise such right shall give written notice (“Purchase Notice”) thereof to Administrative Agent, such Defaulting Lender, the other Lenders and Borrower no sooner than two (2) Business Days and not later than fifteen (15) Business Days after Lenders receive the Default Notice and Defaulting Lender shall have an additional two (2) Business Days after receipt of the Purchase Notice to cure its default prior to Lender exercising such purchase right. If more than one Lender exercises such right resulting in greater funds than are necessary, the amount funded by each such Lender shall be reduced if necessary such that each purchasing Lender’s amount funded is in proportion to the Commitments of the other Lenders exercising such right (calculated without regard to the Commitments of the Defaulting Lender and any other Lender who has not elected to fund). If after such fifteenth (15th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender and Defaulting Lender has not cured its default, then Borrower may, by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) subject to and in accordance with the provisions of Section 10.11(c) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 3.7(b)) provided that Defaulting Lender shall have an additional two (2) Business Days after receipt of such termination notice from Borrower to cure its default. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee, nor shall Administrative Agent or any Lender have any obligation whatsoever to fund any portion of the terminated commitment. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 10.11(c), shall pay to Administrative Agent an assignment fee in the amount of Three Thousand Five Hundred Dollars ($3,500.00). The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the Principal Balance of the Loans outstanding and owed by Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall (i) be entitled to retain any amount from the purchase price that is due Administrative Agent from such Defaulting Lender hereunder and (ii) apply against such purchase price (as a credit to the purchaser) any amounts retained by Administrative Agent that Administrative Agent shall pay to such Defaulting Lender upon the closing of the purchase. The Defaulting Lender shall be entitled to receive amounts owed to it by Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by Administrative Agent from or on behalf of Borrower. There shall be no recourse against any Lender or Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
     3.8 Taxes.
     (a) Taxes Generally. All payments by Borrower of principal of, and interest on, the Loans shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (x) franchise taxes, and (y) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then Borrower will:
     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
     (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such Governmental Authority; and
     (iii) pay to Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent or such Lender will equal the full amount that Administrative Agent or such Lender would have received had no such withholding or deduction been required.
     (b) Tax Indemnification. If Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure. For purposes of this Section 3.8(b), a distribution hereunder by Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrower.
     (c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to Borrower and Administrative Agent (but only so long as such Lender or Participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, properly completed, currently effective and duly executed by such Lender or Participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or Participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve Borrower of its obligations under this Section 3.8. In addition, any such Lender or Participant shall deliver to Borrower and Administrative Agent (but only so long as such Lender or Participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete.
     3.9 Yield Protection, etc.
     (a) Additional Costs; Capital Adequacy.
     (i) Additional Costs. Borrower shall promptly pay to Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Rate Loans or its obligation to make any LIBOR Rate Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.8(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted LIBOR Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
     (ii) Lender’s Suspension of LIBOR Rate Loans. Without limiting the effect of the provisions of Section 3.8(a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Lender to make or Continue LIBOR Rate Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 3.9(f) shall apply).
     (iii) Notification and Determination of Additional Costs. Each of Administrative Agent and each Lender agrees to notify Borrower of any event occurring after the date of this Agreement entitling Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section 3.9(a) as promptly as practicable; provided, however, the failure of Administrative Agent or any Lender to give such notice shall not release Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section 3.9(a), Administrative Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six (6) months prior to the date that Administrative Agent or such Lender, as applicable, first notifies Borrower in writing thereof. Administrative Agent and or such Lender agrees to furnish to Borrower a certificate setting forth the basis and amount of each request by Administrative Agent or such Lender for compensation under this Section 3.9(a). Absent manifest error (that is an obvious mathematical error), determinations by Administrative Agent or any Lender of the effect of any

Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
     (b) Suspension of LIBOR Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted LIBOR Rate for any Interest Period:
     (i) Administrative Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period, or
     (ii) Administrative Agent reasonably determines (which determination shall be conclusive) that the Adjusted LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Rate Loans for such Interest Period;
then Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Rate Loans or Continue LIBOR Rate Loans and Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Rate Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.
     (c) Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or Continue Loans of any other Type into, LIBOR Rate Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 3.9(f) shall be applicable).
     (d) Compensation. Borrower shall pay to Administrative Agent for the account of each Lender, upon the request of such Lender through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
     (i) any payment or prepayment (whether mandatory or optional) of a LIBOR Rate Loan, or Conversion of a LIBOR Rate Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
     (ii) any failure by Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.1 to be satisfied) to borrow a LIBOR Rate Loan from such Lender on the date for such borrowing, or Continue a LIBOR Rate Loan on the requested date of such Continuation.

Upon Borrower’s request, any Lender requesting compensation under this Section 3.9(d) shall provide Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender and may include, without limitation, administrative costs as a component of such loss, cost or expense. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
     (e) Affected Lenders. If (i) a Lender requests compensation pursuant to Section 3.8 or Section 3.9(a), and the Requisite Lenders are not also doing the same, or (ii) the obligation of any Lender to make LIBOR Rate Loans or to Continue LIBOR Rate Loans shall be suspended pursuant to Section 3.9(a)(ii) or Section 3.9(c), but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Unmatured Default or Event of Default, Borrower, within thirty (30) days of such request for compensation or suspension, as applicable, may either (x) demand that each Lender consent to the assignment of the Loans of such Lender (the “Affected Lender”) to an Eligible Assignee, and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 10.11(c) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (y) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section 3.9(e), but at no time shall Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by Borrower of its rights under this Section 3.9(e) shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section 3.9(e) shall not in any way limit Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.8, Section 3.9(a) or Section 3.9(d).
     (f) Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Rate Loans or to Continue LIBOR Rate Loans shall be suspended pursuant to Section 3.9(a)(ii), Section 3.9(b) or Section 3.9(c), then such Lender’s LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion required by Section 3.9(a)(ii) or Section 3.9(c), on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.9(a) or Section 3.9(c) that gave rise to such Conversion no longer exist:

     (i) to the extent that such Lender’s LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and
     (ii) all Loans that would otherwise be made or Continued by such Lender as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans.
If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 3.9(a) or Section 3.9(c) that gave rise to the Conversion of such Lender’s LIBOR Rate Loans pursuant to this Section 3.9(f) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Lenders are outstanding, then such Lender’s Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Rate Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
     (g) Change of Lending Office. Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.8, Section 3.9(a) or Section 3.9(c) to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
     (h) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3 shall be made as though such Lender had actually funded LIBOR Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Rate Loans in an amount equal to the amount of the LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Section 3.
     3.10 Regarding Partial Releases. Administrative Agent agrees that Administrative Agent will provide Borrower with a partial release respecting any Property (singly and collectively, a “Partial Release”), in form and substance satisfactory to Administrative Agent, upon the satisfaction of the following conditions, as determined solely by Administrative Agent:
     (a) Administrative Agent shall have received not less than sixty (60) days’ prior written notice of the estimated date of the proposed Partial Release;
     (b) There exists no Event of Default or Unmatured Default;

     (c) Contemporaneously with such Partial Release, there shall be a sale of a Project pursuant to a purchase and sale agreement or a refinancing of such Property pursuant to a loan transaction; and
     (d) Administrative Agent shall have first received all of the following with respect to the Property to be released:
     (i) a copy of the applicable purchase and sale agreement or loan commitment, certified by Borrower to be a true and complete statement of the terms of the sale or the refinance, as applicable, with respect thereto;
     (ii) payment in full of an amount equal to one hundred percent (100%) of the funded amount of the Project Tranche for that Property (the “Release Price”) in certified funds (or other good and sufficient funds satisfactory to Administrative Agent in its sole discretion) which are immediately available to Administrative Agent without any escrow or other condition, all as determined solely by Administrative Agent; provided, however, that the amount of any payment made in connection with the delivery of each Partial Release shall be in addition to all amounts due and payable by Borrower as of the date that payment thereof is made to Administrative Agent;
     (iii) if any, payment of Administrative Agent’s out-of-pocket reasonable expenses, including the fees and expenses of counsel, in connection with each Partial Release;
     (iv) a Debt Service Coverage Ratio Test for the remaining Property evidencing the remaining Property’s compliance with the Debt Service Coverage Ratio set forth in Section 7.34, if then applicable;
     (v) a Debt Service Coverage Ratio Test for each remaining Property evidencing each remaining Property’s compliance with the Debt Service Coverage Ratio set forth in Section 7.35; and
     (vi) such other documents, certificates, opinions or assurances as Administrative Agent may reasonably request including, but not limited to, a copy of the closing statement or other evidence of the purchase price or loan amount satisfactory to Administrative Agent with respect to the Property to be released under each Partial Release.
Amounts received by Administrative Agent pursuant to this Section 3.10 shall be applied first to the payment of any unpaid costs and expenses, then to any accrued and unpaid interest, then to the outstanding principal balance of the Loans related to the applicable Project Tranche being released, and then to any amounts due and owing under the Loan Documents. Administrative Agent shall only provide a Partial Release in the ordinary course of business, only after Administrative Agent has received payment in full of each applicable Release Price.

SECTION 4.
CONDITIONS TO LOAN OPENING DATE
     Prior to the Loan Opening Date, Borrower shall execute and/or deliver to Administrative Agent the following documents and other items required to be executed and/or delivered by Borrower, and shall cause to be executed and/or delivered to Administrative Agent the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent:
     4.1 The Loan Documents. The Loan Documents.
     4.2 Survey. A plat of survey (“Survey”) of each Real Property made by a land surveyor licensed in the applicable State, showing:
     (a) improvements on the Land;
     (b) the location (and recording numbers, to the extent recorded) of all visible or recorded easements (including appurtenant easements), water courses, drains, sewers, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof), other rights of way, and curb cuts, if any, within or serving the Real Property or to which the Real Property is subject, and the proposed location of any such easements to be granted; that the same are, and after construction of the Project and granting of easements will be, unobstructed; and that all portions of the Project will have direct access to dedicated public roads;
     (c) the location of the servient estate of any easements, if the Land is the dominant estate thereunder;
     (d) the dimensions, boundaries and acreage or square footage of the Land;
     (e) that there are no encroachments onto the Land from improvements located on adjoining property;
     (f) if visibly evident or plottable based on documents of record, the location and course of all utility lines;
     (g) if the Real Property comprises more than one parcel, interior lines and other data sufficient to insure contiguity; and
     (h) such additional information which may be reasonably required by Administrative Agent or the Title Company.
     The Survey shall be made in accordance with (i) the 2005 survey standards of the American Land Title Association and American Congress on Surveying and Mapping including items 1, 2, 3, 4, 6, 7(a) and (b), 8, 9, 10, 11(a) and (b), of Table A thereof and (ii) the laws of the State. To the extent that there is any conflict or inconsistency among the Survey standards described above, the more restrictive standard shall apply. The Survey shall be dated not more than sixty (60) days prior to the date of this Agreement, and shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the Land and shall run in favor of Borrower, Administrative Agent on behalf of the Lenders, and the Title Company.
     4.3 Insurance. The certificates of insurance as provided in Exhibit H of this Agreement.
     4.4 Title Policy. An ALTA 2006 Loan Policy of Title Insurance (the “Title Policy”) for each Property issued by the Title Company and insuring, in the aggregate, the full amount of the Notes, and insuring each Mortgage will be a first priority lien upon the fee simple title to each Real Property to the extent of advances of the Loan made by Lenders from time to time under this Agreement, and in the case of the Fort Collins Project, the leasehold estate to the Fort Collins Real Property, subject to no liens, claims, exceptions or encumbrances except the Permitted Exceptions and containing the following endorsements (to the extent available in the applicable State):
     (a) Modified ALTA Broad Form 3.1-06 Zoning Endorsement (in the form modified for construction loans), including coverage for parking and for loading docks and bays and deleting the marketability limitation, based upon the completion of the Project in accordance with the Plans and Specifications;
     (b) Modified Comprehensive Endorsement (Endorsement 9.3-06) (in form modified for construction loans);
     (c) Access Endorsement (ALTA Endorsement 17-06);
     (d) Survey Endorsement;
     (e) Tax Parcel Endorsement (ALTA Endorsement 18-06 or 18.1-06 as applicable);
     (f) Contiguity Endorsement, if applicable (ALTA Endorsement 19-06);
     (g) Utility Facilities Endorsement;
     (h) Usury Endorsement;
     (i) Full mechanics lien coverage;
     (j) First Loss Endorsement;
     (k) Subdivision Endorsement;
     (l) Tie-In Endorsement;
     (m) Leasehold Endorsement for Fort Collins Real Property;

     (n) Pending Disbursement (Future Advance) Endorsement (ALTA Endorsement 14-06); and
     (o) Such additional endorsements as may be reasonably required by Lender based upon its review of the Title Policy and Survey.
     4.5 Title Documents. Copies of such documents, if any, as Borrower has provided the Title Company in connection with the issuance and underwriting of each Title Policy.
     4.6 Recorded Documents. Copies of all recorded documents described in each Title Policy.
     4.7 Searches. Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering Borrower and Guarantors and disclosing no matters objectionable to Administrative Agent.
     4.8 Consents. The Architect’s Consent, the Engineer’s Consent, and the Contractor’s Consent.
     4.9 Contracts. Copies of the Construction Contract, the Engineering Contract and the Architectural Contract.
     4.10 Opinions. Opinion letters from legal counsel for Borrower and Guarantors (which counsel must be approved by Administrative Agent with respect to the issuance of such opinion), opining to the authority of said parties to execute, deliver and perform their respective obligations under the Loan Documents, to the validity and binding effect and enforceability of the Loan Documents and to such other matters as Administrative Agent and its counsel shall require.
     4.11 Geotechnical Reports. A soil test report prepared by a licensed soil engineer approved by Administrative Agent and otherwise satisfactory in all respects to Administrative Agent containing, among other things, boring logs and the locations of all borings and confirming that no condition exists with respect to each Land which would cause subsidence of any portion of any Land and showing that no state of facts exists which would adversely affect the completion of the Work in accordance with the applicable Plans and Specifications or would require any costs with respect thereto not otherwise provided for in the applicable Budget.
     4.12 Flood Hazards. Evidence that (a) no portion of any Real Property is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any portion of such Real Property is so located and where any vertical portion of the Improvements will be constructed thereon, evidence that flood insurance is in effect; and (b) no portion of any Real Property where Improvements are contemplated is located in a federally, state or locally designated wetland or other type of government protected area.
     4.13 Organizational Documents. Certified copies of (a) Borrower’s, each Guarantor’s, and any Signing Entity’s (if applicable) articles of organization, certificate of limited partnership or articles of incorporation, including all amendments thereto; (b) the limited liability company agreement, limited partnership agreement, or bylaws of Borrower, each Guarantor, and any Signing Entity, including all amendments thereto; and (c) such documents as Administrative Agent deems appropriate evidencing the authority of Borrower, Guarantor, and any Signing Entity (if applicable) to borrow the proceeds of the Loan and execute and deliver this Agreement and the other Loan Documents.
     4.14 Environmental Report. Evidence that the environmental condition of the Property is, and the environmental condition of the Land upon completion will be, satisfactory to Administrative Agent. Such evidence shall include, but shall not be limited to, a Phase I Environmental Audit certified to Borrower and Administrative Agent, for the benefit of the Lenders, and setting forth other appropriate environmental investigations of the Property and the areas surrounding the Property. Such testing and investigation shall be performed by an environmental professional acceptable to Administrative Agent in a manner satisfactory to Administrative Agent.
     4.15 Commitment. Evidence that in no event shall the maximum aggregate Commitment of the Lenders exceed the lesser of (i) Fifty-Two Million Seven Hundred Fifty-One Thousand One Hundred Twenty-Three Dollars ($52,751,123.00); (ii) a sixty percent (60.0%) loan-to-value ratio on an “as stabilized” basis of the Project based upon an appraisal satisfactory to Administrative Agent; or (iii) a sixty percent percent (60.0%) loan-to-cost ratio based upon the Project Costs set forth in the Budget including, without limitation, sixty-three percent (63%) of the “as-is” value or contract price of any Land.
     4.16 No Material Adverse Occurrences. Evidence that, as of the date of the Loan Opening, there has been no Material Adverse Occurrence in the financial or other projections for the Project, the physical condition of the Property or the financial condition of Borrower or any Guarantor since the date of the most recent financial statements or projections delivered to Administrative Agent or the most recent inspections of the condition of the Property made by the Consultant, as the case may be.
     4.17 Appraisal. An MAI appraisal satisfactory to Administrative Agent prepared in accordance with the requirements of FIRREA by a licensed or certified appraiser acceptable to Administrative Agent showing an appraised value of the Property sufficient to satisfy a sixty percent (60.0%) loan-to-value ratio on an “as stabilized” basis of the Property.
     4.18 Construction Schedule. Each Construction Schedule for each Project.
     4.19 Construction Escrow Agreement. The Construction Escrow Agreements.
     4.20 Material Subcontracts. At Administrative Agent’s request, copies of all Material Subcontracts.
     4.21 Utilities. Evidence that all major utility services for each Project are available at each Real Property and/or are available at the property lines of each Real Property.
     4.22 Property Management Contract. A certified copy of each Property Management Contract for each Property.

     4.23 Form Leases. A certified copy of a form Lease for each Property, in form and substance satisfactory to Administrative Agent.
     4.24 Fort Collins Ground Lease. A fully executed copy of the Fort Collins Ground Lease.
     4.25 Fort Collins Ground Lease Estoppel. A fully executed copy of the Fort Collins Ground Lease Estoppel in form and substance satisfactory to Administrative Agent.
SECTION 5.
DISBURSEMENT OF THE LOAN
     5.1 Conditions Precedent in General. In addition to the other conditions set forth herein, the obligation of Lenders to make the Initial Advance and each subsequent Loan Advance under this Agreement shall be conditioned upon and subject to the payment to Administrative Agent of all loan fees then owing from Borrower to Administrative Agent and Lenders and to satisfaction of all of the following conditions:
     (a) All representations and warranties contained in this Agreement and in the other Loan Documents shall be true in all material respects on and as of the date of such Loan Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct as of such earlier date.
     (b) Borrower shall have performed all of its obligations under all Loan Documents which are required to be performed on or prior to the date of such Loan Advance.
     (c) Prior to the Initial Advance for each applicable Project Tranche, the cash portion of the Equity Requirement for such Project shall have been disbursed (or if the Loan Advance is the Initial Advance, shall be disbursed simultaneously with such Initial Advance).
     (d) Both before and after giving effect to the Loan Advance, each Project Tranche is In Balance.
     (e) There shall have been no Material Adverse Occurrence to Borrower or any Guarantor since the Loan Opening Date, as reasonably determined by Administrative Agent.
     (f) No Event of Default shall have occurred that has not been waived in writing by the Requisite Lenders (or all Lenders if so required by Section 10.12(d)), and no Unmatured Default shall then exist.
     (g) No litigation or proceedings are pending or threatened (including proceedings under Title 11 of the United States Code) against Borrower, any Guarantor, or any Project, which litigation or proceedings, in the reasonable judgment of Administrative Agent, could constitute a Material Adverse Occurrence.

     (h) Prior to the Initial Advance of the Ames Tranche, Borrower shall execute and/or deliver to Administrative Agent the following documents, which documents shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent:
     (i) A copy of the Ames Plans and Specifications, which have been approved by Borrower and Administrative Agent and approved and stamped by the appropriate governmental authorities, including detailed descriptions (with drawings and specifications);
     (ii) A copy of the site plan of the Ames Land, in form and substance satisfactory to Administrative Agent, showing the proposed location of each of the Ames Improvements;
     (iii) A fully executed copy of a Rate Management Agreement which contains terms and is in a form which is satisfactory to Administrative Agent;
     (iv) A fully executed Assignment of Rate Management Agreement, in form and substance satisfactory to Administrative Agent;
     (v) On or prior to December 31, 2010, evidence satisfactory to Administrative Agent that the Ames Condominium Declaration has been recorded against the Ames Land;
     (vi) Simultaneous with the recording of the Ames Condominium Declaration, a fully executed and recorded amendment to the Ames Mortgage, in form and substance satisfactory to Administrative Agent, amending the legal description of the Ames Mortgage to include the Condominium Units (the “Ames Mortgage Amendment”);
     (vii) A date down endorsement, in form and substance satisfactory to Administrative Agent, to the Title Policy issued in connection with the Ames Mortgage which endorsement shall evidence the submission of the Ames Land to the Ames Condominium Declaration, including, without limitation, an updated schedule listing the Condominium Units as the insured parcel and adding the Ames Mortgage Amendment as part of the insured security instrument;
     (viii) Evidence satisfactory to Administrative Agent that a separate tax parcel has been issued for the Ames Land; and
     (ix) A tax parcel endorsement, in form and substance satisfactory to Administrative Agent, to the Title Policy issued in connection with the Ames Mortgage.
     (i) Prior to the Initial Advance of the Clarksville Tranche, Borrower shall execute and/or deliver to Administrative Agent the following documents, which documents shall contain such provisions as shall be required to conform to this

Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent:
     (i) A copy of the Clarksville Plans and Specifications, which have been approved by Borrower and Administrative Agent and approved and stamped by the appropriate governmental authorities, including detailed descriptions (with drawings and specifications);
     (ii) A copy of the site plan of the Clarksville Land, in form and substance satisfactory to Administrative Agent, showing the proposed location of each of the Clarksville Improvements;
     (iii) A fully executed copy of a Rate Management Agreement which contains terms and is in a form which is satisfactory to Administrative Agent; and
     (iv) A fully executed Assignment of Rate Management Agreement, in form and substance satisfactory to Administrative Agent.
     (j) Prior to the Initial Advance of the Fort Collins Tranche, Borrower shall execute and/or deliver to Administrative Agent the following documents, which documents shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent:
     (i) A copy of the Fort Collins Plans and Specifications, which have been approved by Borrower and Administrative Agent and approved and stamped by the appropriate governmental authorities, including detailed descriptions (with drawings and specifications);
     (ii) A copy of the site plan of the Fort Collins Land, in form and substance satisfactory to Administrative Agent, showing the proposed location of each of the Fort Collins Improvements;
     (iii) A fully executed copy of a Rate Management Agreement which contains terms and is in a form which is satisfactory to Administrative Agent;
     (iv) A fully executed Assignment of Rate Management Agreement, in form and substance satisfactory to Administrative Agent;
     (v) A recorded release, in form and substance satisfactory to Administrative Agent, releasing that certain Real Estate Mortgage made by the Ground Lessor in favor of Windtrail LLC dated May 29, 1996 and recorded against the Fort Collins Land, as assigned to Bank One, Colorado, N.A., pursuant to that certain Assignment of Deed of Trust or Mortgage dated September 11, 1997 (the “Ground Lessor Mortgage”);
     (vi) A date down endorsement, in form and substance satisfactory to Administrative Agent, to the Title Policy issued in connection with the Fort

Collins Deed of Trust which endorsement shall evidence the deletion of the title exception for the Ground Lessor Mortgage;
     (vii) Evidence that all major utility services for the Fort Collins Project are available at the Fort Collins Real Property and/or are available at the property lines of the Fort Collins Real Property;
     (viii) Evidence satisfactory to Administrative Agent that the Fort Collins Plat has been recorded against the Fort Collins Land;
     (ix) Simultaneous with the recording of the Fort Collins Plat, a fully executed and recorded amendment to the Fort Collins Deed of Trust, in form and substance satisfactory to Administrative Agent, amending the legal description of the Fort Collins Deed of Trust to replace the metes and bounds legal description of Lots 1 and 2 and Outlot B with a platted lot description (the “Fort Collins Deed of Trust Amendment”);
     (x) A date down endorsement, in form and substance satisfactory to Administrative Agent, to the Title Policy issued in connection with the Fort Collins Deed of Trust which endorsement shall evidence the recording of the Fort Collins Plat, including, without limitation, an updated schedule listing Lots 1 and 2 and Outlot B as the insured parcel and adding the Fort Collins Deed of Trust Amendment as part of the insured security instrument; and
     (xi) A subdivision endorsement, in form and substance satisfactory to Administrative Agent, to the Title Policy issued in connection with the Fort Collins Deed of Trust.
     (k) Prior to the Initial Advance of the Fort Wayne Tranche, Borrower shall execute and/or deliver to Administrative Agent the following documents, which documents shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Administrative Agent:
     (i) A copy of the Fort Wayne Plans and Specifications, which have been approved by Borrower and Administrative Agent and approved and stamped by the appropriate governmental authorities, including detailed descriptions (with drawings and specifications);
     (ii) A copy of the site plan of the Fort Wayne Land, in form and substance satisfactory to Administrative Agent, showing the proposed location of each of the Fort Wayne Improvements;
     (iii) A fully executed copy of a Rate Management Agreement which contains terms and is in a form which is satisfactory to Administrative Agent; and
     (iv) A fully executed Assignment of Rate Management Agreement, in form and substance satisfactory to Administrative Agent.

     (l) Borrower shall have delivered to Administrative Agent a request for disbursement in the form attached hereto as Exhibit F not more than ten (10) days prior to the requested Loan Advance, specifying the Project for which the disbursement is being made and the amount and mode of each Loan Advance in detail and accompanied by the following, all in form and substance satisfactory to Administrative Agent:
     (i) An owner’s sworn statement and disbursement request;
     (ii) An application for payment and sworn Contractor’s statement from Contractor, and a statement of a duly authorized officer of Contractor that all items of construction cost have been incorporated into the applicable Project in accordance with the applicable Plans and Specifications, together with waivers of lien with respect to the current disbursement and all previous disbursements from the Contractor and all Subcontractors and materialmen to whom payment is to be made, as are required by the Title Company as a condition to issuing the mechanic’s lien endorsement described in Section 5.1(p);
     (iii) Invoices for all soft costs which are the subject of the Loan Advance;
     (iv) Building and other applicable permits issued by the appropriate governmental bodies for all Work for which a Loan Advance is requested; and
     (v) Such other documents, assignments, certificates and opinions as are required by the Title Company, or as may be reasonably required by Administrative Agent.
     (m) An inspection report of the Consultant certifying the percentages of completion of the components of the Work for the applicable Project and setting forth the amount authorized for disbursement and such other matters as Administrative Agent may require (including compliance with the applicable Plans and Specifications and the applicable Construction Schedule).
     (n) Subject to Force Majeure, no event, circumstance or condition exists or has occurred which, in Administrative Agent’s sole judgment, could delay or prevent the completion of the Work for the applicable Project by the Construction Completion Date.
     (o) Administrative Agent shall be satisfied as to the continuing accuracy of the applicable Budget.
     (p) Upon the disbursement of the Loan Advance, an endorsement to the applicable Title Policy shall be issued by the Title Company, updating the same to the date of such Loan Advance and increasing the amount of coverage (including mechanics lien coverage) thereunder to the Principal Balance (taking into account the then current Loan Advance), and insuring the lien of the applicable Mortgage to be superior to all defects in title other than the applicable Permitted Exceptions and other exceptions hereafter approved by Administrative Agent in writing. No Loan Advance shall be made until Borrower furnishes Administrative Agent with a mechanic’s lien endorsement for such advance.
     (q) If such Loan Advance is to be made in whole or in part for materials purchased by Borrower but not yet installed or incorporated into the applicable Project, (i) Administrative Agent shall be satisfied with the conditions under which such materials are purchased and stored, (ii) the materials involved shall have been delivered to the applicable Land or stored with a bonded warehouseman, with satisfactory evidence of security, insurance both during storage and transit and suitable storage, (iii) a copy of a bill of sale or other evidence of title in Borrower, together with a copy of UCC searches against Borrower and the warehouseman, if applicable, indicating no liens or claims which may affect such materials shall have been delivered to Administrative Agent and (iv) Borrower shall have provided Administrative Agent, any architect and any applicable governmental agency or testing authority having jurisdiction over the applicable Project with access to inspect, test or otherwise examine such stored and unincorporated materials.
     (r) If requested by Administrative Agent, within thirty (30) days subsequent to the completion of the foundations of any Project, the applicable Survey shall be updated to show the location of such foundations, that such foundations are within all applicable lot, side, rear and set-back lines; and that there are no encroachments by the applicable Improvements over easements or adjoining property.
     (s) Borrower has provided evidence that it has fully funded the applicable Equity Requirements.
     5.2 Amount of Disbursements; Retainage. Subject to the other conditions and limitations set forth herein, the amount of each disbursement shall be the amount requested by Borrower; provided, however, that (a) Administrative Agent, on behalf of the Lenders, shall have the right to retain ten percent (10%) of each item of the applicable Project Costs pertaining to materials and labor (other than (1) amounts requested for payment to suppliers of materials only who have either fully delivered all materials or delivered such portion thereof whereby it is reasonable and necessary to fully pay for such materials and (2) soft cost amounts so long as any applicable provider delivers any and all waiver or releases required to the extent that such provider has the right to file liens against the applicable Land), provided, however, that from and after such time as fifty percent (50%) of the applicable Project has been completed as determined by the Administrative Agent, such retainage amount shall reduce to five percent (5%), which Retainage shall be disbursed in accordance with the provisions of Section 5.6, and (b) in no event shall Lenders be obligated to disburse for any item an amount in excess of the amount allocated for such item pursuant to the applicable Budget.
     5.3 Certifications, Representations and Warranties. Each request for a Loan Advance by Borrower shall constitute (a) Borrower’s certification that the representations and warranties contained in Section 6 below are true and correct in all material respects as of the date of such request, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct as of such earlier date, (b) Borrower’s certification that Borrower is in compliance with the conditions contained in this Section 5, and

(c) Borrower’s representation and warranty to Lender, with respect to the Work, materials and other items for which payment is requested that (i) such Work and materials for which Loan proceeds were previously disbursed have been incorporated into the applicable Project (or otherwise satisfy the terms and conditions of Section 5.1(q) hereof), free and clear of liens, claims and encumbrances, (ii) the value thereof is as estimated therein, (iii) such Work and materials substantially conform to the applicable Plans and Specifications, this Agreement and all Applicable Laws, and (iv) the requisitioned value of such Work and materials and the amounts of all other items of cost for which payment is requested by Borrower have theretofore been in fact paid for in cash by Borrower or the same are then due and owing by Borrower and will in fact be paid in cash by Borrower within ten (10) days after Borrower’s receipt of the requested Loan Advance. Neither review nor approval by Administrative Agent of requests for disbursement or any information contained therein or any other information provided to Administrative Agent in accordance with the other provisions of this Section 5 shall constitute the acceptance or approval by Administrative Agent of any portion of the Work.
     5.4 Costs. For purposes of this Agreement (a) the cost of labor and material (except stored and unincorporated materials) furnished for the Work shall be deemed to be incurred by Borrower when the labor and material have been incorporated into the applicable Project and the payment therefor is due and payable, (b) the cost of stored and unincorporated materials shall be deemed to be incurred by Borrower when such materials are purchased by Borrower, (c) the cost of services (other than labor included in the Work) shall be deemed to be incurred by Borrower when the services are actually rendered and the payment therefor is due and payable, (d) real estate taxes, interest and insurance premiums shall be deemed to be incurred by Borrower when such items become due and payable, and (e) any other costs shall be deemed to be incurred by Borrower when the payment therefor is due and payable, but not before the value to be received in return for such cost has been received by Borrower.
     5.5 Method and Application of Disbursements.
     (a) Loan Advances for the Fort Wayne Project and the Fort Collins Project shall be made through the Title Company, and Borrower will cause the Contractor to comply with the requirements of the Title Company in order to enable said escrowee to issue to Administrative Agent a “date down” endorsement to the applicable Title Policy, make disbursements and obtain necessary sworn statements and waivers of lien, provided, however, that Administrative Agent, in its sole discretion, may make payments of the applicable Project Costs directly to Borrower or to the person or entity Administrative Agent determines is entitled to payment or jointly to Borrower and such person or entity. Once the Loan Advance is funded to the Title Company or to the person or entity Administrative Agent determines is entitled to payment, such Loan Advance shall be deemed to have been funded to Borrower.
     (b) Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be responsible, liable or obligated to the Contractor, Subcontractors, suppliers, materialmen, laborers, architects, engineers, or any other parties, for services or work performed, or for goods delivered by them or any of them, in and upon the Land or employed directly or indirectly in the performance of the Work, or for any debts or claims whatsoever accruing in favor of any such parties and against Borrower or others, or against the Project. It is expressly understood and agreed that Borrower is not and shall not be an agent of Administrative Agent or any Lender for any purpose whatsoever. Without limiting the generality of the foregoing, advances made at Administrative Agent’s option, directly to the Contractor, any Subcontractor or supplier of labor or materials, or any other party, shall not be deemed a recognition by Administrative Agent of any third party beneficiary status of any such Person or entity.
     (c) Notwithstanding anything to the contrary contained herein, in connection with the Fort Collins Project, Fort Collins Borrower covenants and agrees that advances of the Fort Collins Equity Requirement shall be made through the Title Company in order to enable said escrowee to issue to Administrative Agent a “date down” endorsement to the Title Policy issued in connection with the Fort Collins Deed of Trust (which date down endorsement shall provide affirmative coverage as to any mechanics’ liens), make disbursements and obtain necessary sworn statements and waivers of lien.
     5.6 Release of Retainage. Retainage(s) shall be released as follows:
     (a) Retainage on any Subcontract shall be released within thirty (30) days after such Subcontract has been fully performed and the following conditions have been satisfied:
     (i) Borrower has delivered final and unconditional waivers of lien from the Subcontractor whose individual Subcontract has been fully performed to the Title Company with copies to Administrative Agent;
     (ii) All conditions precedent to disbursement of Loan Advances as set forth in Section 5.1 have been fully satisfied; and
     (iii) Administrative Agent has received a certificate in writing signed by a duly authorized officer of Contractor certifying that the Work provided for in the Subcontract has been satisfactorily completed substantially in accordance with the applicable Plans and Specifications, and in compliance with all Applicable Laws, and the Consultant has approved all such Work.
     (b) Final disbursement of Retainages to the Contractor for the Work not previously released shall be made upon satisfaction of the following conditions in addition to satisfaction of the other conditions set forth in Section 5.1:
     (i) Borrower has delivered to Administrative Agent a certificate in writing signed by a duly authorized officer of the Contractor certifying that all obligations of the Contractor under the Construction Contract and all obligations of the Subcontractors under the Subcontracts have been fully performed and certifying that the construction of the Work has been completed in all material respects in accordance with the applicable Plans and Specifications and the use and occupancy of the applicable Project is permitted under all Applicable Laws;

     (ii) Borrower has delivered to Administrative Agent all applicable licenses or permits necessary for the use of the applicable Project, including without limitation, a final, unconditional certificate of occupancy for the applicable Project (or a local equivalent, if applicable);
     (iii) Borrower has delivered to Administrative Agent certificates of fire and extended coverage insurance as herein required, and if any Tenants are in occupancy and if requested by Administrative Agent, rent loss insurance in form and substance reasonably satisfactory to Administrative Agent, with Administrative Agent named as mortgagee and as an additional insured party and loss payee;
     (iv) The Title Company is unconditionally prepared to issue its final updated date down endorsement to the applicable Title Policy covering the Principal Balance of the Loan, subject only to the Permitted Exceptions and other exceptions approved by Administrative Agent in writing, and including full coverage against all mechanics’ liens and such other endorsements as are required by Administrative Agent;
     (v) Borrower has delivered to the Title Company and Administrative Agent final and unconditional waivers of lien from the Contractor and all Subcontractors and materialmen who have supplied labor or material in connection with the Work and who have not previously submitted such final waivers; and
     (vi) Borrower has delivered to Administrative Agent the Survey updated to show the Project “as built” and to show the location of all utilities and any additional easements or other matters of record affecting the Project.
     5.7 Interest Reserve. An amount equal to Two Hundred Sixty-Eight Thousand Eight Hundred Seventy-Nine Dollars ($268,879.00) exists as a line item in the Ames Budget for the payment of interest under the Loan (the “Ames Interest Reserve”). An amount equal to Two Hundred Sixty-Nine Thousand Eight Hundred Thirty-Six Dollars ($269,836.00) exists as a line item in the Clarksville Budget for the payment of interest under the Loan (the “Clarksville Interest Reserve”). An amount equal to Three Hundred Thirty-Six Thousand Five Hundred Ninety-Nine Dollars ($336,599.00) exists as a line item in the Fort Collins Budget for the payment of interest under the Loan (the “Fort Collins Interest Reserve”). An amount equal to Two Hundred Forty-Three Thousand Seven Hundred Twenty-Nine Dollars ($243,729.00) exists as a line item in the Fort Wayne Budget for the payment of interest under the Loan (the “Fort Wayne Interest Reserve”; together with the Ames Interest Reserve, the Clarksville Interest Reserve, and the Fort Collins Interest Reserve, individually and collectively, the “Interest Reserve”). If Borrower provides Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the cash proceeds available to Borrower from the applicable Project are in an amount which is insufficient to make the payment of interest on the Principal Balance of the applicable Project Tranche on the next interest payment date, together with such other information as Administrative Agent may reasonably require, Administrative Agent agrees to make Loan Advances on the next monthly interest payment date to itself directly for such applicable interest payment. Borrower acknowledges and agrees that Administrative Agent shall have no obligation to disburse funds from the Interest Reserve if there exists an Unmatured Default, an Event of Default or there are sufficient cash proceeds available to Borrower from the applicable Project to make the payment of interest on the Principal Balance of the applicable Project Tranche. If the amounts contained in the Interest Reserve are insufficient to pay interest on the Loans thereafter to become due, as estimated by Administrative Agent, Borrower shall deposit with Administrative Agent sufficient funds so as to maintain an adequate Interest Reserve.
SECTION 6.
REPRESENTATIONS AND WARRANTIES
     In order to induce Administrative Agent and the Lenders to execute this Agreement and to make the Loan, Borrower represents and warrants to Administrative Agent and the Lenders as follows:
     6.1 Organization of Parties. Each of Borrower, Guarantor and each Signing Party is duly organized, validly existing and in good standing under the laws of its respective state of organization, has all necessary power and authority to carry on its present business, and has full right, power and authority to enter into and deliver the Loan Document to which it is party, and to perform and consummate the transactions contemplated hereby and thereby. The direct and indirect ownership of Borrower is as shown on Schedule 6.1. The organizational documents of Borrower, Guarantor and each Signing Entity, copies of which have been furnished to Administrative Agent, are in effect, unamended, and are the true, correct and complete documents relating to each such entity’s creation and governance.
     6.2 Title. Except in connection with any leased Personal Property as permitted for herein this Agreement, the Property Borrowers own good and marketable fee simple title to the Real Property and the Personal Property, provided however, in connection with the Fort Collins Real Property, Fort Collins Borrower holds a valid leasehold interest in the Fort Collins Real Property. The Real Property and the Personal Property are owned free and clear of all liens, claims and encumbrances, except the Permitted Exceptions, provided however, the Fort Collins’ Borrower’s leasehold interest in the Fort Collins Real Property is free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.
     6.3 Improvements. Subject to the terms and conditions contained in this Agreement, Borrower intends to improve the Land with the Improvements. The Work will be performed in accordance with the provisions of the Plans and Specifications and the Budget and all of the other requirements of this Agreement.
     6.4 Validity and Enforceability of Documents.
     (a) Each of the Loan Documents has been duly authorized, executed and delivered by Borrower and/or Guarantor, as applicable, and are valid and binding upon the parties thereto, enforceable in accordance with the respective provisions thereof, subject only to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditor’s rights. Execution, delivery and performance of the Loan Documents do not and will not contravene, conflict with, violate or constitute a default under the certificate of formation, the operating agreement or any other organizational documents of Borrower, Guarantor or any other Signing Entity, or, to the best of Borrower’s knowledge, any Applicable Law or any agreement, indenture or instrument to which Borrower or any Guarantor or any other Signing Party is a party or is bound or which is binding upon or applicable to the Project or any portion thereof.
     (b) To the best of the Borrower’s knowledge, all plans, contracts, budgets, agreements, surveys, consents, waivers, documents and writings of every kind or character relating to the transactions contemplated hereby delivered to Administrative Agent, whether pursuant to the provisions of this Agreement or otherwise, are or will at the time of delivery be valid and enforceable and in all respects what they purport to be, and to the extent that any such writing shall impose any obligation or duty on Borrower or Guarantor or shall constitute a waiver of any rights which Borrower or Guarantor might otherwise have, such writing shall be valid and enforceable against Borrower or Guarantor in accordance with its terms.
     6.5 Litigation. There is not any condition, event or circumstance existing, or any litigation, arbitration, governmental or administrative proceeding, action, examination, claims or demand pending or, to the best of Borrower’s knowledge after due inquiry, threatened affecting Borrower, any Guarantor or the Project, or involving the validity or enforceability of the Loan Documents or involving any risk of a judgment or liability which, if satisfied, would result in a Material Adverse Occurrence. There is no Uniform Commercial Code financing statement on file that names Borrower or Guarantor as debtor and covers any of the Collateral, and there is no judgment or tax lien outstanding against Borrower or Guarantor.
     6.6 Utilities; Authorities. All utilities necessary for the use, operation and occupancy of the Project (including, without limitation and as applicable, water, storm sewer, sanitary sewer and drainage, electric, gas and telephone facilities) are available at the Land, and all requirements for the use of such utilities have been fulfilled or will be fulfilled prior to the completion of each Project. All building, zoning, safety, disabled persons, health, fire, water district, sewerage and environmental protection agency permits and other licenses and permits which are required by any governmental authority for construction of the Improvements, and the use, occupancy and operation of the Project in accordance with the Plans and Specifications have been (or will be) obtained by or furnished to Borrower and will be maintained in full force and effect.
     6.7 Solvency. Each Obligor is solvent and able to pay such Obligor’s debts as such debts become due, and has capital sufficient to carry on such Obligor’s present business transactions. The value of each Obligor’s property, at a fair valuation, is greater than the sum of such Obligor’s debts. No Obligor is bankrupt or insolvent, nor has any Obligor made an assignment for the benefit of such Obligor’s creditors, nor has there been a trustee or receiver appointed for the benefit of such Obligor’s creditors, nor has there been any bankruptcy, reorganization or insolvency proceedings instituted by or against any Obligor, nor will any Obligor be rendered insolvent by such Obligor’s execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.

     6.8 Financial Statements. All financial statements submitted to Administrative Agent relating to Borrower, the Guarantor and the Project are true, complete and correct, and, where required, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Person to which they pertain and the other information therein described and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statement submitted or this Agreement. No Material Adverse Occurrence has occurred in the financial condition of Borrower, any Guarantor or the Project and no material increase in the contingent liabilities of Borrower or Guarantor has occurred, in each case, since the dates of each such financial statement.
     6.9 Compliance with Laws. To the best of the Borrower’s knowledge, upon completion of the Work in accordance with the Plans and Specifications, the Project and the use, occupancy and operation thereof for their intended purposes will not violate any Applicable Laws, any contractual arrangements with third parties, or any covenants, conditions, easements, rights of way or restrictions of record affecting the Project. Neither Borrower nor any agent thereof has received any notice, written or otherwise, alleging any such violation, which violation has not previously been cured. Upon completion of the Work in accordance with the Plans and Specifications, the Project will be in full compliance and conformity with all zoning requirements, including without limitation, those relating to setbacks, height, parking, floor area ratio, fire lanes and percentage of land coverage, and will not be a non-conforming or special use. No right to any off-site facilities (other than rights already obtained) will be necessary to insure compliance by the Project with all Applicable Laws.
     6.10 Construction, Architectural and Engineering Contracts and Subcontracts, Contracts.
     (a) Construction Contract. Pursuant to the Construction Contract, the Contractor will construct the Improvements. The Construction Contract is in full force and effect, unamended, and no default exists thereunder by any party thereto. In the event of any conflict between the terms of the Construction Contract, any Subcontracts and this Agreement or any other Loan Document, Borrower shall abide by and shall cause the Contractor to act in accordance with the provisions of the Loan Documents.
     (b) Architectural Contract. Pursuant to the Architectural Contract, the Architect has agreed to perform architectural services in connection with the design and construction of the Improvements. The Architectural Contract is in full force and effect, unamended, and no default exists thereunder by any party thereto.
     (c) Engineering Contract. Pursuant to the Engineering Contract, the Engineer has agreed to perform engineering services in connection with the design and construction of the Improvements. The Engineering Contract is in full force and effect, unamended, and no default exists thereunder by any party thereto.
     (d) Subcontracts. Borrower has delivered to Administrative Agent true, complete and correct copies of all Material Subcontracts that have been entered into prior to the date hereof, if any. The Subcontracts that have been entered into prior to the date hereof are in full force and effect, unamended, and no default exists thereunder by any party thereto.
     (e) Plans and Specifications. Borrower has delivered to Administrative Agent true, complete and correct copies of each of the Plans and Specifications.
     (f) Construction Schedule. Each Construction Schedule is realistic and can be adhered to in completing the applicable Project in accordance with the applicable Plans and Specifications.
     6.11 Budget. Each Budget is a true, correct and complete budget with respect to all the estimated costs of the Work (including both hard costs and soft costs associated therewith).
     6.12 Event of Default. No Event of Default or Unmatured Default has occurred.
     6.13 No Defects. To the best of the Borrower’s knowledge, there are no defects in the design or construction of the Project which would result in a Material Adverse Occurrence on its value, safety or intended use.
     6.14 Additional Agreements. There are no management, leasing, development or other material agreements in existence that affect the Project, other than the Construction Contract, the Subcontracts, the Property Management Contract, or those described in the schedule of Permitted Exceptions or as previously delivered to Administrative Agent.
     6.15 Leases. There are no Leases for use or occupancy of any part of the Property other than as approved or deemed approved by Administrative Agent in accordance with the terms of Section 7.30. The Leases are (a) in full force and effect, provided however, at any one time, Leases in an amount not greater than the Lease Breach Threshold may not be in compliance with this provision; (b) no defaults have occurred thereunder which have been outstanding for ninety (90) days or longer, provided however, at any one time, Leases in an amount not greater than the Lease Breach Threshold may not be in compliance with this provision; (c) no tenant under any Lease has a right of set-off against payment of rent due thereunder; (d) no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under a Lease, provided however, at any one time, Leases in an amount not greater than the Lease Breach Threshold may not be in compliance with this provision; (e) with the exception of the Advance Rent Payment, Borrower has not accepted prepayments of installments of rent or any other charges under any Lease for a period of more than one (1) month in advance, provided, however, at any one time, Borrower may accept prepaid amounts up to an amount equal to Project Prepayment Ceiling; and (f) enforcement of the Leases by Borrower or by Administrative Agent pursuant to an exercise of Administrative Agent’s rights under the Assignment of Leases and Rents would be subject to no defenses of any kind.
     6.16 Fort Collins Work. No Work has been done at the Fort Collins Land in connection with the Fort Collins Project.
     6.17 Fort Wayne Work. No Work has been done at the Fort Wayne Land in connection with the Fort Wayne Project.

     All representations and warranties which have been made by Borrower in this Agreement or the other Loan Documents shall be true in all respects at the time of each Loan Advance except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct as of such earlier date, and in the event of any material breach, misrepresentation or omission which is not cured within any applicable cure or grace period provided for herein, Lenders shall have the absolute right to terminate their obligations under this Agreement (without any obligation to refund any loan or other fees previously paid), and upon demand by Administrative Agent, Borrower shall reimburse Lenders for the Loan Expenses, and Lenders shall be entitled to recover from Borrower all losses and damages resulting therefrom.
SECTION 7.
BORROWER’S COVENANTS; SECURITY INTERESTS
     7.1 Manner of Construction. Borrower shall, at its sole cost and expense, cause the construction of the Project to be diligently and expeditiously carried out, in a good and workmanlike manner, in accordance with the Plans and Specifications and all Applicable Laws. All materials, fixtures, equipment or articles used in the renovation, construction or equipping of the Project shall comply with the Plans and Specifications. Without limiting the generality of the foregoing and subject to Force Majeure, Borrower will commence construction of each Project on or prior to the Construction Commencement Date and will cause construction to continue without material interruption until completion in accordance with each Construction Schedule, and to be completed in accordance with each of the Plans and Specifications and Applicable Laws prior to the Construction Completion Date. Construction of each Project shall not be deemed to be complete until the Consultant has certified that substantially all space located within each Project can be used and occupied in accordance with all Applicable Laws and certificates of occupancy (or local equivalent) have been issued therefor. Subject to Force Majeure, Borrower shall forthwith upon completion of each of the Improvements and each portion thereof cause the same to be inspected by each applicable governmental authority, shall cause to be corrected any defects and deficiencies which may be disclosed by any such inspection and shall cause to be duly issued all occupancy certificates and other licenses, permits and authorizations necessary for the operation and occupancy of the Improvements and each portion thereof; and in any event, Borrower shall do and perform, or cause to be done and performed, all of the foregoing acts and things and cause to be issued and executed all such occupancy permits, licenses and authorizations on or before the Construction Completion Date, including without limitation, correcting any defect in the Improvements demanded by an governmental authority.
     7.2 Certificate of Completion. Within fifteen (15) days after each Project is completed, Borrower shall deliver to Administrative Agent a certificate of the Contractor stating that the applicable Project has been completed substantially in accordance with the applicable Plans and Specifications and all Applicable Laws.
     7.3 Change Orders. Borrower shall not, without the prior written approval of Administrative Agent, make or permit any modification of any Plans and Specifications, or amend or modify the Construction Contract or Architectural Contract or enter into any change orders or additional contracts for the performance of any portion of the Work; provided, however, Borrower shall have the right to enter into one or more change orders without Administrative Agent’s consent, so long as (a) no Event of Default or Unmatured Default exists under this Agreement or any of the other Loan Documents, (b) the change order does not individually result in a change in the cost of constructing any Project of more than Fifty Thousand Dollars ($50,000.00), (c) the change order does not, together with all other change orders, result in a change in the cost of constructing the same Project of more than Two Hundred Fifty Thousand Dollars ($250,000.00), (d) the change order does not affect any structural portion of the applicable Project, the overall appearance of the applicable Project or the use or operation of the applicable Project in any material respect, and (e) any increased cost resulting from the change order is paid for from the contingency line item in the applicable Budget, a reallocation of line items in an applicable Budget as approved by Administrative Agent in writing, a reallocation from another Project Tranche as permitted under Section 3.1(g) or any additional funds deposited by Borrower with Administrative Agent (in accordance with Section 3.4(c) hereof). In any event, Borrower shall deliver to Administrative Agent copies of all such change orders not requiring Administrative Agent’s prior approval, together with all related documentation, no later than twenty (20) days after the execution thereof. Notwithstanding anything to the contrary set forth herein, subject to the review of Consultant and the approval of Administrative Agent which shall not be unreasonably withheld, Borrower shall be permitted to reallocate final savings in a particular line item of any Budget upon completion of all work represented in such line item, such completion to be evidenced by a certificate provided by Contractor in form and substance satisfactory to Administrative Agent.
     7.4 Compliance with Laws. Borrower shall comply or cause compliance with all Applicable Laws, including, without limitation, laws governing the construction, development, use and operation of the Project and ERISA. Evidence of such compliance shall be submitted to Administrative Agent on request if Administrative Agent has reason to believe that there is an instance of non-compliance.
     7.5 Inspection. Upon reasonable prior written or oral notice (which shall not be required in the event of an emergency), Borrower shall permit inspection of the Property by Administrative Agent, the Consultant and any other agent or designee of Administrative Agent. In addition, upon reasonable prior written or oral notice (which notice shall not be required in the event of an emergency), Borrower shall permit Administrative Agent and/or its agents and designees access to and the right to inspect, audit and copy all books, records, contracts and other documents and information relating to Borrower, any Guarantor or the Property. All such books, records and accounts of operations relating to the Property shall be kept in accordance with sound accounting practices consistently applied. Borrower shall promptly respond to any inquiry from Administrative Agent for information with respect to the Property, which information may be verified by Administrative Agent at Borrower’s expense; provided, however, that Lenders shall at all times be entitled to rely upon any statements or representations made by Borrower or any agent thereof. If Administrative Agent or the Consultant determine that any Work does not conform with the requirements of this Agreement or the Plans and Specifications, Administrative Agent shall have the right to require, and Borrower shall promptly perform, or cause to be performed, such corrective work. Borrower acknowledges and agrees that any and all inspections of the Work made by Administrative Agent, on behalf of the Lenders, the Consultant or their respective agents, employees and/or designees shall be solely for Administrative Agent’s own information and shall not be deemed to have been made for or on account of Borrower or any other party, and neither Administrative Agent nor any Lender shall have any liability or responsibility relating in any way whatsoever to the construction of the Project, including, but not limited to, the Work thereon, the material or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Plans and Specifications.
     7.6 Appraisal. Borrower acknowledges and agrees that Administrative Agent may obtain from time to time, an appraisal of all or any part of the Property prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Borrower shall permit access to the Property in connection with any appraisal and shall otherwise cooperate with any such third-party appraiser. The cost of any such appraisal shall be borne by Borrower if such appraisal is the first appraisal since the Loan Opening Date (other than a previous appraisal obtained after the occurrence and during the continuance of an Event of Default) and in all events if Administrative Agent obtains such appraisal after the occurrence of an Event of Default, and such cost is due and payable by Borrower on demand and shall constitute an Obligation hereunder. Administrative Agent shall provide a copy of such Appraisal to each Lender upon receipt.
     7.7 Liens.
     (a) Borrower shall not create, incur, assume or suffer to exist any mortgage, pledge, or other lien claims or encumbrances against the Project, any Real Property or Personal Property or against any funds due Contractor or Subcontractor other than (i) those under the Loan Documents, (ii) Leases permitted under the Loan Documents, (iii) liens for real estate taxes and special assessments that are not delinquent, (iv) customary utility easements that are non- blanket in nature and are necessary for the development of the Project; or (v) mechanics and materialmen’s liens; which Borrower in good faith desires to contest, provided however, in connection with any such mechanic’s and mechanic’s liens, Borrower shall contest the same by appropriate legal proceedings diligently prosecuted, but only if Borrower shall furnish to the Title Company such security or indemnity as the Title Company requires to induce the Title Company to issue an endorsement to the applicable Title Policy insuring over the exception created by such lien, and provided further, that Lenders shall not be required to make any further disbursements of the Loan until any mechanics’ lien claims have been so insured against by the Title Company.
     (b) With respect to the matters set forth in Section 7.7(a) above, if Borrower shall (i) fail promptly to discharge any asserted liens or claims, or (ii) fail promptly to contest asserted liens or claims or to give security or indemnity in the manner provided in Section 7.7(a) above, or (iii) having commenced to contest the same, and having given such security or indemnity, fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Title Company for its full amount, or (iv) upon adverse conclusion of any such contest, fail promptly to cause any judgment or decree to be satisfied and lien to be released, then Administrative Agent may, but shall not be required to, procure the release and discharge of any such claim and any judgment or decree thereon and, further, may, in its sole discretion, effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Company, and any amounts so expended by Administrative Agent, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the proceeds of the Loan hereunder and shall bear interest from the date so disbursed until paid at the Default Rate. In settling, compromising or discharging any claims for lien, Administrative Agent shall not be required to inquire into the validity or amount of any such claim.
     7.8 Concerning the Premises.
     (a) Borrower shall at all times duly perform and observe in all material respects the terms, provisions, conditions and agreements on its part to be performed and observed under the Declarations, and shall not suffer or permit any default or event or default on the part of Borrower to exist thereunder, and shall not agree or consent to, or suffer or permit, any material modification, material amendment or termination thereof without the prior written consent of Administrative Agent. Borrower shall promptly furnish to Administrative Agent copies of all notices of default and other material documents and communications sent or received by Borrower under or relating to any Declaration.
     (b) Borrower shall maintain, preserve and keep the Property in good repair, working order and condition and shall from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that at all times the Property and the Improvements shall be fully preserved and maintained.
     (c) Borrower shall not allow any Hazardous Materials to be stored, located, discharged, possessed, managed, processed or otherwise handled on the Property, and shall comply with all Environmental Laws applicable to the Property.
     (d) Borrower shall cause the Property to be taxed as one or more separate tax parcels which do not include any property other than the Property.
     (e) Borrower shall ensure that under applicable law, the Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.
     7.9 Financial Statements; Reports. At Administrative Agent’s request, Borrower shall deliver or cause to be delivered to Administrative Agent each month, a detailed report showing the progress of the Work for each Project. In addition to such progress reports and any other financial statements required to be delivered to Administrative Agent pursuant to the provisions of any of the other Loan Documents, Borrower will from time to time furnish to Administrative Agent such information and reports, financial and otherwise, concerning each Obligor, the performance of the Work for each Property and the operation of each Project as Administrative Agent reasonably requires, including, without limitation, the following:
     (a) (i) Within one hundred twenty (120) days after the end of each calendar year, and (ii) within sixty (60) days after the end of each calendar quarter, financial statements for the Payment and Completion Guarantor, such financial statements to be (A) on a form reasonably acceptable to Administrative Agent, (B) in reasonable detail; (C) prepared in accordance with generally accepted accounting principals consistently applied; (D) accompanied by supporting schedules, including, without limitation, all real estate schedules; (E) certified by the Payment and Completion Guarantor as true, correct and complete and as fairly and accurately presenting the information contained therein; and (F) for annual statements, certified by a certified public accountant of recognized standing acceptable to Administrative Agent and, for quarterly statements, certified by the Property and Completion Guarantor as fairly and accurately presenting the information contained therein. Administrative Agent hereby acknowledges and agrees that a copy of the annual audit report and/or the quarterly financials, as applicable, filed by the Payment and Completion Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements.
     (b) Within sixty (60) days of the filing thereof (but not later than May 15 unless proper extension requests have been filed and copies delivered to Administrative Agent within ten (10) days of the extended filing date), copies of the federal and state income tax returns for each Obligor, together with all supporting schedules.
     (c) Within sixty (60) days of the end of each calendar quarter, compliance certificates from the Payment and Completion Guarantor in accordance with the terms of the Payment and Completion Guaranty evidencing the Payment and Completion Guarantor’s compliance with the financial covenants set forth therein.
     (d) Upon substantial completion of the Project, (i) within thirty (30) days after the end of each fiscal quarter, an operating statement for each Project, and (ii) within fifteen (15) days after the end of each calendar month, a lease status report for each Project, each such delivery to be (A) in a form reasonably acceptable to Administrative Agent, (B) in reasonable detail; (C) prepared in accordance with sound accounting principals consistently applied; and (D) certified by Borrower as fairly and accurately presenting the information contained therein.
     (e) Upon request from Administrative Agent, leasing updates, general building information, projected tax expenses, tax information, applicable market data, and any other information related to the Obligors or the Project as deemed reasonably necessary by Administrative Agent.
     7.10 Affirmation of Representations and Warranties. Borrower agrees that all representations and warranties of Borrower contained in Section 6 hereof shall remain true in all material respects at all times until the Loan is repaid in full, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct as of such earlier date.
     7.11 Title. Except for (a) the Mortgage and other security for the Loan, (b) the lien of general real estate taxes payment of which is not yet due, (c) mechanics’ liens which are contested in the manner permitted in Section 7.7 above, (d) customary utility easements that are non- blanket in nature and are necessary for the development of the Project; and (e) any other Permitted Exceptions, each Property Borrower shall keep its fee simple title to the applicable Project, and in the case of the Fort Collins Property, the leasehold interest in the Fort Collins Real Property, free and clear of all liens, claims and encumbrances, whether senior or junior to or at parity with the applicable Mortgage.
     7.12 Proceedings Affecting Property. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, use, maintenance or operation of any Project, or any portion thereof, Borrower shall cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and shall, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings. All such proceedings, including without limitation, all of Administrative Agent’s costs, and fees and disbursements of Administrative Agent’s counsel in connection with any such proceedings, whether or not Administrative Agent is a party thereto, shall be at Borrower’s expense. To the extent that Administrative Agent incurs any such expenses, including attorneys’ fees and fees and charges for court costs, bonds and the like, Borrower shall reimburse Administrative Agent for such expenses within ten (10) days following the written request of Administrative Agent and the amount due Administrative Agent shall bear interest from the date which is ten (10) days following such written request until repaid to Administrative Agent at the Default Rate. The foregoing provisions of this Section 7.12 shall not limit or affect the provisions of Section 8(l) below.
     7.13 Disposal and Encumbrance of Property. Except as specifically provided for herein (including, without limitation, the entering into any lease for Personal Property in amounts as permitted herein) or in any of the other Loan Documents, Borrower shall not, without Administrative Agent’s prior written consent (unless such consent is not required, as expressly provided in the Loan Documents), suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of any Project. Any consent given by Administrative Agent or any waiver of default under this Section 7.13, shall not constitute a consent to, or waiver of any right, remedy or power of Administrative Agent under any subsequent default hereunder.
     7.14 Insurance. Borrower shall, at its expense, during the term of this Agreement, procure and keep in force, or cause to be kept in force, the insurance coverages described in Exhibit H attached to this Agreement and conforming to the insurance requirements contained in the Mortgage, with the exception of those requirements specifically waived in writing by Administrative Agent. In addition, the policies of insurance to be obtained and maintained by Borrower under the provisions of this Loan Agreement shall be issued by responsible insurance carriers with a Best’s rating of no less than A-/VII, licensed to do business in the applicable State, who are acceptable to Administrative Agent and shall be in such form and with such endorsements (including a mortgagee clause in favor of Administrative Agent), waivers and deductibles (in no event to exceed One Hundred Thousand Dollars ($100,000.00)) as Administrative Agent shall designate or approve. Without limitation on the foregoing:
     (a) All policies shall name Borrower as the insured, and (with the exception of policies for workmen’s compensation insurance) shall name Administrative Agent, on behalf of the Lenders, as mortgagee and as an additional insured (under a standard non-contributing mortgagee protection clause, in form reasonably satisfactory to Administrative Agent, attached to such policy or policies whenever applicable).
     (b) All policies shall contain: (1) the agreement of the insurer to give Administrative Agent at least thirty (30) days’ written notice prior to cancellation or non-

renewal (provided, however, that this subsection (1) will only apply to the property insurance policies); (2) a waiver of subrogation rights against Administrative Agent and, if available, Borrower; (3) an agreement that such policies are primary and non-contributing with any insurance that may be carried by Administrative Agent; (4) a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss accruing to the property described in the insurance policy; and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained. As of the date hereof, and subject to any changes in such requirements which Administrative Agent may make from time to time pursuant to its rights under this Section 7.14, each policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non-contributory mortgagee clause of similar form and substance acceptable to Administrative Agent in favor of Administrative Agent, on behalf of the Lenders, as a mortgagee.
Borrower is hereby notified pursuant to the Illinois Collateral Protection Act (815 ILCS 180/1 et. seq.) that unless Borrower provides Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase the required insurance at Borrower’s expense to protect Administrative Agent’s interest, on behalf of the Lenders, in the Property. This insurance may, but need not, protect Administrative Agent and/or the Lenders’ interests. The coverage that Administrative Agent purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Property. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for any Property, Borrower will be responsible for the costs of that insurance, including interest at the Default Rate and any other charges Administrative Agent may impose in connection with the placement of the insurance until the effective date of the cancellation or the expiration of the insurance. The costs of the insurance shall be added to Borrower’s total outstanding balance or obligation and shall constitute additional Obligations. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own. Borrower shall pay to Administrative Agent on demand any premiums so paid with interest thereon at the Default Rate set forth in this Agreement, from the time of the advance for such payment by Administrative Agent, and said advance and interest shall be part of the Obligations.
     7.15 Performance of Obligations; Notice of Default. Borrower shall promptly and fully perform and comply in all respects with the obligations, terms, agreements, provisions and requirements of this Agreement and the other Loan Documents and will not permit to occur any default or breach hereunder or thereunder. Borrower shall promptly give to Administrative Agent notice of the occurrence of any Unmatured Default or of any event that would constitute a Material Adverse Occurrence.
     7.16 Material Subcontracts. If requested by Administrative Agent, within ten (10) days after being executed, Borrower shall deliver to Administrative Agent a copy of each Material Subcontract entered into by the Contractor. Borrower shall not enter into any contract or subcontract that shall cause any Project Tranche to not be In Balance.

     7.17 Restrictions Affecting Borrower. Borrower covenants and agrees that, without the prior written consent of Administrative Agent, there shall not occur any amendment or modification of the articles of organization, certificate of limited partnership, or articles of incorporation, as applicable, establishing any Borrower, any Guarantor or any Signing Entity. At all times prior to the repayment of the Loans, (a) no Borrower shall enter into any contract or agreement for the provision of services or otherwise with respect to any Project with any member or manager or Affiliate of any Borrower unless such contract or agreement is an arms-length, market rate agreement and is cancelable upon sixty (60) days written notice from any owner of the applicable Project; and (b) no Borrower, Guarantor, or Signing Entity shall be dissolved or its existence terminated.
     7.18 Use of Receipts; Limitation on Distributions.
     (a) Borrower shall cause all rents and other income and receipts realized and received by Borrower, if any, from and in connection with the Project to be used for the purpose of paying the actual costs and expenses incurred by Borrower in connection with the ownership, operation, management and repair of the Project, including without limitation, operating expenses, real estate taxes, insurance premiums and interest on the Loans.
     (b) Each Property Borrower shall maintain all of its bank accounts at The PrivateBank and Trust Company, and shall maintain all of its cash and investments on deposit in deposit accounts at The PrivateBank and Trust Company.
     (c) Each Property Borrower shall deposit all Gross Revenues promptly upon receipt thereof, into a bank account or accounts maintained by such Property Borrower at The PrivateBank and Trust Company. As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, each Property Borrower hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a first lien on and a first priority security interest in, the Gross Revenues, all of such Property Borrower’s present and future Accounts (as defined in the Code), and the proceeds of all of the foregoing.
     (d) If any Unmatured Default or Event of Default shall occur and be continuing under this Agreement or any of the other Loan Documents, the Property Borrowers shall not, directly or indirectly, make any “Distribution” (as defined below). In addition, the Property Borrowers shall not, directly or indirectly, at any time make any Distribution that would cause their cash and cash equivalents remaining after such Distribution to be less than an amount equal to the aggregate of (i) the total amount of the security and other deposits received by such Property Borrowers from tenants of the Property, (ii) the total amount of accrued but unpaid real estate taxes on the Property, based on the last full year tax bill or bills received by the Property Borrowers, or if the Property Borrowers have not yet received a tax bill or bills on the Property on an improved basis, based on a reasonable estimate by the Property Borrowers of the annual real taxes estate on the Property on an improved basis, and minus any amount held in a real estate tax escrow by Administrative Agent, and (iii) a reasonable working capital reserve. For such purposes, the term “Distribution” means (A) any distribution of money or property to any owner of a direct or indirect interest in a Property Borrower (each an “Owner”) or to any Affiliate of any Owner, (B) any loan or advance to any Owner or to any Affiliate of any Owner,

(C) any payment of principal or interest on any indebtedness due to any Owner or to any Affiliate of any Owner, and (D) any payment of any fees or other compensation to any Owner or to any Affiliate of any Owner.
     7.19 Additional Documents. Except for (a) the Ames Condominium Declaration, (b) the Fort Collins Plat, and (c) customary utility easements that are non- blanket in nature and are necessary for the development of the Project, Borrower shall not execute or record any document pertaining to, affecting or running with all or any portion of the Property, including, without limitation, any condominium declaration or plat, without the prior written approval of Administrative Agent of the form and substance of such documents, which approval shall not be unreasonably withheld.
     7.20 Ineligible Securities. Borrower shall not use any portion of any Loan Advance or Loans made hereunder to be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board.
     7.21 OFAC. Borrower shall (a) ensure that no Person or entity that owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
     7.22 Loan Expenses. Borrower agrees to pay all of the Loan Expenses. Any Loan Expenses paid by Administrative Agent and/or the Lenders shall bear interest commencing on the date which is ten (10) days following demand for repayment thereof is made by Administrative Agent and/or the Lenders until repaid to Administrative Agent, for the benefit of the Lenders, at the Default Rate and shall be paid by Borrower upon demand, or may be paid by Lenders at any time by disbursement of proceeds of the Loans. Any Loan Expenses paid by Administrative Agent and/or the Lenders shall be reimbursed to Administrative Agent and/or the Lenders by Borrower regardless of whether there shall be any disbursements of the Loans.
     7.23 Management. Borrower at all times shall provide for the competent and responsible management and operation of the Property. At all times, Borrower shall cause the Property to be managed by an Approved Manager. All management and brokerage contracts affecting the Property shall be terminable upon sixty (60) days’ written notice without penalty or charge (except for unpaid accrued management and brokerage fees). All management and brokerage contracts and any material amendment, extension or substitution thereof must be approved in writing by Lender prior to the execution of the same. In the event that Administrative Agent grants such consent, Borrower shall cause the manager or broker under any agreement to enter into an agreement with Administrative Agent, acceptable in form and substance to Administrative Agent, pursuant to which said manager or broker subordinates its liens for unpaid fees to the liens of the Mortgage and the other Loan Documents.
     7.24 Single Asset Entity. Each Property Borrower shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the applicable Property and/or relating thereto, or become a shareholder of or a member or partner in any entity which acquires any property other than the applicable Property, until such time as the Obligations have been fully repaid. The organizational documents of each Property Borrower shall limit its purpose to the acquisition, operation, management and disposition of the applicable Property and/or matters relating thereto, shall adopt the covenants contained in this Section 7.24, and such purposes shall not be materially amended without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld. Each Property Borrower shall:
     (a) Maintain its assets, accounts, books, records, financial statements, stationery, invoices, and checks separate from and not commingled with any of those of any other person or entity;
     (b) Conduct its own business in its own name, pay its own liabilities out of its own funds, allocate fairly and reasonably any overhead for shared employees and office space, and maintain an arm’s length relationship with its Affiliates;
     (c) Hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, and not make any distributions which would cause it to fail to maintain adequate capital in light of its contemplated business operations, and observe all organizational formalities;
     (d) Not guarantee or become obligated for the debts of any other entity or person or hold out its credits as being available to satisfy the obligations of others, including not acquiring obligations or securities of its partners, members or shareholders, except in connection with the Loan;
     (e) Not pledge its assets for the benefit of any other entity or person or make any loans or advances to any person or entity, except in connection with the Loan;
     (f) Not enter into any contract or agreement with any Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate;
     (g) Not and shall not permit any constituent party of such Property Borrower to seek the dissolution or winding up, in whole or in part, of such Property Borrower and/or such constituent party of such Property Borrower, nor merge with or be consolidated into any other entity; and
     (h) Has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any constituent party of such Property Borrower, any Affiliate, Guarantor or any other person;
     7.25 No Debt. Except for the Obligations, no Property Borrower shall incur or become liable for any other indebtedness other than customary trade payables paid within sixty (60) days after they are incurred or unsecured equipment leases in the ordinary course of business.

     7.26 Use of Loan Advances. Borrower covenants and agrees that all Loan Advances to be made hereunder by Lenders shall be used solely for the payment (or reimbursement to others for payment) of the bills for the labor and materials used in the performance of the Work for which such Loan Advances were requested by Borrower, and for the payment of the other items of Project Cost for which such Loan Advances were requested by Borrower (no Project Cost shall include expenses relating to any development, construction, operating or other cost attributable to any project other than the Project specifically described in this Agreement), and for no other purpose whatsoever; however, nothing herein shall impose upon Administrative Agent or any Lender any obligation whatsoever to see to the proper application of any such monies by Borrower. Whenever so requested by Administrative Agent, Borrower shall promptly furnish Administrative Agent written evidence reasonably satisfactory to Administrative Agent that all monies theretofore advanced by the Lenders pursuant to this Agreement have actually been or will be paid or applied in payment of the cost of performance of the Work and in payment of the other items of Project Cost for which such funds were advanced by the Lenders, and until such evidence is produced, at the option of Administrative Agent, no future or additional payments or Loan Advances need be made hereunder.
     7.27 Budget. Borrower shall not amend any Budget without Administrative Agent’s prior written consent, except as expressly permitted in this Agreement. Borrower shall not reallocate any line items within any Budget unless Borrower can demonstrate to Administrative Agent’s satisfaction that (i) sufficient funds remain in the line item from which the amount is to be reallocated to pay all of the applicable Project Costs which may be paid from that line item; and (ii) no line items in the applicable Project Budget (other than the line item to which the reallocation is sought) are required, in Administrative Agent’s judgment, to be increased. Administrative Agent agrees not to unreasonably withhold or delay any Budget line item reallocation requests from Borrower under this Agreement.
     7.28 Loan In Balance. Borrower shall maintain each Project Tranche In Balance at all times.
     7.29 Development Fee. Borrower shall not disburse a development fee in excess of the amount set forth in each Budget and may not pay or disburse any development fee at any time that an Event of Default or any Unmatured Default exists.
     7.30 Approved Leases. Borrower shall not enter into any tenant lease of space in any Improvements unless approved or deemed approved by Administrative Agent. Borrower’s standard form of tenant lease, and any revisions thereto, must have the prior written approval of Administrative Agent, provided however, the lease forms which have been provided to Administrative Agent for each Project have been approved as satisfactory. Administrative Agent shall be “deemed” to have approved any tenant lease that (a) is on the standard form lease approved by Administrative Agent, with no material deviations except as approved by Administrative Agent; (b) is legally binding and fully executed; (c) contains a satisfactory parental or other acceptable guarantee; (d) provides for an Advance Rent Payment and the receipt thereof in an amount to be determined by Borrower for the purpose of cash testing, (e) is entered into in the ordinary course of business with a bona fide unrelated third party tenant

(except as otherwise permitted in the ordinary course of the student housing business), and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the lease; (f) except as otherwise permitted in the ordinary course of the student housing business, reflects an arms-length transaction at then current market rate for comparable space; (g) is for a twelve (12) month term, provided however, not more than fifteen percent (15%) of tenant leases at a Project may be for less than a twelve (12) month term if executed following the commencement of classes in the applicable year; and (h) is expressly subordinate to the applicable Mortgage. Borrower shall provide to Administrative Agent a correct and complete copy of each tenant lease, including any exhibits, and each guarantee thereof (if any), prior to execution unless the lease in question meets the foregoing requirements for “deemed” approval by Administrative Agent. Borrower shall, throughout the term of this Agreement, pay all reasonable costs incurred by Administrative Agent in connection with Administrative Agent’s review and approval of tenant leases and each guarantee thereof (if any), including reasonable attorneys’ fees and costs.
     7.31 Collateral Assignment of Plans, Permits and Contracts. As additional security for the payment and performance of all of the Obligations, each Property Borrower hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a first lien on and a first priority security interest in, (a) all present and future Plans and Specifications for the construction of the Improvements; (b) all present and future applications, permits, licenses and approvals between such Property Borrower and others, or given or to be given to such Property Borrower by governmental authorities, relating to the Improvements, together with all of such Property Borrower’s rights, options and privileges thereunder; and (c) all present and future architectural, engineering and construction contracts relating to Improvements.
     7.32 Security Interest Matters. This Agreement is intended to be a security agreement under the Code for the purpose of creating the security interests provided for herein. Borrower shall execute and deliver such additional security agreements and other documents as the Lender shall from time to time request in order to create and perfect such security interests.
     7.33 Commitments. Borrower shall at all times duly perform and observe all of the terms, provisions, conditions and agreements on its part to be performed and observed under any present or future commitment for take-out financing for the Property and the Improvements, and shall not suffer or permit any default or event of default to exist under any such commitment, and shall not agree or consent to, or suffer or permit, any termination, modification or amendment of any such commitment. As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby pledges and assigns to Administrative Agent for the benefit of the Lenders, and grants to Administrative Agent a first lien on and a first priority security interest in, all such present and future commitments for take-out financing for the Property and the Improvements and all loan proceeds payable under all such commitments.
     7.34 Aggregate Debt Service Coverage Ratio. Commencing on September 1, 2011 and as of each Determination Date until September 1, 2012, the Project shall satisfy an Aggregate Debt Service Coverage Ratio of no less than 1.10 to 1.0. In order to evidence the satisfaction of such Aggregate Debt Service Coverage Ratio, Borrower shall deliver to Administrative Agent within thirty (30) days after the end of each calendar quarter, an executed Debt Service Coverage

Test for each Project on the form attached hereto as Exhibit I and certified by the Borrower as true, correct and complete and as fairly and accurately presenting the information contained therein. In the event this Aggregate Debt Service Coverage Ratio is not met, Borrower may satisfy this Aggregate Debt Service Coverage Ratio by making a payment of principal on the Loans in an amount sufficient to bring this Aggregate Debt Service Coverage Ratio into compliance as determined by the Administrative Agent in its sole discretion, provided however, such payment shall be received by Administrative Agent within thirty (30) days after the end of the applicable calendar quarter.
     7.35 Project Debt Service Coverage Ratio.
     (a) Commencing on September 1, 2011 and as of each Determination Date until September 1, 2012, each Project shall satisfy an Implied Debt Service Coverage Ratio of no less than 1.00 to 1.0. In order to evidence the satisfaction of such Implied Debt Service Coverage Ratio, Borrower shall deliver to Administrative Agent within thirty (30) days after the end of each calendar quarter, an executed Debt Service Coverage Test for each Project on the form attached hereto as Exhibit I and certified by the Borrower as true, correct and complete and as fairly and accurately presenting the information contained therein. In the event this Implied Debt Service Coverage Ratio is not met, Borrower may satisfy this Implied Debt Service Coverage Ratio by making a payment of principal on the Loans in an amount sufficient to bring this Impaled Debt Service Coverage Ratio into compliance as determined by the Administrative Agent in its sole discretion, provided however, such payment shall be received by Administrative Agent within thirty (30) days after the end of the applicable calendar quarter.
     (b) Commencing on September 1, 2012 and as of each Determination Date thereafter, each Project shall satisfy an Actual Debt Service Coverage Ratio of no less than 1.25 to 1.0. In order to evidence the satisfaction of such Actual Debt Service Coverage Ratio, Borrower shall deliver to Administrative Agent within thirty (30) days after the end of each calendar quarter, an executed Debt Service Coverage Test for each Project on the form attached hereto as Exhibit I and certified by the Borrower as true, correct and complete and as fairly and accurately presenting the information contained therein. In the event this Actual Debt Service Coverage Ratio is not met, Borrower may satisfy this Actual Debt Service Coverage Ratio by making a payment of principal on the Loans in an amount sufficient to bring this Actual Debt Service Coverage Ratio into compliance as determined by the Administrative Agent in its sole discretion, provided however, such payment shall be received by Administrative Agent within thirty (30) days after the end of the applicable calendar quarter.
     7.36 Rate Management Agreement. On or prior to December 19, 2010, Borrower shall enter into and deliver to Administrative Agent, a Rate Management Agreement in the amount of the Commitments for a period lasting until at least the Initial Maturity Date and containing terms based upon the applicable draw schedules previously delivered and approved by Administrative Agent.
     7.37 Fort Collins Ground Lease.

     (a) Borrower will promptly pay or cause to be paid, when due and payable, the rent and all other sums and charges mentioned in and made payable by Fort Collins Borrower under the Fort Collins Ground Lease.
     (b) In addition, Fort Collins Borrower:
     (i) will promptly and diligently perform and observe all of the terms, covenants and conditions required to be performed and observed by Fort Collins Borrower as tenant under the Fort Collins Ground Lease, within the periods provided in the Fort Collins Ground Lease; and
     (ii) will enforce each covenant or obligation of the Fort Collins Ground Lease in accordance with its terms; and
     (iii) will do all things necessary to preserve and to keep unimpaired its rights under the Fort Collins Ground Lease; and
     (iv) will not terminate the Fort Collins Ground Lease and will not surrender the premises which are the subject of the Fort Collins Ground Lease; and
     (v) will exercise any and all renewal or extension options provided to Fort Collins Borrower under the Fort Collins Ground Lease.
     (c) Fort Collins Borrower shall not acquire the fee interest in the demised premises without the prior written approval of Administrative Agent. In the event that Fort Collins Borrower acquires fee title to the demised premises, Fort Collins Borrower shall promptly execute, acknowledge and deliver such instruments, documents and agreements as may be required by Administrative Agent to create, maintain, affirm, and perfect Administrative Agent’s interest in the demised premises and any other collateral, including without limitation, a deed of trust to confirm Fort Collins Borrower’s right, title and interest in and to the fee title of the demised premises.
     (d) Borrower shall promptly notify Administrative Agent in writing of any material default by the Fort Collins Ground Lessor in the performance or observance of any of the terms, covenants or conditions on the part of the Fort Collins Ground Lessor to be performed or observed under the Fort Collins Ground Lease.
     (e) Borrower shall (i) promptly notify Administrative Agent in writing of the receipt by any Borrower of any notice from the Fort Collins Ground Lessor of any default by Fort Collins Borrower in the performance of observance of any of the terms, covenants, or conditions on the part of Fort Collins Borrower to be performed or observed under the Fort Collins Ground Lease; (ii) promptly notify Administrative Agent in writing of the receipt by Fort Collins Borrower of any notice from the Fort Collins Ground Lessor of the termination of the Fort Collins Ground Lease pursuant to the provisions of the Fort Collins Ground Lease; and (iii) promptly cause a true copy of each such notice received by any Borrower from the Fort Collins Ground Lessor under the Fort Collins Ground Lease to be delivered to Administrative Agent.

     (f) Borrower will, within thirty (30) days after receipt of the written request from Administrative Agent (but, so long as no Unmatured Default or Event of Default has occurred and is continuing, no more than twice during any calendar year), use reasonable efforts to obtain (1) from the Fort Collins Ground Lessor and deliver to Administrative Agent an estoppel certificate in form and substance satisfactory to Administrative Agent stating that the Fort Collins Ground Lease is in full force and effect, is unmodified, that no notice of termination thereon has been served on Fort Collins Borrower, stating the date to which the rent has been paid, stating whether there are any defaults to its knowledge thereunder and specifying the nature of such defaults, if any and containing such other representations, warranties and covenants as Administrative Agent may reasonably request, and (2) from any party holding a fee deed of trust on the land which comprises the demised premises, an estoppel and non-disturbance agreement in form and substance satisfactory to Administrative Agent.
     (g) Upon the request of Administrative Agent, Fort Collins Borrower shall cooperate with Administrative Agent and the Lenders and, to the extent such conditions have not already been satisfied by the Fort Collins Ground Lessor’s execution and delivery of the Fort Collins Ground Lease Estoppel, do such acts as are within its rights and powers to cause Administrative Agent or its successor on behalf of the Lenders to be deemed a “leasehold mortgagee” or its equivalent under the Fort Collins Ground Lease during all times prior to the repayment of the Loans in full.
     (h) Borrower will furnish Administrative Agent: (i) upon demand, proof of payment of all items which are required to be paid by Fort Collins Borrower pursuant to the Fort Collins Ground Lease, and (ii) all information that Administrative Agent may reasonably request from time to time concerning the Fort Collins Ground Lease and Fort Collins Borrower’s compliance with the Fort Collins Ground Lease.
     (i) Fort Collins Borrower shall not, without the prior written consent of Administrative Agent: (i) consent to or agree to, cause or permit to occur any waiver or modification, amendment or cancellation of any provision of the Fort Collins Ground Lease; (ii) consent to or agree to, cause or permit to occur the subordination of the Fort Collins Ground Lease to any deed of trust of the fee interest of the Fort Collins Ground Lessor in the land or other lien encumbering (or that may in the future encumber) the estate of the Fort Collins Ground Lessor under the Fort Collins Ground Lease in any premise(s) demised to Fort Collins Borrower thereunder.
     (j) Borrower shall promptly execute, acknowledge and deliver, on request of Administrative Agent, such instruments as Administrative Agent may reasonably request and deem useful or required to permit Administrative Agent to cure any default under the Fort Collins Ground Lease or permit Administrative Agent to take such other action as Administrative Agent considers desirable to cure or remedy the matter in default and preserve the interest of Administrative Agent in the Fort Collins Ground Lease and/or the security interest of Administrative Agent under the Loan Documents with respect to the Fort Collins Project.

     (k) If Fort Collins Borrower shall be in default beyond any applicable notice and grace period under the Fort Collins Ground Lease, and/or upon the occurrence and continuance of an Event of Default hereunder, or upon the failure of Borrower to take any action under this section, then, subject to the terms of the Fort Collins Ground Lease, Administrative Agent on behalf of the Lenders shall have the right (but not the obligation), to cause any default or defaults under the Fort Collins Ground Lease to be remedied and otherwise exercise any and all rights of Fort Collins Borrower under the Fort Collins Ground Lease, as Administrative Agent may deem necessary to prevent or cure any default, and Administrative Agent shall have the right to enter all or any portion of the demised premises at such times and in such manner as Administrative Agent deems necessary, to prevent or to cure any such default. Without limiting the foregoing, upon any such default, Borrower shall promptly execute, acknowledge and deliver to Administrative Agent such instruments as may reasonably be required to permit Administrative Agent to cure any default under the Fort Collins Ground Lease or permit Administrative Agent to take such other action as Administrative Agent may deem necessary to enable Administrative Agent to cure or remedy the matter in default and preserve the security interest of Administrative Agent under the Loan Documents with respect to the Fort Collins Project. Fort Collins Borrower irrevocably appoints Administrative Agent as its true and lawful attorney-in-fact to do, in its name or otherwise, if an Event of Default or Unmatured Default has occurred and is continuing, any and all acts and to execute any and all documents that Administrative Agent deems necessary to preserve any rights of Fort Collins Borrower under or with respect to the Fort Collins Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Fort Collins Ground Lease, or to preserve any rights of Fort Collins Borrower whatsoever in respect of any part of the Fort Collins Ground Lease (and the above powers granted to Administrative Agent are coupled with an interest and shall be irrevocable). The actions or payments of Administrative Agent to cure any default by Fort Collins Borrower under the Fort Collins Ground Lease shall not remove or waive, as between Borrower and the Lenders, the default that occurred under this Agreement by virtue of the default by Fort Collins Borrower under the Fort Collins Ground Lease. All sums expended by Administrative Agent to cure any such default shall be paid by Borrower to Administrative Agent, upon demand, with interest on such sum at the Default Rate from the date such sum is expended to and including the date the reimbursement payment is made to Administrative Agent. All such indebtedness shall be deemed to be secured by the Loan Documents.
     (l) Promptly upon receipt by Borrower, Borrower shall deliver to the Fort Collins Ground Lessor, if requested by Administrative Agent or any successor, written notice of the identity of each successor to Administrative Agent.
     (m) Borrower, promptly upon learning that the Fort Collins Ground Lessor has failed to perform the terms and provisions under the Fort Collins Ground Lease and promptly upon learning of a rejection or disaffirmance or purported rejection or disaffirmance of the Fort Collins Ground Lease pursuant to any state or federal bankruptcy law, shall notify Administrative Agent thereof. Promptly after execution of any amendment to the Fort Collins Deed of Trust, Borrower shall notify the Fort Collins Ground Lessor, in a form satisfactory to Administrative Agent of the execution and delivery of the Fort Collins Deed of Trust or such amendment. Administrative Agent shall have the right, but not the obligation, to give the Fort Collins Ground Lessor, at any time any notice described in this subsection or otherwise relating to the Loan.
     (n) Fort Collins Borrower shall promptly notify Administrative Agent of any request that any party to the Fort Collins Ground Lease makes for arbitration or other dispute resolution procedure pursuant to the Fort Collins Ground Lease and of the institution of any such arbitration or dispute resolution. Fort Collins Borrower hereby authorizes Administrative Agent to participate in any such arbitration or dispute resolution but such participation shall not, unless an Event of Default exists, be to the exclusion of Fort Collins Borrower. Fort Collins Borrower shall promptly deliver to Administrative Agent a copy of the determination of each such arbitration or dispute resolution mechanism.
     (o) If Administrative Agent or its designee shall acquire or obtain a new ground lease following a termination of the Fort Collins Ground Lease as a result of any action, omission or election of Fort Collins Borrower, then Fort Collins Borrower shall have no right, title or interest whatsoever in or to such new ground lease, or any proceeds or income arising from the estate arising under any such new ground lease, including from any sale or other disposition thereof. Administrative Agent or its designee shall hold such new ground lease free and clear of any right or claim of Fort Collins Borrower.
     7.38 Consent and Subordination to Condominium and Declaration. Administrative Agent shall, upon Borrower’s written request, consent and subordinate the lien of the Ames Mortgage to the Ames Condominium Declaration and shall execute the appropriate instruments (satisfactory to Administrative Agent in all respects) in recordable form to effect such consent and subordination thereto, upon the satisfaction of the following conditions, as determined by Administrative Agent (singly and collectively, the “Condominium Conditions”):
     (a) There exists no Unmatured Default or Event of Default;
     (b) Administrative Agent shall have received the final Ames Condominium Declaration, which shall be in form and substance satisfactory to the Administrative Agent and in proper form for recording or filing, as necessary, in the appropriate registry of deeds. Borrower shall after recording, deliver to Administrative Agent a certified copy of the Ames Condominium Declaration;
     (c) Administrative Agent shall have received the unconditional agreement by the Title Company to issue an ALTA 4.1 Endorsement to the applicable Title Policy insuring the Ames Mortgage upon subordination of the lien of the Ames Mortgage to the Ames Condominium Declaration; and
     (d) Administrative Agent shall have received such other documents, certificates, opinions or assurances as Administrative Agent may reasonably request.

     7.39 Condominium Covenants.(a) Regarding the contemplated development, ownership, and operation of the Ames Project, and without limiting the generality of the other covenants and agreements of the Borrower hereunder and/or under any other Loan Document, Ames Borrower hereby covenants and agrees with the Administrative Agent and the Lenders as follows (herein, singly and collectively, the “Condominium Covenants”):
     (b) On or before December 31, 2010, Ames Borrower shall submit the Ames Project, together with all of the Ames Improvements constructed or to be constructed thereon, to the provisions of the Condominium Law and will satisfy all of the requirements thereof and of any other applicable Laws or restriction necessary to create the Condominium as a valid condominium regime in respect of the Ames Project and Ames Improvements; provided, however that Ames Borrower will not record or file the Ames Condominium Declaration with the appropriate registry of deeds without Administrative Agent’s prior written consent and subordination as provided for in Section 7.38;
     (c) After the recording of the Ames Condominium Declaration and construction of the Ames Improvements, the condominium association which shall be created by the Ames Condominium Declaration shall have furnished to Administrative Agent, at no cost or expense to Administrative Agent, the insurance required by the Ames Condominium Declaration, which shall name Administrative Agent, said condominium association, and Ames Borrower, as their respective interests may appear, as the insureds, as permitted in the Ames Condominium Declaration, in such amounts as Administrative Agent may from time to time reasonably require and covering all of the Ames Improvements; said fire insurance shall at all times comply with the applicable conditions contained in the Ames Mortgage and elsewhere in this Agreement;
     (d) Ames Borrower shall duly perform or cause to be duly performed all obligations of developers or sponsors, or declarant under the Ames Condominium Declaration, and do or cause to be done all things necessary to operate and maintain the Condominium for the purpose for which it was intended;
     (e) Ames Borrower shall fully and faithfully keep, pay, and perform each and every covenant, agreement, and provision in the Ames Condominium Declaration, the Condominium Law, and all other applicable Laws on the part of Ames Borrower to be kept and performed;
     (f) Ames Borrower shall promptly pay as the same become due and payable the share of Ames Borrower as owner of all applicable Condominium Units, and subject to the provisions hereof or the other Loan Documents, of common expenses and all assessments as required by the Ames Condominium Declaration, including reserves therefor, and to promptly upon demand exhibit to Administrative Agent receipts for all such payments;
     (g) Ames Borrower shall promptly deliver to Administrative Agent a true and correct copy of each and every notice of default received by Ames Borrower with respect to any obligation of Ames Borrower under the provisions of said Condominium Law and/or the Ames Condominium Declaration;
     (h) Ames Borrower shall not, except with the prior written consent of Administrative Agent in each instance, (1) vote for, consent to, or enter into any material modification of, material amendment to, or relaxation of the enforcement of, any provision of the Ames Condominium Declaration, (2) vote to change the percentage interest in the common areas of the Condominium Units or to remove the Condominium from the provisions of the said Condominium Law, (3) vote to allot compensation to members of the association managing board or officers who are Affiliates or affiliated with Ames Borrower, (4) in the event of damage to or destruction of the condominium buildings or a partial taking by condemnation, vote not to restore the condominium property, and/or (5) vote to alter or improve the common areas for a proposed cost in excess of five (5%) percent of the last preceding annual budget approved by the association managing board;
     (i) Ames Borrower shall not, in each and every case in which, under the provisions of the Ames Condominium Declaration or the Condominium Law the consent or vote of fifty percent (50%) or more of the owners of Condominium Units is required, vote or give such consent without, in each and every case, the prior written consent of Administrative Agent;
     (j) Within ten (10) days after issuance by the association managing board, Ames Borrower shall furnish to Administrative Agent a copy of (i) all assessments issued by the association managing board against the Ames Project, and (ii) the annual budget issued by the association managing board;
     (k) Ames Borrower shall defend, indemnify and save harmless Administrative Agent, and all those claiming by, through or under Administrative Agent (including, without limitation, the Lenders), from and against any loss, damage, cost, expense or other liability of any nature whatsoever arising out of any obligations of the developer and declarant of the Condominium, to owners of the Condominium Units or otherwise, including, without limitation, liability arising under Condominium Law; and
     (l) In the event of any casualty loss to the said Condominium or to any Condominium Unit therein, Ames Borrower shall promptly notify the Administrative Agent of such loss. Administrative Agent may elect to vote in place and stead of Ames Borrower with respect to insurance under the terms of the Ames Condominium Declaration and in order to effectuate the foregoing, Ames Borrower hereby irrevocably appoints the Administrative Agent as Ames Borrower’s agent to so act with respect to said right to vote, said agency being coupled with an interest. Ames Borrower agrees that written notice from the Administrative Agent of such election in such event received by Ames Borrower not less than twenty-four (24) hours before such vote is to be deemed conclusive evidence as to such right to vote. Ames Borrower will make all advances as required by the Condominium Declaration for repair and restoration due to inadequacy of insurance, provided that it has been voted to repair and restore the Condominium except to the extent that such inadequacy is caused by the delivery of the proceeds of such insurance to Administrative Agent. Ames Borrower covenants and agrees that in the event Ames Borrower receives any funds, including but not limited to, insurance proceeds arising from damages to the Ames Project or the common areas and facilities, whether from casualty or otherwise, Ames Borrower shall assign any such funds to Administrative Agent to the extent necessary to discharge Ames Borrower’s obligations to Administrative Agent hereunder, such funds to be applied or disbursed as provided for herein, unless otherwise provided in the Loan Agreement.
     (m) All sums expended or otherwise incurred by Administrative Agent on account of any failure by Ames Borrower to pay or perform the Condominium Covenants, including without limiting the generality of the foregoing reasonable attorneys’ fees and/or costs incurred in connection with the care and management of the Ames Project and/or the Condominium, shall be included within the Obligations and secured by the Mortgage and the other Loan Documents, and shall accrue interest as the Default Rate as provided for in this Agreement. Administrative Agent may, but shall not be obligated to cure or remedy any default by Ames Borrower under the Ames Condominium Declaration. Without limiting the other rights and remedies of Administrative Agent and/or the Lenders hereunder, Ames Borrower hereby authorizes the Administrative Agent and its authorized agents at any reasonable time to enter the Ames Project and to perform such acts as may be necessary to cure or remedy any such defaults relative to the Condominium Covenants. Administrative Agent may recover upon demand all reasonable costs and expenses, including attorneys’ fees, paid or incurred in connection with any defaults hereunder or incurred in the care and management of the Ames Project.
     7.40 Fort Wayne Environmental Condition.. In connection with the Work to be done in connection with the Fort Wayne Improvements, Fort Wayne Borrower shall either (i) use the fill material located on the north east and north central portions of the Fort Wayne Land as fill material beneath the proposed paved parking areas or (ii) dispose of such fill material in accordance with Applicable Law. On or prior to December 19, 2010, Fort Wayne Borrower shall (a) provide evidence to Administrative Agent identifying the location of the contaminated material, or (b) deliver documentation by a landfill or a depository evidencing the transfer of the contaminated material to such landfill or a depository.
     7.41 Clarksville Environmental Condition. On or prior to December 19, 2010, Clarksville Borrower shall provide an amendment to the Phase I Environmental Assessment dated as of October 14, 2010 which amendment shall verify the collateral size and boundaries contained in the Survey of the Clarksville Land.
     7.42 Fort Wayne Endorsements. On or prior to the fifteenth (15th) day of each month until the Initial Advance of the Fort Wayne Tranche, Borrower shall deliver to Administrative Agent an endorsement to the Title Policy insuring the Fort Wayne Mortgage which endorsement shall update such Title Policy to such date and insure the lien of the Fort Wayne Mortgage to be superior to all defects in title other than the applicable Permitted Exceptions and other exceptions hereafter approved by Administrative Agent in writing.

SECTION 8.
EVENTS OF DEFAULT
     The occurrence of any one or more of the following shall constitute an “Event of Default”:
     (a) Failure by Borrower or any other Obligor to make: (i) any payment of principal or interest hereunder or under the Notes when due, or (ii) any other payment under the Loan Documents within five (5) days of the date when due or, if no date is stated, five (5) days after written demand (or such shorter period as may be expressly provided for herein or therein);
     (b) Failure by Borrower to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower contained in this Agreement and not specifically referred to elsewhere in this Section 8; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of each Project, and the priority, validity and enforceability of the liens created by this Agreement, each Mortgage or any of the other Loan Documents and the value of each Property is not materially impaired, threatened or jeopardized, Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money), provided further that if such failure cannot be cured by the payment of money and Borrower commences to cure such non-monetary failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for such non-monetary failure for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate;
     (c) Any representation or warranty contained in this Agreement or any other Loan Documents, or of any statement or certification as to facts delivered to Administrative Agent by or on behalf of Borrower or the Guarantor shall prove to have been materially inaccurate or untrue in any material respect when made, provided however, that if such representation or warranty can be cured, then so long as the continued operation and safety of each Project, and the priority, validity and enforceability of the liens created by this Agreement, each Mortgage or any of the other Loan Documents and the value of each Property is not materially impaired, threatened or jeopardized, Borrower shall have a period of thirty (30) days after Borrower receives written notice of such inaccuracy or untruth and an Event of Default shall not be deemed to exist during such period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money);
     (d) Subject to Force Majeure, a discontinuance of the construction of the Work in connection with any Project for a period of fifteen (15) consecutive days (unless otherwise approved by Administrative Agent), or any material failure to adhere to any Construction Schedule, regardless of cause, the result of which may be, in

Administrative Agent’s sole judgment, that the Work in connection with such Project will not be substantially completed prior to the Construction Completion Date;
     (e) Subject to Force Majeure, the conditions set forth in Section 7.1 have not been satisfied by the Construction Completion Date, provided, however, so long as the continued operation and safety of each Project, and the priority, validity and enforceability of the liens created by this Agreement, each Mortgage or any of the other Loan Documents and the value of each Property is not materially impaired, threatened or jeopardized, Borrower shall have until September 15, 2011 to cure the same and an Event of Default shall not be deemed to exist during such period;
     (f) Failure by Borrower to deposit with Administrative Agent or invest in any Project in the manner permitted herein funds required to maintain each Project Tranche In Balance within the time and in the manner set forth in Section 3.4(c) or provide the funds required to maintain the Interest Reserve within the time and manner set forth in Section 3.4(c);
     (g) If there occurs a Material Adverse Occurrence;
     (h) The termination of any Construction Contract without Administrative Agent’s prior written consent;
     (i) Borrower, any Guarantor or any successors or permitted assigns of it, shall:
     (i) file a voluntary petition in bankruptcy or an arrangement or reorganization under any federal or state bankruptcy, insolvency or debtor relief law or statute (hereinafter referred to as a “Bankruptcy Proceeding”);
     (ii) file any answer in any Bankruptcy Proceeding or any other action or proceeding admitting insolvency or inability to pay his, her or its debts;
     (iii) fail to oppose, or fail to obtain a vacation or stay of, any involuntary Bankruptcy Proceeding within sixty (60) days after the filing thereof;
     (iv) solicit or cause to be solicited petitioning creditors for any involuntary Bankruptcy Proceeding against Borrower or any Guarantor;
     (v) be granted a decree or order for relief, or be adjudicated a bankrupt or declared insolvent in any Bankruptcy Proceeding, whether voluntary or involuntary;
     (vi) have a trustee or receiver appointed for or have any court take jurisdiction of its property, or the major part thereof, or all of any portion of the Property, in any voluntary or involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and, with respect to an involuntary proceeding only, such trustee or receiver is not discharged or such jurisdiction is not relinquished, vacated or stayed on appeal or otherwise, within sixty (60) days after the commencement thereof;
     (vii) make an assignment for the benefit of creditors;
     (viii) consent to any appointment of a receiver or trustee or liquidator of all of its property, or the major part thereof, or all or any portion of any Property; or
     (ix) have an attachment or execution levied with respect to, or other judicial seizure be effected for, all or substantially all of its assets or all or any portion of any Property, or the placing of any attachment, levy of execution, charging order, or other judicial seizure on the interest of the parent of Borrower;
     (j) Borrower intentionally causes or knowingly permits any of the Work in connection with any Project to be performed in a manner which is materially contrary to any of the Plans and Specifications or any provisions of this Agreement or the other Loan Documents;
     (k) Any sale, transfer, lease, assignment, conveyance, financing, lien, encumbrance or other transaction made in violation of Section 7.13 or Section 7.18 above or any Mortgage, provided, however, that if such default by its nature can be cured, then so long as the continued operation and safety of each Project, and the priority, validity and enforceability of the liens created by this Agreement, each Mortgage or any of the other Loan Documents and the value of each Property is not materially impaired, threatened or jeopardized, Borrower shall have a Cure Period of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money);
     (l) The entry of any order enjoining or otherwise preventing or declaring invalid or unlawful the construction, occupancy, operation or use of any Project, in the manner required by the terms of this Agreement, or of any proceedings which affects the validity or priority of the lien of any Mortgage or any of the other security for the Loan, or which could result in a Material Adverse Occurrence;
     (m) The filing of any condemnation or administrative proceeding or litigation against any Project or any casualty thereto which would impair the completion of the Work prior to the applicable date required therefor, as determined by the Administrative Agent in its reasonable discretion, or the utilization of such Project once completed;
     (n) The assignment or attempted assignment of this Agreement by Borrower without Administrative Agent’s prior written consent;

     (o) The filing of formal charges under any federal, state or local law, statute or ordinance for which Borrower’s forfeiture of all or a material portion of any Project is a potential penalty;
     (p) The dissolution of Borrower or any Guarantor;
     (q) (i) Any direct ownership interest in Borrower shall be transferred or assigned, or any security interest or other lien or encumbrance shall be created in or on any direct ownership interest in Borrower or in or on the proceeds of or distribution rights with respect to any such ownership interest; or (ii) except in connection with any Permitted Transfer, any ownership interest in any entity that directly or indirectly owns an ownership interest in Borrower shall be transferred or assigned, or any security interest or other lien or encumbrance shall be created in or on any ownership interest in any such entity or in or on the proceeds of or distribution rights with respect to any ownership interest in any such entity; or
     (r) The occurrence of an “Event of Default” or a default (after expiration of any notice or cure period, if any) under any of the other Loan Documents.
SECTION 9.
REMEDIES
     Upon the occurrence and during the continuance of any Event of Default, Administrative Agent for the benefit of the Lenders, in addition to availing itself of any remedies conferred upon it at law or in equity and by the terms of the Notes, any Mortgage and the other Loan Documents, may pursue any one or more of the following remedies first, concurrently or successively with each other and with any other available remedies, it being the intent hereof that none of such remedies shall be to the exclusion of any others:
     (a) Take possession of any Project and complete the Work and do anything necessary or desirable in Administrative Agent’s sole judgment to fulfill the obligations of Borrower hereunder, including, without limitation, either the right to avail itself of and procure performance of the Construction Contract, any Subcontracts or any other contract entered into for the performance of all or any portion of the Work (or any substitute therefor), or to let new or additional contracts with the same Contractor or Subcontractors or others, and to employ watchmen to protect any Project from injury. Without limiting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution (i) to complete the Work in the name of Borrower; (ii) to use portions of the Loans or other funds which may be reserved, escrowed or set aside for any purposes hereunder at any time to complete the Work; (iii) to make changes in any of the Plans and Specifications which shall be reasonably necessary or reasonably desirable to complete the Work; (iv) to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for such purposes; (v) to pay, settle or compromise all existing bills and claims, which may be liens or security interests or to avoid such bills and claims becoming liens or security interests against any Project, or as may be necessary or desirable for the completion of the Work or for the clearance of title; (vi) to execute all applications and certificates in the name of Borrower which may be required by any of the Loan Documents; (vii) to prosecute and defend all actions or proceedings in connection with the Work; (viii) to take such action and require such performance as it deems necessary under any of the bonds to be furnished pursuant to the provisions hereof and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; it being understood that the foregoing power of attorney is coupled with an interest and cannot be revoked. All sums expended by Administrative Agent pursuant to this Section 9 shall be deemed to have been paid to Borrower and secured by each Mortgage and the other Loan Documents, and shall bear interest at the Default Rate until repaid to Administrative Agent.
     (b) Make any protective advance Administrative Agent deems necessary to (i) preserve, maintain, repair, restore or rebuild any Improvements, (ii) preserve the lien of each Mortgage or the priority thereof or (iii) enforce this Agreement, each Mortgage and the other Loan Documents. All sums expended by Administrative Agent pursuant to this Section 9(b) shall be deemed to have been paid to Borrower and secured by each Mortgage and the other Loan Documents, and shall bear interest at the Default Rate until repaid to Administrative Agent.
     (c) Withhold further disbursements of proceeds of the Loans and terminate the Commitments.
     (d) Declare the unpaid indebtedness evidenced by the Notes to be immediately due and payable.
     (e) Apply the balance of any deposits made with Administrative Agent toward the repayment of the Loans.
     (f) The Issuing Lender may, with the approval of Administrative Agent on behalf of the Required Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held in a deposit account with Administrative Agent to secure amounts due from Borrower under Letters of Credit and when no Letters of Credit exist, the Loans.

SECTION 10.
ADMINISTRATIVE AGENT
     10.1 Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and a Post-Foreclosure Plan as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents for the benefit of the Lenders and to exercise the remedies as herein provided. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein (including the use of the term “Administrative Agent”) shall be construed to deem Administrative Agent a trustee or fiduciary for any Lender nor to impose on Administrative Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to Administrative Agent pursuant to this Agreement or the other Loan Documents. Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to Administrative Agent by Borrower or any other Affiliate of Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Loans) or in a Post-Foreclosure Plan, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Loans; provided, however, that, notwithstanding anything in this Agreement or in a Post-Foreclosure Plan to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, Applicable Law or a Post-Foreclosure Plan. Borrower may rely on written amendments or waivers executed by Administrative Agent or acts taken by Administrative Agent as being authorized by the Lenders or the Requisite Lenders, as applicable, to the extent Administrative Agent does not advise Borrower that it has not obtained such authorization from the Lenders or the Requisite Lenders, as applicable. The Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

     10.2 Administrative Agent’s Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement or a Post-Foreclosure Plan, except for its or their own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement, any other Loan Document or a Post-Foreclosure Plan; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement, any other Loan Document or a Post-Foreclosure Plan or the satisfaction of any conditions precedent under this Agreement, any Loan Document or a Post-Foreclosure Plan on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement, any other Loan Document or a Post-Foreclosure Plan by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.
     10.3 Notice of Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Unmatured Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing with reasonable specificity such Unmatured Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as Administrative Agent) becomes aware of any Unmatured Default or Event of Default, it shall promptly send to Administrative Agent such a “notice of default.” Further, if Administrative Agent receives such a “notice of default”, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Event of Default as may be requested by the Lenders in accordance with this Section 10.3; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
     10.4 Administrative Agent as Lender. Administrative Agent, as a Lender, shall have the same rights and powers under this Agreement, any other Loan Document and a Post-

Foreclosure Plan as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in each case in its individual capacity. Administrative Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, Borrower or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Administrative Agent and any Affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.
     10.5 Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) days (or such lesser or greater period as may be specifically required under the Loan Documents or a Post-Foreclosure Plan) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders pursuant to Section 10.12, unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
     10.6 Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of Borrower or any other Person or any Property to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of Borrower or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower and other Persons and the Property, its review of the Loan Documents, a Post-Foreclosure Plan (if and when prepared) the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents and a Post-Foreclosure Plan. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement, any of the other Loan Documents or a Post-Foreclosure Plan, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement or a Post-Foreclosure Plan is only acting as counsel to Administrative Agent and is not acting as counsel to such Lender.
     10.7 Indemnification of Administrative Agent by Lenders. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, a Post-Foreclosure Plan, any transaction contemplated hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction or if Administrative Agent fails to follow the written direction of the Requisite Lenders, unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of Administrative Agent’s own choosing) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, a Post-Foreclosure Plan, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any Loans, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section 10.7 shall not limit the terms of Section 3.7 and shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section 10.7, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
     10.8 Successor Administrative Agent. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and Borrower, and any such resignation by Administrative Agent shall also constitute its resignation as the Issuing Lender. Upon any such resignation, the Requisite Lenders and, so long as no Event of Default has occurred and is continuing, Borrower, shall have the right to appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least Five Billion Dollars ($5,000,000,000). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least Five Billion Dollars ($5,000,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents as Administrative Agent and the retiring Issuing Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letter of Credit. If no successor agent has accepted appointment as Administrative Agent by the date which is forty-five (45) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.8 and all provisions of this Agreement relating to Loans shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Upon any change in Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent.
     10.9 Other Loans by Lenders to Borrower. The Lenders agree that one or more of them may now or hereafter have other loans to Borrower or one or more Affiliates of Borrower which are not subject to this Agreement. The Lenders agree that the Lender(s) which may have such other loan(s) to Borrower and such Affiliates may collect payments on such loan(s) and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement).

Further, the Lenders agree that the Lender(s) which may have such other loan(s) to Borrower and such Affiliates shall have no obligation to attempt to collect payments under the Loans in preference and priority over the collection and/or enforcement of such other loan(s).
     10.10 Request for Administrative Agent Action. Administrative Agent and the Lenders acknowledge that in the ordinary course of business of Borrower, (a) a Property may be subject to a condemnation or eminent domain proceeding (a “Taking”), (b) Borrower may desire to enter into easements or other agreements affecting a Real Property, or (c) Borrower may desire to take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of Administrative Agent. In connection with the foregoing, the Lenders hereby expressly authorize Administrative Agent to (x) execute, releases of liens in connection with any Taking or after repayment of the Loans, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting a Real Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.
     10.11 Assignments/Participations.
     (a) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.
     (b) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Lender may grant a participating interest in its Commitment, or if any of the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in an amount less than Ten Million Dollars ($10,000,000.00) or integral multiples of One Million Dollars ($1,000,000.00) in excess thereof, and (iii) after giving effect to any such participation by a Lender, the amount of its Commitment, or if any of the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to Ten Million Dollars ($10,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the

Participant, agree to (i) except as otherwise permitted in this Agreement, increase or extend the term or extend the time or waive any requirement for the reduction of termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by Section 10.11(c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 10.11(b). The selling Lender shall notify Administrative Agent and Borrower of the sale of any participation hereunder and, if requested by Administrative Agent, certify to Administrative Agent that such participation is permitted hereunder.
     (c) Any Lender may with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) any partial assignment of a Commitment shall be in an amount at least equal to Fifteen Million Dollars ($15,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof and after giving effect to such partial assignment the assigning Lender retains a portion of the Commitment so assigned, or if any of the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least Fifteen Million Dollars ($15,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof (provided, however, the conditions set forth in this Section 10.11(c) (i) shall not apply to any full assignment by any Lender of its Commitment); and (ii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 10.11(c), the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of Three Thousand Five Hundred Dollars ($3,500.00).
     (d) Administrative Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). Administrative Agent shall give each Lender and Borrower notice of the assignment by any Lender of its rights as contemplated by this Section 10.11. Borrower, Administrative Agent and the

Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to Administrative Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed and if Administrative Agent receives the processing and recording fee described in Section 10.11(c) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.
     (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 10.11, any Lender may assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
     (f) A Lender may furnish any information concerning Borrower, any other Obligor or any of their respective Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 11.7.
     (g) Anything in this Section 10.11 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower, any other Obligor or any of their respective Affiliates.
     (h) Each Lender agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
     (i) Notwithstanding anything to the contrary contained herein, if at any time The PrivateBank and Trust Company assigns all of its Commitment and interest in the Loan pursuant to this Section 10.11, The PrivateBank and Trust Company may, upon thirty (30) days’ notice to Borrower and the Lenders, resign as the Issuing Lender. In the event of any such resignation as the Issuing Lender, Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of The PrivateBank and Trust Company as the Issuing Lender. If The PrivateBank and Trust Company resigns as the Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Lender and all Letter of Credit Obligations with respect thereto (including the right to require the

Lenders to make an advance of a Base Rate Loan or fund risk participations for Letter of Credit Borrowings pursuant to Section 3 of Exhibit G).
     10.12 Approval by Lenders.
     (a) Upon the termination or reduction to zero (0) of all of the Commitments and payment and satisfaction in full of all of the obligations hereunder and under the other Loan Documents, Lenders hereby expressly authorize Administrative Agent to release any liens arising under the Loan Documents. Notwithstanding the above, subject to Section 7 of Exhibit G, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, and to the extent of any remainder, otherwise remitted to Borrower.
     (b) Administrative Agent and the Lenders acknowledge that, in the ordinary course of Borrower’s construction, ownership, maintenance and operation of a Property, Borrower may request Administrative Agent’s consent or approval to enter into customary easements and other customary agreements or to take other actions in the ordinary course of Borrower’s business operations. Provided such Borrower requests are in each instance consistent and compatible with such Project, and subject in each instance to the restrictions and limitations set forth in this Section 10.12 (or any other provision of the Loan Documents which expressly requires the consent of the Requisite Lenders or the Lenders), Lenders hereby expressly authorize Administrative Agent to consent to and approve (or to condition consent or approval or to deny) such requests in form and substance satisfactory to Administrative Agent.
     (c) Unless the consent of all of the Lenders is required pursuant to Section 10.12(d) (or any other provision of the Loan Documents which expressly requires the consent of all of the Lenders), Requisite Lenders shall have the right to amend the terms of the Loan Documents, and to consent to and approve Borrower requests that Lenders have not otherwise expressly authorized Administrative Agent to consent to and approve, in each instance by a writing signed by the Requisite Lenders or Administrative Agent at the written direction of or with the consent of all of the Requisite Lenders. Notwithstanding anything to the contrary contained herein, no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Requisite Lenders required above affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it.
     (d) Notwithstanding anything to the contrary in any of the Loan Documents, no amendment, waiver, consent or approval shall, unless in writing and signed by all of the Lenders or Administrative Agent at the written direction of all of the Lenders, do any of the following: (i) extend or increase the Commitments (or any component thereof) of the Lenders or subject the Lenders to any additional obligations; (ii) reduce or forgive the amount of any fees, costs or expenses payable under any Loan

Document; (iii) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations; (iv) modify the definition of the term “Requisite Lenders;” (v) release or limit any Guarantor from its obligation under the Guaranty; (vi) reduce or forgive the principal amount of any Loan or the rate of interest thereon; (vii) modify any prorata sharing of payments to be received by any Lender hereunder; (viii) extend the Maturity Date (other than in accordance with Section 3.5); (ix) modify this Section 10.12; or (x) except as provided in the first sentence of Section 10.12(a) or as otherwise provided in Section 3.10, release any Collateral; provided however, no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above affect the rights or duties of the Issuing Lender in such capacity under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it.
     (e) Further, no amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent in such capacity under this Agreement or any of the other Loan Documents.
     (f) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver, consent or approval shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a wavier thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
     (g) If, in connection with any proposed amendment, modification, waiver, approval or termination requiring the consent of all Lenders, the consent of the Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or a Person or Persons reasonably acceptable to Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower, shall have the right to purchase (such purchaser, a “Purchasing Party”) from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to the Purchasing Party, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement. If there is more than one Purchasing Party resulting in greater funds than are necessary, the amount funded by each such Purchasing Party shall be reduced if necessary, so that each Purchasing Party’s amount funded is in proportion to the Commitments of all of the Purchasing Lenders exercising its right to purchase the Non-Consenting Lenders’ Loan (calculated without regard to the Commitment of the Non-Consenting Lender and any other Lender who has not elected to fund).
     10.13 Post Foreclosure Plans.
     (a) If all or any portion of the Collateral is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations under the Loan Documents, the title to any such Collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or Affiliate of Administrative Agent, as agent, for the ratable benefit of all Lenders in accordance with their respective Commitment Percentage. Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired. After any Collateral is acquired, Administrative Agent may appoint and retain one or more Persons experienced in the management, leasing, sale and/or dispositions of similar properties. After consulting with the Person(s), if any, Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan.
     (b) Upon demand therefor from time to time, each Lender will within five (5) Business Days after request, contribute its share (based on its Commitment Percentage) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Commitment Percentage.
     (c) Lenders acknowledge and agree that if title to any Collateral is obtained by Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Required Lenders reasonably shall determine to be most advantageous to Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of Lenders in the same Commitment Percentage as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.
     10.14 Co-Agents; Lead Managers. None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” or “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other persons so identified as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 11.
MISCELLANEOUS
     11.1 Additional Indebtedness. If any advances or payments made by Lenders pursuant to this Agreement or any other Loan Document, together with disbursements of the Loans, shall exceed the aggregate face amount of the Notes, all such advances and payments shall constitute additional indebtedness secured by each Mortgage and all other security for the Loans, and shall bear interest at the Default Rate from the date advanced until paid. Additionally, if an Event of Default shall occur, Administrative Agent may, but shall not be obligated to, take any and all actions to cure such default, and all amounts expended in so doing, all Loan Expenses and all other amounts paid or advanced by Administrative Agent and/or the Lenders pursuant to the Loan Documents, and all other amounts advanced by Administrative Agent in connection with the performance of the Work or preserving any security for the Loans, shall constitute additional advances of the Loans, shall be secured by each Mortgage and all other security for the Loans, and shall bear interest at the Default Rate from the date advanced until paid.
     11.2 Additional Acts. Borrower shall, upon request, execute and deliver such further instruments and documents and do such further acts and things as may be reasonably required to provide to Administrative Agent the evidence of and security for the Loan contemplated by this Agreement.
     11.3 Loan Agreement Governs. In the event of any inconsistency between any provision of this Agreement and any provision of any other Loan Document, the provision of this Agreement shall govern; provided, however, that the provisions of all of the Loan Documents shall be construed as an integrated set of provisions governing the Loan and, accordingly, shall be interpreted and construed liberally to give the maximum validity, enforceability and effect to all of such provisions.
     11.4 Additional Advances. This Agreement shall not be amended, modified or supplemented without the written agreement of Borrower, Administrative Agent and Lenders at the time of such amendment, modification or supplement. No waiver of any provision of this Agreement or any of the other Loan Documents shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent therein set forth. Failure by Administrative Agent to insist upon full and prompt performance of any provisions of this Agreement or any of the other Loan Documents, or to take action in the event of any breach of any such provision or upon the occurrence of any Event of Default, shall not constitute a waiver of any rights of Administrative Agent and/or Lenders, and Administrative Agent and/or Lenders may at any time thereafter exercise all available rights and remedies with respect to such breach or Event of Default. Receipt by Administrative Agent of any instrument or document shall not constitute or be deemed to be an approval thereof. Any approvals required under any of the other Loan Documents must be in writing, signed by Administrative Agent and directed to Borrower.
     11.5 Notice. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested; or (d) upon receipt, if delivered by facsimile (so long as such notice is also simultaneously sent by one of the other methods described herein), addressed to the addresses set forth below in this Section 11.5 or as such party may from time to time designate by written notice to the other parties. Either party by notice to the other in the manner provided herein may designate additional or different addresses for subsequent notices or communications:

To Administrative Agent:	The PrivateBank and Trust Company 120 S. LaSalle Street Chicago, Illinois 60603 Attn: Nathan R. Podratz, Managing Director Fax: (312) 564-6886

With a copy to:	Riemer & Braunstein LLP 71 South Wacker Drive, Suite 3515 Chicago, Illinois 60606 Attn: Joel V. Sestito, Esquire Fax: (312) 276-8141

To Borrower:	c/o Campus Crest Communities Operating Partnership, LP 2100 Rexford Road, Suite 414 Charlotte, North Carolina 28211 Attn: Donald L. Bobbit, Jr. Fax: (704) 973-0965

With a copy to:	Bradley Arant Boult Cummings LLP One Federal Place 1819 5th Avenue North Birmingham, Alabama 35203-2119 Attn: Dawn Helms Sharff, Esquire Fax: (205) 488-6200
     11.6 Successors and Assigns of Borrower. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not consented shall be null and void.

     11.7 Confidentiality. Except as otherwise provided by Applicable Law, Administrative Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by Borrower in accordance with its customary procedure for handling confidential information of this nature to prevent improper disclosure (including disclosure to competitors of Borrower) and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective Affiliates (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section 11.7); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section 11.7); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the obligation to keep such information confidential in accordance with the terms of this Section 11.7); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 11.7 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower, any other Obligor, or any of their respective subsidiaries or any of their respective Affiliates.
     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     11.9 Indemnity by Borrower. To the fullest extent permitted by law, Borrower agrees to defend (with counsel reasonably satisfactory to Administrative Agent), protect, indemnify and hold harmless Lenders and Administrative Agent, any parent corporation, affiliated corporation or subsidiary of Administrative Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of Lenders or any parent or affiliated corporation of Lenders), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement, the Notes and the Loan Documents, the making or issuance and management of the Loans, any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the use or intended use of the proceeds of the Loans and the enforcement of Lenders’ rights and remedies under this Agreement, the Notes, the Loan Documents, any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by Applicable Law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party within five (5) days of written demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by such Indemnified Party until paid by Borrower, shall be added to the obligations of Borrower evidenced by the Notes and secured by the collateral securing the Loans. This indemnity is not intended to excuse Administrative Agent and the Lenders from performing hereunder. The provisions of this Section 11.9 shall survive the closing of the Loans, the satisfaction and payment of the Notes and any cancellation of this Loan Agreement. Borrower shall also pay, and hold Administrative Agent and the Lenders harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the Loans. Notwithstanding the foregoing, Borrower shall have no obligation to indemnify (i) Administrative Agent with respect to Administrative Agent’s failure to disclose information (as required herein) to the Lenders in connection with any syndication of the Loan or (ii) any Lender with respect to another Lender’s failure to comply with its duties and obligations set forth in the Loan Documents. Notwithstanding anything to the contrary contained in this Section 11.9, so long as no Unmatured Default or Event of Default has occurred and remains outstanding, the Borrower’s obligations contained in this Section 11.9 relating to costs and expenses only shall be limited to the costs and expenses incurred on behalf of the Administrative Agent.
     11.10 Administrative Agent’s Representatives. Administrative Agent, at Borrower’s expense, shall have the right to engage personnel in connection with the negotiation, documentation, administration and servicing of the Loans, including without limitation, the Consultant, to (i) review and approve the Plans and Specifications, (ii) review and approve Borrower’s Budget, (iii) conduct monthly inspections of the Work and report on the progress of construction thereof, (iv) review and approve all change orders, (v) review and approve applications for disbursements and accompanying documents, (vi) issue reports and certificates to Administrative Agent, (vii) inspect the structural, mechanical, electrical, plumbing, HVAC and roof systems constituting the Work, (viii) determine whether the Work has been completed in accordance with the Plans and Specifications, and (ix) provide other services as requested by Lender, and Borrower shall fully cooperate with the Consultant and other personnel in all reasonable respects in connection therewith. Notwithstanding anything contained in this Agreement to the contrary, all inspections of the Work made by Administrative Agent, the Consultant or their respective agents, employees and designees shall be solely for Administrative Agent’s own information and shall not be deemed to have been made for or on account of Borrower or any other party. Borrower hereby specifically relieves Administrative Agent and/or the Lenders of any and all liability or responsibility relating in any way whatsoever to the construction of the Project, including but not limited to, the Work, the material or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Project or the Plans and Specifications.

     11.11 Headings. The titles and headings of the sections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.
     11.12 No Partnership or Joint Venture. Lenders and Administrative Agent, by executing and performing this Agreement shall not become a partner or joint venturer with Borrower or any of its associates or Affiliates and all inspections of the Property herein provided for are for the sole benefit of Lenders and Administrative Agent.
     11.13 Time is of the Essence. Time is of the essence of the payment of all amounts due Administrative Agent and Lenders under the Loan Documents and performance and observance by Borrower of each covenant, agreement, provision and term of this Agreement and the other Loan Documents.
     11.14 Invalid Provisions. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrower and Administrative Agent shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.
     11.15 Acts by Lenders. Notwithstanding anything herein contained to the contrary, Lenders will not be required to make any disbursement or perform any other act under this Agreement if, as a result thereof, Lenders will violate any law, statute, ordinance, rule, regulation or judicial decision applicable thereto.
     11.16 Offset. Without limiting any of the other rights or remedies of Administrative Agent hereunder or provided by law, any indebtedness relating to the Property or its operation and now or hereafter owing to Borrower by Administrative Agent (including, without limitation, any amounts on deposit in any demand, time, savings, passbook or like account maintained by Borrower with Administrative Agent) may be offset and applied by Administrative Agent hereunder, or under the Notes, the Mortgage or any of the other Loan Documents.
     11.17 Binding Provisions. The covenants, warranties, agreements, obligations, liabilities and responsibilities of Borrower under this Agreement shall be binding upon and enforceable against Borrower and its legal representatives, administrators, successors and permitted assigns.
     11.18 Counterparts. This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement.
     11.19 No Third Party Beneficiary. This Agreement is only for the benefit of the parties hereto and their permitted successors and assigns. No other Person or entity shall be entitled to rely on any matter set forth herein without the prior written consent of such parties.
     11.20 Publicity. Subject to compliance with Applicable Laws, Administrative Agent reserves the right to publicize the making of the Loan in any manner it deems appropriate. So long as the Loans are outstanding, Borrower will identify the Lenders as Borrower’s lenders on any sign for the Project erected by Borrower.
     11.21 Rules of Construction. Borrower, Guarantors, Agent and the Lenders, and their respective legal counsel, have participated in the drafting of this Agreement, and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement.
     11.22 JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR, IF ADMINISTRATIVE AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH ADMINISTRATIVE AGENT SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY ADMINISTRATIVE AGENT IN ANY OF SUCH COURTS. BORROWER WAIVES ANY CLAIM THAT CHICAGO, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY ADMINISTRATIVE AGENT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION 11.22 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY ADMINISTRATIVE AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.
     11.23 JURY WAIVER. BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWERS, ADMINISTRATIVE AGENT AND LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER, ADMINISTRATIVE AGENT AND LENDERS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.
     11.24 Contribution and Subrogation. Each Borrower (a “Contributing Party”) agrees (subject to Section 11.25) that, in the event a payment shall be made by any other Borrower (the

“Claiming Party”) under this Agreement, or assets of any Claiming Party shall be sold pursuant to any Loan Document to satisfy a claim of the Lenders, the Contributing Party shall indemnify the Claiming Party to the extent that the payment made by the Claiming Party or the value of such assets exceeds the value received by the Claiming Party under this Agreement (such excess being referred to as the “Contribution Amount”). The obligations of the Contributing Parties shall be joint and several, provided that the obligations of any individual Contributing Party shall be limited to that amount which does not render such Contributing Party insolvent, and provided further that a Claiming Party may not recover from all Contributing Parties an amount in excess of the Contribution Amount. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 11.24 shall be subrogated to the rights of such Claiming Party to the extent of such payment and shall have a right of contribution from the other Contributing Parties calculated in the same manner as set forth herein and as if the payment made to the Claiming Party were made to the Lenders.

     11.25 Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Borrower under Section 11.24 and all other rights of indemnity, contribution or subrogation under Applicable Laws or otherwise, in each case to the extent arising out of or based upon the Loan Documents, shall be fully subordinated to the payment in full in cash of the Obligations. To that end, no payments shall be made by any Contributing Party to any Claiming Party until all Obligations shall have been paid in full in cash. No failure on the part of any Borrower to make the payments required by Section 11.24 (or any other payments required under applicable Laws or otherwise) shall in any respect limit the obligations and liabilities of any Borrower with respect to its obligations hereunder, and each Borrower shall remain liable for the full amount of the obligations of such Borrower hereunder.
     11.26 Designation of Lead Borrower as Agent for Borrowers.
     (a) Each Borrower hereby irrevocably designates and appoints Lead Borrower as that Borrower’s agent to obtain loans and advances under the Loans, the proceeds of which shall be available to each Borrower as set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to Administrative Agent and/or the Lender on account of loans and advances so made under the Loans as if made directly by the Administrative Agent and/or the Lender to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and/or of any Borrower (including, without limitation, on account of any such treatment of said loan or advance as an equity investment in a Borrower by Lead Borrower).
     (b) Each Borrower recognizes that credit available to it under the Loans is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with each Borrower. Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully, and punctually to discharge and satisfy all Obligations of all Borrowers.
     (c) The Lead Borrower shall act as a conduit for each Borrower on whose behalf the Lead Borrower has requested a loan or other advance under the Loans.
     (d) The proceeds of each loan and advance provided under the Loans which is requested by the Lead Borrower shall be advanced as and when otherwise provided herein or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the Borrower(s) on whose behalf such loan and advance was obtained. The Lender shall not have any obligation to see to the application of such proceeds.
     (e) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s attorney-in-fact to act in the Borrower’s name and stead and to do and perform all matters, to grant to the Lender a security interest in the Collateral, transact all business, and make, execute and acknowledge all Loan

Documents and other instruments relating to this Agreement including but not limited to, this Agreement, the Notes, and the Mortgage. Each Borrower hereby acknowledges and agrees that the power of attorney created hereby is coupled with an interest.
     11.27 Joint and Several Liability.
     (a) Each Borrower agrees that it is jointly and severally liable to Administrative Agent and/or the Lenders for the payment of all obligations arising under this Agreement or any of the other Loan Documents, and that such liability is independent of the obligations of the other Borrowers. Administrative Agent and/or the Lenders may bring an action against any Borrower whether or not an action is brought against the other Borrowers.
     (b) Each Borrower agrees that any release which may be given by Administrative Agent and/or the Lenders to the other Borrowers will not release such Borrower from its obligations under this Agreement or any of the other Loan Documents.
     (c) Each Borrower waives any right to assert against Administrative Agent and/or the Lenders any defense, setoff, counterclaim or claim that such Borrower may have against the other Borrowers or any other party liable to Administrative Agent and/or the Lenders for the obligations of the Borrowers under this Agreement or any of the other Loan Documents.
     (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Administrative Agent and/or the Lenders to disclose to such Borrower any information that Administrative Agent and/or the Lenders may now or hereafter acquire concerning the financial condition of the other Borrowers.
     (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrowers under this Agreement and the other Loan Documents. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower
     (f) Borrowers represent and warrant to Administrative Agent and/or the Lenders that each will derive benefit, directly and indirectly, from the collective administration and availability of the Loan under the Notes and the other Loan Documents. Borrowers agree that Administrative Agent and/or the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of the Notes or any of the other Loan Documents.
     (g) Until all obligations of Borrowers to Administrative Agent and/or the Lenders under this Agreement and the other Loan Documents have been paid in full, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, that such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement or any of the other Loan Documents. Each Borrower waives any right to enforce any remedy which Administrative Agent and/or the Lenders now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by Administrative Agent and/or the Lenders.
     (h) Each Borrower hereby waives any election of remedies by Administrative Agent and/or the Lenders that impairs any subrogation or other right of such Borrower to proceed against any other Borrower or other person, including any loss of rights resulting from any applicable anti-deficiency laws relating to nonjudicial foreclosures of real property or other laws limiting, qualifying or discharging obligations or remedies.
[Remainder of page intentionally left blank]
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER:

CAMPUS CREST COMMUNITIES
OPERATING PARTNERSHIP, LP, a Delaware
limited liability company

By: Campus Crest Communities GP, LLC, a
       Delaware limited liability limited
       liability company, its General Partner

By: Campus Crest Communities, Inc., a
       Maryland corporation, its Sole
       Member

By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr., its Chief
Financial Officer

CAMPUS CREST AT FORT WAYNE, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company,its manager
By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr., its Manager

[Signatures continue on next page]
Construction Loan and Security Agreement Signature Page

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER: CAMPUS CREST AT FORT COLLINS, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company,its manager
By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr., its Manager

CAMPUS CREST AT CLARKSVILLE, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr., its Manager

CAMPUS CREST AT AMES, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company,its manager
By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr., its Manager

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Construction Loan and Security Agreement Signature Page

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ADMINISTRATIVE AGENT: THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank
By:	/s/ Alison Dempsey
	Name:	Alison Dempsey
	Title:	Associate Managing Director

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Construction Loan and Security Agreement Signature Page

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LENDER: THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank
By:	/s/ Alison Dempsey
	Name:	Alison Dempsey
	Title:	Associate Managing Director

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Construction Loan and Security Agreement Signature Page

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LENDER: CAPITAL ONE BANK
By:	/s/ Edward Kang
	Name:	Edward Kang
	Title:	Vice President

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Construction Loan and Security Agreement Signature Page

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LENDER: BANK OF THE WEST
By:	/s/ Nathan R. Podratz
	Name:	Nathan R. Podratz
	Title:	Vice President

By:	/s/ Benjamin Arroyo
	Name:	Benjamin Arroyo
	Title:	Vice President

Construction Loan and Security Agreement Signature Page

SCHEDULE 1
COMMITMENT AMOUNT/PERCENTAGE

Bank	Commitment Amount	Commitment Percentage

The PrivateBank and Trust Company 120 S. LaSalle Street Chicago, Illinois 60603 Attn: Nathan R. Podratz	$17,583,707.68	33 1/3%

Capital One Bank 499 Thornall Street, 11th Floor Edison, NJ 08837 Attn: Edward Kang	$17,583,707.66	33 1/3%

Bank of the West 500 Capitol Mall, Suite 1200 Sacramento, CA 95814 Attn: Sarah Candy	$17,583,707.66	33 1/3%
SCHEDULE 1

SCHEDULE 3.3(b)
Principal Payments

		Ft.	Ft.
	Ames	Collins	Wayne	Clarksville
November 1, 2012-November 1, 2013	$13,150	$15,600	$12,250	$13,850
Extension Term
December 1, 2013-November 1, 2014	$13,975	$16,550	$13,000	$14,000
SCHEDULE 3.3(b)

SCHEDULE 6.1
Organizational Chart

SCHEDULE 6.1

EXHIBIT A-1
Ames Legal Description
Lot One, Grand Aspen Subdivision, Fourth Addition, Ames, Story County, Iowa, according to the Plat recorded October 28, 2010 as Instrument No. 10-10702

EXHIBIT A-1

EXHIBIT A-2
Clarksville Legal Description
Land in Montgomery County, Tennessee, described as follows:
Beginning at an iron pin (old) in the southern right-of-way of Old Trenton Rd, said iron pin being North 66 degrees 06 minutes 54 seconds West 168 67 feet from the centerline intersection of Wilma Rudolph Blvd. and Old Trenton Rd:
Thence leaving the right-of-way of Old Trenton Rd South 21 degrees 16 minutes 13 seconds East 36 81 feet to an iron pin (new) in the northwestern right-of-way of Wilma Rudolph Blvd.:
Thence continuing with said northwestern right-of-way for the following 5 calls:
South 46 degrees 55 minutes 27 seconds West 299 52 feet to a concrete monument (old): Thence South 33 degrees 49 minutes 22 seconds West 153 66 feet to a concrete monument (old):
Thence South 46 degrees 56 minutes 48 seconds West 502.69 feet to a concrete monument (old): Thence South 59 degrees 55 minutes 06 seconds West 132 82 feet to a concrete monument (old): Thence South 30 degrees 51 minutes 09 seconds West 172 24 feet to a concrete monument (old), said monument being the northeast corner of the James D Greenfield, ET UX, Trustee, Revocable Living Trust Property, as recorded in Official Record Volume (O R V) 948, Page 1432, in the Register’s Office of Montgomery County Tennessee (R.O.M.C.T.):
Thence leaving the said northwestern right-of-way and with the North line of the said Greenfield property, South 81 degrees 45 minutes 56 seconds West 480.04 feet to an iron pin (new):
Thence continuing with the said Greenfield property, South 45 degrees 46 minutes 11 seconds West 39 75 feet to an iron pin (new), said iron pin being the southeast corner of the Herbert Morlang, ET UX property, as recorded in O R V 142, Page 898, R.O.M.C T :
Thence with the East line of the said Morlang property, North 07 degrees 24 minutes 56 seconds East 553 12 feet to an iron pin (new), said iron pin being in the South right-of-way of Nolen Rd :
Thence with the said South right-of-way for the following 5 calls: North 66 degrees 29 minutes 28 seconds East 358.83 feet to an iron pin (new): Thence North 70 degrees 10 minutes 03 seconds East 140.00 feet to an iron pin (new):
Thence North 71 degrees 33 minutes 58 seconds East 392 26 feet to an iron pin (new): Thence on a curve to the left, said curve having a radius of 185 00 feet, an arc length of 209 41 feet, a chord bearing of North 39 degrees 08 minutes 18 seconds East, a chord distance of 198 41 feet, a delta angle of 64 degrees 51 minutes 24 seconds, and a tangent of 117 53 feet to an iron pin (new): Thence North 06 degrees 42 minutes 37 seconds East 187 31 feet to an iron pin (new), said iron pin being in the southern right-of-way of Old Trenton Rd:
Thence with the said southern right-of-way, South 59 degrees 48 minutes 57 seconds East 362.94 feet to the point of beginning
Said Tract contains 13 944 Acres (607,410 2 sq. ft.) more or less
Being the same property conveyed to Campus Crest at Clarksville, LLC, a Delaware limited liability company, by deed from Michael E, Collins, Chapter 11 Trustee in the Bankruptcy Case of Billy James Mace of record in Volume 1358, page 1482, Register’s Office of Montgomery County, Tennessee

EXHIBIT A-2

EXHIBIT A-3
Fort Collins Legal Description
THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LARIMER, STATE OF COLORADO, AND IS DESCRIBED AS FOLLOWS:
Parcel One:
Leasehold created by Ground Lease dated June 23, 2009, amended by that certain First Amendment to Ground Lease Agreement dated December 2009, as further amended by that certain Second Amendment to Ground Lease Agreement, dated March 2010, as further amended by that certain Third Amendment to Ground Lease Agreement dated June 30, 2010, and as further amended by that certain Fourth Amendment to Ground Lease Agreement dated November 11, 2010, executed by Colorado State University Research Foundation (successor by name change to A & M Research Foundation), a Colorado non-profit corporation, as Lessor and Campus Crest at Fort Collins, LLC, a Delaware limited liability company, as lessee as referenced in the document entitled Memorandum of Ground Lease, which was recorded November __, 2010 at Reception No. __________
Tracts of land being a portion of Tract C, Windtrail Townhomes P.U.D., First Replat; a portion of Lot 1, Centre For Advanced Technology P.U.D., Ninth Filing and a tract of land located in the Section 23, Township 7 North, Range 69 West of the 6th P M , City of Fort Collins, County of Larimer, State of Colorado being more particularly described as follows:
Considering the North line of the Southwest Quarter of said Section 23 as bearing North 89°20’42” West and with all bearings contained herein relative thereto:
COMMENCING at the Center Quarter Corner of said Section 23; thence along the North line of said Southwest Quarter, North 89°20’42” West, 190.90 feet to the Point of Beginning; thence, South 42°19’51” West, 268.76 feet; thence along a non tangent curve concave to the Southwest having a central angle of 01°06’42” with a radius of 310.00 feet, an arc length of 6.02 feet and the chord of which bears North 51°44’37” West, 6.02 feet; thence, South 37°42’02” West, 2.50 feet; thence along a curve concave to the Southwest having a central angle of 37°42’02” with a radius of 307.50 feet, an arc length of 202.33 feet and the chord of which bears North 71°08’59” West, 198.70 feet; thence, North 90°00’00” West, 683.48 feet; thence, North 00°00’00” East, 78.83 feet; thence, North 90°00’00” East, 325.83 feet; thence, North 00°00’00” East, 196.69 feet; thence North 90°00’00” East, 127.48 feet; thence along a non tangent curve concave to the Southeast having a central angle of 29°26’43”, with a radius of 95.00 feet, an arc length of 48.82 feet and the chord of which bears North 30°17’06” East, 48.29 feet; thence, North 45°00’00” East, 198.96 feet; thence along a curve concave to the Southeast having a central angle of 45°00’00” with a radius of 135.00 feet, an arc length of 106.03 feet and the chord of which bears North 67°30’00” East, 103.32 feet; thence North 90°00’00” East, 174.13 feet; thence along a curve concave to the Southwest having a central angle of 31°13’40”, with a radius of 135.00 feet, an arc length of 73.58 feet and the chord of which bears North 74°23’10” West, 72.67 feet; thence, South 58°46’20” East, 174.67 feet; thence along a curve concave to the Northeast having a central angle of 20°02’33” with a radius of 65.00 feet, an arc length of 22.74 feet and the chord of which bears South 68°47’36” East, 22.62 feet; thence South 16°02’21” West, 14.04 feet; thence along a non tangent curve concave to the Northwest having a central angle 81°40’01” with a radius of 79.00 feet, an arc length of 112.60 feet and the chord of which bears North 61°12’49” East, 103.31 feet; thence along a non tangent curve concave to the Southwest having a central angle 06°37’33” with a radius of 483.00 feet, an arc length of 55.85 feet and the chord of which bears South 76°27’16” East, 55.82 feet; thence along a non tangent curve concave to the Southeast having a central angle 84°08’41” with a radius of 9.13 feet,

EXHIBIT A-3-1

an arc length of 13.41 feet and the chord of which bears South 64°02’29” West, 12.23 feet; thence along a non tangent curve concave to the Northwest having a central angle 72°00’17” with a radius of 129.73 feet, an arc length of 163.03 feet and the chord of which bears South 57°58’18” West, 152.51 feet; thence, South 00°00’00” West, 51.64 feet; thence along a curve concave to the Northwest having a central angle 42°19’51” with a radius of 141.00 feet, an arc length of 104.17 feet and the chord of which bears South 21°09’56” West, 101.82 feet; thence South 42°19’51” West, 49.73 feet to the Point of Beginning.
(To be known as Lot 1 of “The Grove”)
ALSO:
COMMENCING at the Center Quarter Corner of said Section 23; thence, along the East line of said Southwest Quarter, South 00°18’18” West, 454.05 feet; thence, North 89°41’42” West, 217.38 feet to the Point of Beginning, said point being on the West line of Centre Avenue; thence along said West line being on a curve concave to the Southeast having a central angle of 02°22’10” with a radius of 644.00 feet, an arc length of 26.63 feet and the chord of which bears South 21°02’56” West, 26.63 feet; thence, North 70°08’10” West, 200.97 feet; thence, North 72°18’05” West, 81.16 feet; thence, North 55°59’37” West, 31.08 feet; thence, North 88°01’35” West, 64.24 feet; thence, South 85°05’16” West, 76.05 feet; thence, South 56°13’17” West, 88.75 feet; thence, North 58°27’48” West, 36.77 feet; thence, North 38°00’23” West, 41.52 feet; thence, North 49°29’33” West, 33.86 feet; thence, North 76°42’38” West, 67.45 feet; thence, South 87°16’35” West, 104.27 feet; thence, North 74°48’07” West, 72.23 feet; thence, North 86°57’04” West, 79.88 feet; thence, South 76°32’31” West, 54.11 feet; thence, South 61°32’02” West, 52.89 feet; thence, South 76°32’00” West, 39.82 feet; thence, South 70°39’15” West, 57.13 feet; thence, South 65°50’46” West, 131.84 feet; thence, South 57°04’01” West, 72.37 feet; thence, South 87°21’57” West, 19.12 feet; thence, North 37°30’00” West, 152.48 feet; thence, North 64°36’09” East, 2.42 feet; thence along a curve concave to the Northwest having a central angle of 12°06’09” with a radius of 50.00 feet, an arc length of 10.56 feet and the chord of which bears North 58°33’04” East, 10.54 feet; thence, North 52°30’00” East, 104.82 feet; thence along a curve concave to the Southeast having a central angle of 37°30’00” with a radius of 417.00 feet, an arc length of 272.93 feet and the chord of which bears North 71°15’00” East, 268.08 feet; thence, North 90°00’00” East, 23.96 feet; thence, North 00°00’00” East, 0.50 feet; thence, North 90°00’00” East, 683.48 feet; thence along a curve concave to the Southwest having a central angle of 37°42’02” with a radius of 242.50 feet, an arc length of 159.56 feet and the chord of which bears South 71°08’59” East, 156.70 feet; thence, South 37°42’02” West, 0.50 feet; thence along a curve concave to the Southwest having a central angle of 13°18’05” with a radius of 242.00 feet, an arc length of 56.18 feet and the chord of which bears South 45°38’56” East, 56.06 feet; thence, South 38°59’53” East, 100.01 feet; thence along a curve concave to the Northeast having a central angle of 22°07’36” with a radius of 308.00 feet, an arc length of 118.94 feet and the chord of which bears South 50°03’41” East, 118.21 feet; thence, South 19°20’48” East, 14.32 feet to the Point of Beginning.
(To be known as Lot 2 and Outlot B of “The Grove”)
Parcel Two:
Beneficial rights as created by Easement Agreement by and between Campus Crest at Fort Collins, LLC, a Delaware limited liability company and Colorado State University Research Foundation, a Colorado Non-Profit corporation, recorded November __, 2010 at Reception No. ________ of the County of Larimer, State of Colorado real estate records.

EXHIBIT A-3-2

EXHIBIT A-4
Fort Wayne Legal Description
LEGAL DESCRIPTION
Part of Blocks “B” and “C” in George L. Ashley’s Homestead Addition to Allen County, Indiana, as shown in Plat Book 8, page 84 in the Office of the Recorder of Allen County, Indiana, described as follows:
Commencing at a 5/8 inch rebar at the intersection of the south line of said Block “C” with the west right-of-way line of St. Joe Road as established by Document No. 87-15828; thence North 61 degrees 48 minutes 14 seconds West, on the south line of said Block “C”, also being the north line of Lots 58-61 in Shoaff Park River Estates, Section B as recorded in Plat Book 40, pages 60 and 61, a distance of 392.32 feet to a 5/8 inch rebar at the POINT OF BEGINNING; thence continuing North 61 degrees 48 minutes 14 seconds West on said line, also being the north line of Lots 56 and 57 in said Shoaff Park River Estates, Section B and the north line of Lots 1 -3 in Shoaff Park River Estates, recorded in Plat Book 38, pages 123-126 a distance of 420.06 feet to a one inch pipe at the southwest corner of said Block “C” thence North 27 degrees 30 minutes 40 seconds East, on the west line of said Block “C”, also being the east line of Lots 4-10 in said Shoaff Park River Estates, 524.70 feet to the northwest corner of said Lot “C”, also being the Southwest corner of said Block “B”; thence continuing North 27 degrees 30 minutes 40 seconds East, on the west line of said Lot “B”, also being the east line of Lots 10 and 11 in said Shoaff Park River Estates, 202.57 feet to a 5/8 inch rebar near a wood post at the northwest corner of said Block “B”; thence South 89 degrees 49 minutes 00 seconds East, on the north line of said Block “B”, a distance of 824.86 feet to a one inch pipe at the westerly corner of a 0.74 acre parcel described in Document #92-5445; thence South 56 degrees 27 minutes 31 seconds East on the southerly line of said 0.74 acre parcel, 267.08 feet to a 5/8 inch rebar on the west right-of-way line of said St. Joe Road; thence on said west right-of-way line, being a curve to the left having a radius of 2,906.79 feet and a chord of 34 10 feet bearing South 37 degrees 18 minutes 02 seconds West, an arc length of 34.10 feet to a 5/8 inch rebar; thence continuing on said west right-of-way line, South 37 degrees 47 minutes 20 seconds West, 206.91 feet to a 5/8 inch rebar; thence continuing on said west right-of-way line South 37 degrees 05 minutes 22 seconds West, parallel with and 45.00 feet west of the center line of said St. Joe Road, 236.17 feet to a 5/8 inch rebar on the north line of a parcel described in Deed Book 552, page 1; thence North 61 degrees 30 minutes 10 seconds West, on said north line, being parallel with the north line of said Block “C”, a distance of 179.49 feet to a one-half inch rebar at the northwest corner of said parcel described in Deed Book 552, page 1; thence South 37 degrees 05 minutes 22 seconds West, parallel with the center line of said St, Joe Road, 100.00 feet to a 5/8 inch rebar at the southwest corner of said parcel described in Deed Book 552, page 1, said point being on the north line of said Block “C”; thence North 61 degrees 30 minutes 10 seconds West, on said north line, 212.37 feet to a 5/8 inch rebar at the northwest corner of a 4.69 acre parcel described in Document No. 92-9044; thence South 37 degrees 05 minutes 22 seconds West, on the west line of said 4.69 acre parcel, being parallel with the center line of said St, Joe Road, 528.35 feet to the POINT OF BEGINNING
Also known us:

EXHIBIT A-4-1

Part of Blocks “B” and “C” in George L Ashley’s Homestead Addition to Allen County, Indiana, as shown in Plat Book 8, page 84 in the Office of the Recorder of Allen County, Indiana, described as follows:
Commencing at a 5/8 inch rebar, with a “Karst” identification cap, at the intersection of the southerly line of said Block “C” with the westerly right-of-way line of St. Joe Road as established by Document No. 87-15828; thence North 64 degrees 33 minutes 55 seconds West (Geodetic Basis), along the southerly line of said Block “C”, also being the northerly line of Lots 58-61 in Shoaff Park River Estates, Section B as recorded in Plat Book 40, pages 60 and 61, a distance of 392.32 feet to a 5/8 inch rebar, with a “Karst” identification cap, at the POINT OF BEGINNING; thence continuing North 64 degrees 33 minutes 55 seconds West along said line, also being the northerly line of Lots 56 and 57 in said Shoaff Park River Estates, Section B and the northerly line of Lots 1-3 in Shoaff Park River Estates, recorded in Plat Book 38, pages 123-126 a distance of 419.79 feet to a one inch pipe at the southwest corner of said Block “C” thence North 24 degrees 43 minutes 21 seconds East, on the westerly line of said Block “C”, also being the easterly line of Lots 4-10 in said Shoaff Park River Estates, 524.64 feet to the northwest corner of said Lot “C”, also being the Southwest corner of said Block “B”; thence continuing North 24 degrees 43 minutes 21 seconds East, on the west line of said Lot “B”, also being the east line of Lots 10 and 11 in said Shoaff Park River Estates, 201.55 feet to a 12-inch diameter wood post at the northwest corner of said Block “B”; thence North 87 degrees 20 minutes 38 seconds East, along the northerly line of said Block “B”, a distance of 824.25 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY” at the northwesterly corner of a 0 74 acre parcel described in Document No. 2007043910; thence South 59 degrees 13 minutes 57 seconds East along the southerly line of said 0.74 acre parcel, 267.54 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY” on the westerly right-of-way line of said St. Joe Road; thence along said westerly right-of-way line, being a non-tangent curve to the left having a radius of 2,916.02 feet and a chord of 33.11 feet bearing South 34 degrees 29 minutes 27 seconds West, an arc length of 33.11 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY”; thence continuing on said westerly right-of-way line, South 34 degrees 59 minutes 47 seconds West, 206.93 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY”; thence continuing along said westerly right-of-way line South 34 degrees 17 minutes 02 seconds West, parallel with and 45.00 feet westerly of the center line of said St. Joe Road, 236.68 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY” on the northerly line of a parcel described in Document No. 980088253; thence North 64 degrees 16 minutes 14 seconds West, along said northerly line, being parallel with the northerly line of said Block “C”, a distance of 183.48 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY” at the northwest corner of said parcel described in Document No. 980088253; thence South 34 degrees 16 minutes 21 seconds West, parallel with the center line of said St. Joe Road, 100.00 feet to a five-eighths inch diameter iron rebar stake with a cap stamped “FORESIGHT CONSULTING, LLC — BOUNDARY” at the southwest corner of said parcel described in Document No. 980088253 said point being on the northerly line of said Block “C”; thence North 64 degrees 16 minutes 14 seconds West, along said northerly line, 208.20 feet to a 5/8 inch rebar at the northwest corner of a 4.69 acre parcel described in Document No. 2007059842; thence South 34 degrees 19 minutes 43 seconds West, along the westerly line of said 4.69 acre parcel, being parallel with the center line of said St. Joe Road, 528.33 feet to the POINT OF BEGINNING, Containing 14.74 Acres, more or less

EXHIBIT A-4-2

EXHIBIT B
Form of Note
PROMISSORY NOTE

$_______	Date: November ___, 2010
     THIS PROMISSORY NOTE, (the “Note”) is made in Chicago, Illinois as of November ___, 2010, by and among CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership, CAMPUS CREST AT FORT WAYNE, LLC, a Delaware limited liability company, CAMPUS CREST AT FORT COLLINS, LLC, a Delaware limited liability company, CAMPUS CREST AT CLARKSVILLE, LLC, a Delaware limited liability company, and CAMPUS CREST AT AMES, LLC, a Delaware limited liability company (collectively, jointly, and severally, “Borrower”) for the benefit of __________________________ (“Lender”), in the original principal amount of _____________ ___/100 Dollars ($_______), as provided herein and as provided in that certain Construction Loan and Security Agreement (the “Loan Agreement”) dated as of even date herewith by and among Borrower, The PrivateBank and Trust Company (“Administrative Agent”) and the other financial institutions identified therein.
     Borrower promises to pay to the order of Lender at the principal office of Administrative Agent in Chicago, Illinois, on or before the Maturity Date (as defined in the Loan Agreement), the lesser of (i) _____________ and ___/100 Dollars ($_______), or (ii) the aggregate principal amount of all Loans made to Borrower by the Lender under and pursuant to the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.
     Borrower further promises to pay interest on the unpaid principal amount of all Loans outstanding from time to time, at the rate(s) and at the time(s) set forth in the Loan Agreement. The outstanding principal amount of all Loans shall be repaid by Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
     This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to the Maturity Date, or pursuant to which the Maturity Date may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.
     Except for such notices as may be expressly required under the Loan Documents, Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence. No failure to exercise, and no delay in exercising, any rights under any of the Loan Documents by Administrative Agent of any holder of this Note shall operate as a waiver of such rights.

EXHIBIT B-1

     This Note shall be governed and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

EXHIBIT B-2

     IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date set forth above.

BORROWER:

CAMPUS CREST COMMUNITIES
OPERATING PARTNERSHIP, LP, a Delaware
limited liability company

By:   Campus Crest Communities GP, LLC, a
         Delaware limited liability limited liability
         company, its General Partner

By:   Campus Crest Communities, Inc., a
         Maryland corporation, its Sole Member

By:
Donald L. Bobbitt, Jr., its Chief Financial Officer

CAMPUS CREST AT FORT WAYNE, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

CAMPUS CREST AT FORT COLLINS, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

EXHIBIT B-3

CAMPUS CREST AT CLARKSVILLE, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

CAMPUS CREST AT AMES, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

EXHIBIT B-4

EXHIBIT C-1
Ames Permitted Exceptions
Those matters set forth in Schedule B the Loan Policy of Title Insurance issued to the Administrative Agent by Chicago Title Insurance Company in connection with the Loan (order #230243)

EXHIBIT C-1

EXHIBIT C-2
Clarksville Permitted Exceptions
Those matters set forth in Schedule B the Loan Policy of Title Insurance issued to the Administrative Agent by Chicago Title Insurance Company in connection with the Loan (File Number #525534)

EXHIBIT C-2

EXHIBIT C-3
Fort Collins Permitted Exceptions
Those matters set forth in Schedule B the Loan Policy of Title Insurance issued to the Administrative Agent by Chicago Title Insurance Company in connection with the Loan (File No. #1463228)

EXHIBIT C-3

EXHIBIT C-4
Fort Wayne Permitted Exceptions
Those matters set forth in Schedule B the Loan Policy of Title Insurance issued to the Administrative Agent by Chicago Title Insurance Company in connection with the Loan (Policy #000416750)

EXHIBIT C-4

EXHIBIT D-1
Ames Budget
EXHIBIT D-1

EXHIBIT D-2
Clarksville Budget
EXHIBIT D-2

EXHIBIT D-3
Fort Collins Budget
EXHIBIT D-3

EXHIBIT D-4
Fort Wayne Budget
EXHIBIT D-4

EXHIBIT E
Form of Assignment and Acceptance
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Construction Loan and Security Agreement dated as of November 19, 2010 (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Loan Agreement”) among (i) CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership, (ii) CAMPUS CREST AT FORT WAYNE, LLC, a Delaware limited liability company, (iii) CAMPUS CREST AT FORT COLLINS, LLC, a Delaware limited liability company, (iv) CAMPUS CREST AT CLARKSVILLE, LLC, a Delaware limited liability company, and (v) CAMPUS CREST AT AMES, LLC, a Delaware limited liability company (collectively, jointly, and severally, “Borrower”), (viii) the several banks and financial institutions from time to time parties to the Loan Agreement (collectively, the “Lenders”) and (ix) The PrivateBank and Trust Company, an Illinois state chartered bank, as agent for the Lenders (in such capacity the “Administrative Agent”). Terms defined in the Loan Agreement are used herein with the same meaning. This Assignment and Acceptance, between the Assignor (as identified on Schedule 1 hereto) and the Assignee (as identified on Schedule 1 hereto) is dated as of the Effective Date (as specified on Schedule 1 hereto, the “Effective Date”).
     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, the interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement with respect to the credit facility described in the Loan Agreement (the “Assigned Facility”), in a principal amount and percentage of the credit facility as set forth in Schedule 1.
     The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) has delivered a copy of the Note held by it evidencing the Assigned Facility and requests that Administrative Agent exchange such Note for a new Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
EXHIBIT E-1

     The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Documents, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 3.8(c) of the Loan Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
     This Assignment and Acceptance is conditioned upon the acceptance of Administrative Agent pursuant to the Loan Agreement. The execution of this Assignment and Acceptance by Administrative Agent is evidence of this consent.
     From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for the period prior to the Effective Date or with respect to the making of this Assignment directly between themselves.
     From and after the Effective Date (a) the Assignee shall be a party to the Loan Agreement and, with respect to the Assigned Interest, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof, and (b) the Assignor shall, with respect to the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement.
     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Illinois.
EXHIBIT E-2

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

ACCEPTED BY ADMINISTRATIVE AGENT THE PRIVATEBANK AND TRUST COMPANY, as Administrative Agent
By:
Name:
Title:

EXHIBIT E-3

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

NAME OF ASSIGNOR:

NAME OF ASSIGNEE:

EFFECTIVE DATE OF ASSIGNMENT:

PRINCIPAL AMOUNT ASSIGNED	ASSIGNEE’S PRO RATA SHARE
(ASSIGNEE’S COMMITMENT):	IN LOAN
$	%
SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

EXHIBIT F
FORM OF DISBURSEMENT REQUEST
[BORROWER’S LETTERHEAD]
DRAW REQUEST NO.

TO:	The PrivateBank and Trust Company (“Administrative Agent”)
LOAN NO.	DATE
PROJECT
LOCATION
APPLICABLE
PROPERTY
BORROWER

FOR PERIOD ENDING
     In accordance with the Construction Loan and Security Agreement in the amount of $52,751,123.00 dated November 19, 2010, among Borrower, Administrative Agent and the Lenders as defined therein, Borrower requests that $                                           be advanced from Loan proceeds. The proceeds should be credited to the account of

Account No.                                           , at                                                                                                                                       .

1.	CURRENT DRAW REQUEST FOR HARD COSTS	$
2.	CURRENT DRAW REQUEST FOR SOFT COSTS	$
3.	TOTAL DRAW REQUEST	$

AUTHORIZED SIGNER:
Dated:
EXHIBIT F

EXHIBIT G
LETTERS OF CREDIT PROVISIONS
     Section 1 The Letter of Credit Commitment.
     (a) Subject to the terms and conditions set forth herein, (i) the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 1(a) of Exhibit G from time to time on any Business Day during the period from the date of this Agreement until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2 of Exhibit G, and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that the Issuing Lender shall not be obligated to make any Letter of Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such Letter of Credit Extension, (x) the outstanding amount of all Letter of Credit Obligations and all Loan Advances would exceed the combined Commitments, or (y) the outstanding amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (b) The Issuing Lender shall be under no obligation to issue any Letter of Credit if:
     (i) any order, judgment or decree of any tribunal or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Applicable Laws applicable to the Issuing Lender or any request or directive (whether or not having the force of Applicable Laws) from any tribunal with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Issuing Lender in good faith deems material to it;
     (ii) the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance unless the Required Lenders have approved such expiry date;
     (iii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;
     (iv) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;

EXHIBIT G-1

     (v) such Letter of Credit is in an initial amount less than Twenty-Five Thousand Dollars ($25,000.00), or is to be used for a purpose other than for Project Costs or denominated in a currency other than Dollars; or
     (vi) default of any Lender’s obligations to fund under this Section 1 of Exhibit G exists or any Lender is at such time a Defaulting Lender, unless the Issuing Lender has entered into satisfactory arrangements with the other Lenders to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender.
     (c) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (i) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     Section 2 Procedures for Issuance and Amendment of Letters of Credit.
     (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the Issuing Lender (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by Borrower. Such Letter of Credit Application must be received by the Issuing Lender and Administrative Agent not later than 11:00 a.m., at least two (2) Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require.
     (b) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the Issuing Lender will provide Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of

EXHIBIT G-2

Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.
     (c) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such renewal if (i) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in this Section 2 of Exhibit G is not then satisfied.
     (d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     Section 3 Drawings and Reimbursements; Funding of Participations.
     (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m., on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the Issuing Lender through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the Issuing Lender by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, Borrower shall be deemed to have requested an advance of Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the combined Commitments and the conditions set forth in Section 5 of the Agreement (other than the delivery of a Disbursement Request). Any notice given by the Issuing Lender or Administrative Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

EXHIBIT G-3

     (b) Each Lender (including the Lender acting as the Issuing Lender) shall upon any notice pursuant to the subsection above make funds available to Administrative Agent for the account of the Issuing Lender at the Principal Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m., on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of the subsection below, each Lender that so makes funds available shall be deemed to have made an advance of a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the Issuing Lender.
     (c) With respect to any Unreimbursed Amount that is not fully refinanced by an advance of a Base Rate Loan because the conditions set forth in Section 5 of the Agreement cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the Issuing Lender a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the Issuing Lender pursuant to the subsection above shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a participation in such Letter of Credit Borrowing from such Lender in satisfaction of its participation obligation under this Section 3 of Exhibit G.
     (d) Until each Lender funds its Loan Advance or participation in a Letter of Credit Borrowing pursuant to this Section 3 of Exhibit G to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Issuing Lender.
     (e) Each Lender’s obligation to make a Loan Advance or participation in such Letter of Credit Borrowing to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 3 of Exhibit G, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or an Unmatured Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make a Loan Advance pursuant to this Section 3 of Exhibit G is subject to the conditions set forth in Section 5.1 of the Agreement being satisfactory to Administrative Agent. No such reimbursement shall relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
     (f) If any Lender fails to make available to Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of Section 3(b) of Exhibit G by the time specified in Section 3(b) of Exhibit G, the Issuing Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the

EXHIBIT G-4

Issuing Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this Section 3(f) of Exhibit G shall be conclusive absent manifest error.
     Section 4 Repayment of Participations.
     (a) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s participation in a Letter of Credit Borrowing in respect of such payment in accordance with Section 3 of Exhibit G, if Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Commitment Percentage (appropriately adjusted, in the case of interest payments, to reflect the period of time Lender’s participation payment was outstanding) thereof in the same funds as those received by Administrative Agent.
     (b) If any payment received by Administrative Agent for the account of the Issuing Lender pursuant to Section 3(a) of Exhibit G is required to be returned (including pursuant to any settlement entered into by the Issuing Lender in its discretion) each Lender shall pay to Administrative Agent for the account of the Issuing Lender its Commitment Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     Section 5 Obligations Absolute. The obligation of Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, but not limited to, the following:
     (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (b) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (d) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of

EXHIBIT G-5

creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit; or
     (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.
     Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the Issuing Lender. Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
     Section 6 Role of the Issuing Lender. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the Issuing Lender nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the Issuing Lender nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in Section 1-Section 5 of Exhibit G; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence as determined by a final judgment of a court of competent jurisdiction or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     Section 7 Cash Collateral. Upon the request of Administrative Agent, (a) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and

EXHIBIT G-6

such drawing has resulted in an Letter of Credit Borrowing, or (b) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations (in an amount equal to such outstanding amount determined as of the date of such Letter of Credit Borrowing or the Letter of Credit Expiration Date, as the case may be). For the purposes hereof “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. Borrower hereby grants Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash and deposit account balances and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at The PrivateBank and Trust Company.
     Section 8 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued, (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.
     Section 9 Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the greater of (a) One Thousand Dollars ($1,000.00) or (b) two percent (2.0%) per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), provided however, the maximum Letter of Credit fee for a specific Letter of Credit shall be Ten Thousand Dollars ($10,000.00). Such fee for each Letter of Credit shall be due and payable on the date the Letter of Credit Application is delivered to the Issuing Lender and on the same date of each successive year thereafter until the Letter of Credit Expiration Date. At any time that the Principal Balance is accruing interest at the Default Rate, the Letter of Credit fee shall equal seven percent (7.0%).
     Section 10 Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

EXHIBIT G-7

EXHIBIT H
Required Insurance
General Information
1.		All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank

2.		The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing.

3.	Proof of coverage must be on the following forms:
Commercial Property: ACORD 28 - EVIDENCE OF COMMERCIAL PROPERTY INSURANCE form.
Personal Property: ACORD 27 EVIDENCE OF PERSONAL PROPERTY INSURANCE form.
Liability Insurance: Must be written on ACORD 25S or its equivalent.

4.		All property policies shall contain a standard mortgage clause in favor of The PrivateBank and shall provide for written notice to The PrivateBank of any non-renewal or cancellation or non-renewal. Certificates with disclaimers will NOT be accepted.

5.	.	The borrower must be the named insured. ____________________________________________________________

6.		Commercial / Personal Property & Builders Risk certificates must show The PrivateBank as Mortgagee and or Lender’s Loss Payee as follows:
The PrivateBank, its successors or assigns
Commercial Real Estate
70 West Madison, 8th Floor
Chicago, IL 60602
(The PrivateBank may be shown as “Mortgagee and or Lender’s Loss Payee As Their Interests May Appear” until the insurance agent receives release of interest from the prior lender. At that time, the insurance policies will need to be endorsed to show The PrivateBank as Mortgagee and or Lender’s Loss Payee.

7.	The property address must be identified as the insured property.

8.	All insurance companies must have the following ratings from AM Best’s Rating Guide:

Policy Rating	A-	Financial Rating	VII
9.	The insurance documentation must be signed by an authorized representative.
EXHIBIT H-1

Specific Requirements
1.	If the property policy is a blanket policy or limit, The PrivateBank must receive a schedule of the amount allocated to the property / rents or the amounts allocated to the property must be indicated on the certificate.

2.	Coverage must be on an “all risk” (Special Perils), 100% replacement cost basis without deduction for foundations and footings, and WITHOUT co-insurance. The co-insurance must be waived or an Agreed Amount endorsement must be included and either “No Co-insurance” or “Agreed Amount” must be indicated on the certificate.

3.	Ordinance or Law coverage providing for demolition and increased cost of construction, must be provided and indicated on the certificate.

4.	Other coverages such as earthquake, boiler and machinery (which includes the mechanics of the building, such as elevators), and flood will be required when these risks are present.

5.	Rent Loss or Business Income coverage shall be in an amount equal to 100% of the projected annual rents or revenue with a minimum period of indemnity of 12 months, or such greater period as The PrivateBank may require. This coverage needs to be written on a Gross Rental Income, Gross Profits or Extended Period of Indemnity form, not on an actual loss sustained basis which may terminate as soon as the premises are tenantable or operational.

6.	The PrivateBank and must be named as Additional Insured for all general liability coverage, with a minimum limit of $2,000,000 for any one occurrence.
Additional Requirements — Construction Loans
1.	Coverage must be All Risk Builders Risk Course of Construction, including earthquake and flood when these risks are present. The Builders Risk insurance amount must cover at least 100% of hard costs and not less than 25% of recurring soft costs.

2.	Under the Evidence of Property form — The builders risk coverage should make the following statement: “The General Contractor (name) is a named insured with respect to builders’ risk.”

3.	Rent coverage must be 100% of the anticipated annual rents (assuming full occupancy) written on a delayed income basis. The policy shall allow for partial or full occupancy.

4.	Coverage should also include permission to occupy clause.
EXHIBIT H-2

EXHIBIT I
Debt Service Coverage Ratio Test

Borrower:	CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP CAMPUS CREST AT FORT WAYNE, LLC CAMPUS CREST AT FORT COLLINS, LLC CAMPUS CREST AT CLARKSVILLE, LLC CAMPUS CREST AT AMES, LLC

Project Name: Determination Date (March 31, June 30, September 1 or December 31):	_______________ _______________

Calculation Period (12 month period following the Determination Date):	_______________

Debt Service:	_______________

Debt Amount:	_______________
GROSS REVENUES

Tenant	Rent

GROSS REVENUES: _______________
OPERATING EXPENSES
Real estate taxes: _______________
Insurance: _______________
Maintenance: _______________
Management Fee: _______________
Replacement Reserve: _______________
Other Miscellaneous: _______________
OPERATING EXPENSES: _______________
EXHIBIT I-1

DSCR CALCULATION
Net Operating Income (Gross Revenues less Operating Expenses): _______________
Debt Service: _______________
DSCR (Net Operating Income / Debt Service):_______________
Date: ____________________

BORROWER:

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, a Delaware limited liability company

By: Campus Crest Communities GP, LLC, a
       Delaware limited liability limited liability
       company, its General Partner

By: Campus Crest Communities, Inc., a
       Maryland corporation, its Sole
       Member

By:
Donald L. Bobbitt, Jr., its Chief Financial Officer

CAMPUS CREST AT FORT WAYNE, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

EXHIBIT I-2

CAMPUS CREST AT FORT COLLINS, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

CAMPUS CREST AT CLARKSVILLE, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

CAMPUS CREST AT AMES, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company, its manager
By:
Donald L. Bobbitt, Jr., its Manager

EXHIBIT I-3